Exhibit 2.1

EXECUTION COPY

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

RENTECH NITROGEN PARTNERS, L.P., as Buyer,

and

AGRIFOS HOLDINGS INC., as Seller,

Dated as of October 31, 2012

i

EXHIBITS AND SCHEDULES

Exhibits	Description	Section Reference

A	Form of Escrow Agreement	[§1.04(a)]
B	Form of Noncompetition Agreement	[§2.01(b)]
C	Parties to Noncompetition Agreement	[§2.01(b)]
D	Form of Right of First Refusal and Purchase Option Agreement	[§2.01(c)]
E	Form of Assignment and Assumption Agreement	[§2.01(d)]
F	Form of Special Warranty Deed	[§2.01(e)]
G	Form of Transitional Trademark License Agreement	[§2.01(f)]
H	Form of Letter Agreement regarding Easements	[§2.01(g)]
I	Form of Amended and Restated Limited Liability Company Agreement of the Company	[§2.01(h)]
J	Form of Letter Agreement regarding Phosphate Inventory	[§2.01(i)]
K	Form of LPA	[§2.01(j)]
L	Form of Press Release	[§5.05]
M	Sample Adjusted EBITDA Calculation	[§1.08(a)] and [1.08(i)(i)]
N	Form of Instruction Letter	[§8.02(c)]
O	Description of Jones Property	Annex I

Schedules	Description	Section Reference

1.06(a)	Closing Balance Sheet Company Accounting Principles	[§1.06(a)]
1.08(a)	Adjusted EBITDA Statement Company Accounting Principles	[§1.08(a)]
1.09(b)	Allocation Schedule	[§1.09(b)]
3.01(a)	Qualification	[§3.01(a)]
3.01(b)	Company Contracts and Assets	[§3.01(b)]
3.01(c)	Agrifos SPA Contracts and Assets	[§3.01(c)]
3.02(b)	Limited Liability Company Agreements	[§3.02(b)]
3.02(d)	Distribution Restrictions	[§3.02(d)]
3.04	Investments	[§3.04]
3.06	Consents and Approvals	[§3.06]
3.07	Company Financial Statements	[§3.07]
3.08(a)	Undisclosed Liabilities	[§3.08(a)]
3.08(b)	Outstanding Company Debt	[§3.08(b)]
3.09	Absence of Certain Changes and Events	[§3.09]
3.10	Encumbrances	[§3.10]
3.11	Sufficiency of Assets	[§3.11]
3.12(a)	Intellectual Property Rights	[§3.12(a)]
3.12(c)	License Agreements	[§3.12(c)]

3.12(d)	Infringement Claims	[§3.12(d)]
3.12(e)	Third Party Infringement	[§3.12(e)]
3.12(f)	Software	[§3.12(f)]
3.13	Real Property	[§3.13]
3.14	Insurance	[§3.14]
3.15(a)	Employees	[§3.15(a)]
3.15(b)	Compliance with Employment Laws	[§3.15(b)]
3.15(c)	Labor Complaints	[§3.15(c)]
3.15(d)	Work Disruptions	[§3.15(d)]
3.15(e)	Contractors	[§3.15(e)]
3.15(f)	Seller Employees	[§3.15(f)]
3.16(a)	Employee Benefit Plans	[§3.16(a)]
3.16(b)	Certain Employee Plans	[§3.16(b)]
3.16(c)	Pension Plans	[§3.16(c)]
3.16(f)	Employee Plan Compliance	[§3.16(f)]
3.16(g)	Accelerated Payments	[§3.16(g)]
3.16(h)	Post-Termination Benefits	[§3.16(h)]
3.16(j)	Indebtedness	[§3.16(j)]
3.16(l)	Welfare Plan Funding	[§3.16(l)]
3.17	Contracts	[§3.17(a)]
3.18	Proceedings	[§3.18]
3.19	Taxes	[§3.19(a)]
3.20(a)	Compliance with Law	[§3.20(a)]
3.20(b)	Permits	[§3.20(b)]
3.21	Environmental Matters	[§3.21]
3.22	Certain Affiliated Interests	[§3.22]
3.24	Distributors	[§3.24]
5.02	Pre-Closing Conduct of Seller	[§5.02]
6.01(j)	Payoff Indebtedness	[§6.01(j)]
8.06	Closing Date Bonus Payment	[§8.06]
9.02	Seller Environmental Matters	[§9.02(a)(vi)]
A-I	Gypsum Stack 1 Photograph	[Annex A-I]

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

MEMBERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of October 31, 2012, between Rentech Nitrogen Partners, L.P., a Delaware limited partnership (“Buyer”), and Agrifos Holdings Inc., a Delaware corporation (“Seller”).

SUMMARY OF TRANSACTION

Seller owns all of the issued and outstanding limited liability company membership interests of Agrifos LLC (collectively, the “Interests”), a Delaware limited liability company (the “Company”). Buyer desires to purchase, and Seller desires to sell, all of the Interests upon the terms and subject to the satisfaction of the conditions set forth in this Agreement.

For U.S. federal and state income tax purposes, the parties intend to treat all consideration paid hereunder to Seller, including the Common Units and the Supplemental Unit, as received from Buyer in exchange for the assets of the Company Group in a transaction that is (a) part sale of such assets and (b) part contribution of such assets in exchange for the Common Units and the Supplemental Unit received in a non-taxable exchange pursuant to Section 721 of the Code at the Closing, even though the value of the Common Units to be delivered in substitution for the Supplemental Unit may not be finally determined until the occurrence of certain conditions and events after the Closing.

To effect such transactions and in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

SALE OF INTERESTS AND TERMS OF PAYMENT

Section 1.01 Sale of the Interests. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing Seller will sell, assign, transfer and deliver to Buyer, and Buyer will purchase and acquire from Seller, the Interests free and clear of all Encumbrances.

Section 1.02 Consideration. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, transfer and delivery of the Interests, Buyer will pay or cause to be paid: (a) the Initial Purchase Price to be paid at the Closing, plus the Post-Closing Addition or minus the Post-Closing Reduction to be paid after the Closing in an amount determined pursuant to Section 1.06; and (b) the Supplemental Purchase Price which shall be initially satisfied through the delivery of the Supplemental Unit at the Closing, and which shall be subject to the satisfaction of the performance conditions set forth in and subject to the adjustments in the manner contemplated by Section 1.08 (collectively, the “Purchase Price”). The “Initial Purchase Price” shall be an initial amount equal to the aggregate of the Initial Cash Purchase Price and the Initial Equity Purchase Price. The “Initial Cash Purchase Price” shall be an initial amount equal to (i) One Hundred Thirty Seven Million Nine Hundred Twenty Thousand Dollars ($137.92 million), less (ii) the amount of the Closing Reduction, if any, plus (iii) the amount of the Estimated Cash and Cash Equivalents, plus (iv) the amount of the Closing Addition, if any. The “Initial Equity Purchase

Price” shall be a number of Common Units equal to (A) Twenty Million Dollars ($20 million) divided by (B) the VWAP on the date hereof (such number of Common Units to be rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up). At the Closing, Buyer shall pay or cause to be paid, or deliver or caused to be delivered, cash and securities in the amounts, to the Persons and in the manner set forth in Section 1.04.

Section 1.03 Closing Statements.

(a) On or prior to the Closing Date, Seller shall deliver to Buyer Payoff Letters pursuant to Section 5.11 and a statement (the “Loan Pay-Off Statement”) which sets forth, by creditor or counterparty, that portion of the Payoff Amount for which no Payoff Letter has been executed.

(b) On or prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Transaction Expense Statement”) which sets forth, by payee, the aggregate amount of the Estimated Transaction Expenses in accordance with Section 1.06(a).

(c) On or prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Cash and Cash Equivalents Statement”) which sets forth the Estimated Cash and Cash Equivalents in accordance with Section 1.06(a).

(d) On or prior to the Closing Date, Seller shall deliver to Buyer an estimated Closing Balance Sheet (the “Estimated Closing Balance Sheet”) and a calculation of the Estimated Net Working Capital and the Estimated Closing Date Indebtedness, in accordance with Section 1.06(a). The Estimated Closing Balance Sheet shall be accompanied by a statement (the “Provisional Sales Statement”) of each Provisional Sale of ammonium sulfate reflected in “accounts receivable, trade” in the Estimated Net Working Capital, including the tonnage and Provisional Sales Price thereof.

Section 1.04 Payment of Initial Purchase Price. Buyer shall deliver, or cause to be delivered, the following at Closing:

(a) to Computershare Trust Company, N.A. (the “Escrow Agent”), (i) Two Million Five Hundred Thousand Dollars ($2.5 million) in immediately available funds (the “Price Adjustment Escrow Amount”), (ii) a number of Common Units arrived at by dividing Six Million Dollars ($6 million) by the VWAP on the date hereof (such number of Common Units to be rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up) (the “General Indemnity Escrow Amount”), (iii) the sum of (A) Four Million Dollars ($4 million) in immediately available funds (the “Initial Additional Indemnity Cash Amount”) and (B) a number of Common Units arrived at by dividing Six Million Dollars ($6 million) by the VWAP on the date hereof (such number of Common Units to be rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up) (collectively, with the Initial Additional Indemnity Cash Amount, the “Additional Indemnity Escrow Amount”) and (iv) Seven Hundred Fifty Thousand Dollars ($750,000) in immediately available funds (the “Sales and Use Tax Indemnity Escrow Amount”), by wire transfer of such immediately available funds and delivery of such Common Units in book-entry form to the

Escrow Agent, to be held in escrow in accordance with the terms and conditions of an Escrow Agreement (the “Escrow Agreement”) in the form of Exhibit A;

(b) on behalf of the Company Group, to such account or accounts as designated by (i) if a Payoff Letter has been executed in respect of such Company Debt, the applicable lender or agent in each Payoff Letter, an amount in immediately available funds equal to that portion of the Payoff Amount for the Company Debt to which such Payoff Letter relates and (ii) if no Payoff Letter has been executed in respect of such Company Debt, the applicable creditor or counterparty, an amount equal to that portion of the Payoff Amount for such Company Debt as set forth in the Loan Pay-Off Statement;

(c) on behalf of the Company Group, to the account or accounts as Seller specifies to Buyer in the Estimated Transaction Expense Statement, the aggregate amount of the Estimated Transaction Expenses;

(d) on behalf of the Operating Subsidiary, to Buyer, the aggregate amount of the Estimated Pension and Retiree Liability, which Buyer shall retain for the account of the Operating Subsidiary;

(e) on behalf of the Company Group, to the account or accounts as specified by Buyer, an amount equal to the sum of (i) the Closing Date Bonus Payment which shall be paid in accordance with Section 8.06 and (ii) Closing Date Bonus FICA (the payments made under Sections 1.04(b) through (e) being referred to herein as the “Company Group Closing Payment”); and

(f) to Seller, (i) immediately available funds (by wire transfer) representing the Initial Cash Purchase Price less the cash amounts paid pursuant to Sections 1.04(a) through (e) (the “Initial Seller Cash Payment”), (ii) Common Units representing the Initial Equity Purchase Price (by delivery of certificates) less the amount of Common Units delivered to the Escrow Agent pursuant to Section 1.04(a), and (iii) the Supplemental Unit (by delivery of a certificate).

Section 1.05 Characterization of Payments. The payments made pursuant to Sections 1.04(a) and 1.04(f) shall be considered payments from Buyer to Seller. The Company Group Closing Payment, as adjusted hereunder, shall be considered payments on behalf of the Company Group and in respect of obligations and liabilities of the Company Group.

Section 1.06 Adjustment of Initial Purchase Price.

(a) Adjustment at Closing. In accordance with Section 1.03, Seller shall deliver to Buyer the Estimated Closing Balance Sheet and a good faith calculation of the Estimated Net Working Capital based upon the Estimated Closing Balance Sheet, the Estimated Closing Date Indebtedness, the Estimated Transaction Expenses and the Estimated Cash and Cash Equivalents, together with reasonable supporting calculations and supporting documentation therefor. The Estimated Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, except for the Company Accounting Principles set forth in Schedule

1.06(a), compliance with GAAP shall control. Seller will consider in good faith any revisions to the calculations set forth in the Estimated Closing Balance Sheet proposed by Buyer and the Estimated Closing Balance Sheet shall be modified accordingly to reflect any revisions agreed upon by Buyer and Seller. At the Closing, as provided in Section 1.02, the Initial Cash Purchase Price shall be determined in part by (i) reducing it by the amount, if any, by which the Base-Line Net Working Capital exceeds the Estimated Net Working Capital, or (ii) increasing it by the amount, if any, by which the Estimated Net Working Capital exceeds the Base-Line Net Working Capital. The reduction in and addition to the Initial Cash Purchase Price referred to in the preceding sentence are hereafter collectively referred to as the “Closing Reduction” and “Closing Addition,” respectively. In addition, as provided in Sections 1.04(b) through (e), a portion of the Initial Cash Purchase Price shall be used to make the Company Group Closing Payment.

(b) Final Closing Balance Sheet. No later than one hundred twenty (120) days after the Closing Date, Buyer will deliver to Seller the final Closing Balance Sheet (the “Final Closing Balance Sheet”) and the calculations of the Final Net Working Capital based upon the Final Closing Balance Sheet, as well as the Final Closing Date Indebtedness, the Final Transaction Expenses, the Final Cash and Cash Equivalents and the Final Pension and Retiree Liability. The Final Closing Balance Sheet shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that all accounts receivable amounts will reflect the most recent information available regarding the value of receivables subject to any provisional pricing arrangements; and provided, further, that in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, except for the Company Accounting Principles set forth on Schedule 1.06(a), compliance with GAAP shall control. The Final Closing Balance Sheet shall be accompanied by a statement (the “Final Sales Statement”) of each Final Sale of ammonium sulfate that was a Provisional Sale as of immediately prior to the Closing, including the tonnage and Final Sales Price thereof. Additionally, Seller shall direct Buck Consultants, LLC and PricewaterhouseCoopers LLP to prepare the calculation of the Final Pension and Retiree Liability as of the Closing Date by Buck Consultants, LLC updating the Pension Reports for the Pension Underfunding and PricewaterhouseCoopers LLP updating the Actuarial Valuation for the Retiree Obligation, in each case, as of the Closing Date using the same methodology as was used to prepare the Pension Reports and Actuarial Valuation. Seller shall direct such firms to deliver such calculation to Buyer and Seller no later than one hundred twenty (120) days after the Closing Date. The Final Pension and Retiree Liability, as determined by Buck Consultants, LLC and PricewaterhouseCoopers LLP, shall be final, conclusive and binding on the parties, absent manifest error. The cost of such updates prepared by Buck Consultants, LLC and PricewaterhouseCoopers LLP shall be paid by Seller.

(c) Review by Seller; Dispute Resolution.

(i) Following receipt of the Final Closing Balance Sheet, Seller will be afforded a period of sixty (60) days to review the Final Closing Balance Sheet and the Final Sales Statement and the calculations of the Final Net Working Capital, the Final Closing Date Indebtedness, the Final Transaction Expenses and the Final Cash and Cash Equivalents during which period Seller and its advisors shall have the right to inspect the work papers generated by Buyer in preparation of the Final Closing Balance Sheet and the Final Sales Statement and such calculations and shall have reasonable access, during normal business hours, to the Company Group’s relevant personnel and to information, books and records of the Company Group reasonably requested by Seller and relevant to the Final Closing Balance Sheet, the Final Sales Statement and such calculations. At or before the end of such 60-day review period, Seller will either (A) accept the Final Closing Balance Sheet and the Final Sales Statement in their entirety, in which case Buyer’s calculations shall be final, conclusive and binding on the parties, or (B) deliver to Buyer written notice and a written explanation of those items in the Final Closing Balance Sheet or Final Sales Statement which Seller disputes and the proposed modification of such calculations, in which case only the items identified shall be deemed to be in dispute and the other items shall be deemed to be accepted; provided, however, that the only bases for objection with respect to the Final Net Working Capital calculation shall be (1) non-compliance with GAAP, the Company Accounting Principles or the provision regarding accounts receivable amounts in Section 1.06(b), as applicable and (2) computational errors. Seller shall be deemed to have accepted the Final Closing Balance Sheet and the Final Sales Statement in their entirety, and to have agreed with all items and amounts contained in the Final Closing Balance Sheet, the Final Sales Statement and Buyer’s calculations of the Final Net Working Capital, the Final Closing Date Indebtedness, the Final Transaction Expenses and the Final Cash and Cash Equivalents if it fails to deliver such notice and explanation of any items it disputes at or before the end of such 60-day review period. Within a further period of twenty (20) days from the end of the aforementioned review period, the parties and their accountants will attempt to resolve in good faith any disputed items.

(ii) Failing such resolution, either Seller or Buyer may refer the unresolved disputed items for final binding resolution to the Dispute Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating the Final Net Working Capital, the Final Closing Date Indebtedness, the Final Transaction Expenses and/or the Final Cash and Cash Equivalents. In making such calculations, the Dispute Accountants shall consider only those items or amounts in the Final Closing Balance Sheet, the Final Sales Statement or the calculations of the Final Net Working Capital, the Final Closing Date Indebtedness, the Final Transaction Expenses and/or the Final Cash and Cash Equivalents as to which Buyer and Seller have disagreed and shall be instructed that it may not resolve any amounts in dispute such that the resolution is greater than the greatest amount proposed by the parties or less than the least amount proposed by the parties. The Dispute Accountants shall deliver to Buyer and Seller, within thirty (30) days of reference of the matter to the Dispute Accountants, a report setting forth its calculations, which shall be prepared in accordance with the standards set forth in Section 1.06(b). The decision of such Dispute Accountants will be nonappealable and incontestable by the parties and will not be subject to collateral attack for any reason. The cost of such review and report shall be paid half by Buyer and half by Seller.

(iii) In the event the Dispute Accountants refuse the engagement under this Section 1.06(c), Buyer and Seller shall mutually agree on another nationally recognized firm of certified public accountants having no material relationship with the Company Group, Buyer or Seller (the “Alternative Dispute Accountant”) to resolve any disputes according to Section 1.06(c). If within thirty (30) days, Buyer and Seller fail to mutually agree on an Alternative Dispute Accountant, Buyer and Seller shall thereafter promptly cause the American Arbitration Association to appoint the Alternative Dispute Accountant, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with the Company Group, Buyer or Seller or their respective Affiliates. The fees and expenses of the Alternative Dispute Accountant shall be apportioned in the same manner as described in Section 1.06(c)(ii).

(d) Adjustment after Closing. After the Closing, the Initial Seller Cash Payment shall be (i) (A) reduced by the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital, or (B) increased by the amount, if any, by which the Final Net Working Capital is greater than the Estimated Net Working Capital, (ii) (A) reduced by the amount, if any, by which the Estimated Cash and Cash Equivalents exceeds the Final Cash and Cash Equivalents, or (B) increased by the amount, if any, by which the Final Cash and Cash Equivalents exceeds the Estimated Cash and Cash Equivalents, (iii) (A) increased by the amount, if any, by which the Estimated Closing Date Indebtedness exceeds the Final Closing Date Indebtedness, or (B) reduced by the amount, if any, by which the Final Closing Date Indebtedness exceeds the Estimated Closing Date Indebtedness, (iv) (A) increased by the amount, if any, by which the Estimated Transaction Expenses exceed the Final Transaction Expenses, or (B) reduced by the amount, if any, by which the Final Transaction Expenses exceed the Estimated Transaction Expenses, and (v) (A) increased by the amount, if any, by which the Estimated Pension and Retiree Liability exceeds the Final Pension and Retiree Liability, or (B) reduced by the amount, if any, by which the Final Pension and Retiree Liability exceeds the Estimated Pension and Retiree Liability. The aggregate net reduction in or addition to the Initial Seller Cash Payment calculated pursuant to this Section 1.06(d) shall be referred to in this Agreement as the “Post-Closing Reduction” (in the case of an aggregate net reduction to the Initial Seller Cash Payment) or as the “Post-Closing Addition” (in the case of an aggregate net addition to the Initial Seller Cash Payment).

(e) Adjustment Payment. After the Final Closing Balance Sheet, the Final Sales Statement and the calculation of the Final Net Working Capital, the Final Closing Date Indebtedness, the Final Transaction Expenses and the Final Cash and Cash Equivalents become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(c) and the Final Pension and Retiree Liability becomes final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(b), then:

(i) If any Post-Closing Addition is required, then Seller shall be entitled to receive a disbursement in accordance with the Escrow Agreement of all Escrow Funds in the Price Adjustment Escrow Account and Buyer will also pay Seller the amount of the Post-Closing Addition in immediately available funds by wire transfer made within ten (10) Business Days after the final determination of the amount of the Post-Closing Addition pursuant to Section 1.06(d).

(ii) If any Post-Closing Reduction is required, then Buyer shall be entitled to receive a disbursement in accordance with the Escrow Agreement from the Price Adjustment Escrow Account in an amount equal to the Post-Closing Reduction and, to the extent sufficient funds are not available therein, Seller will pay to Buyer the amount of such deficiency in immediately available funds by wire transfer made within ten (10) Business Days after the final determination of the amount of the Post-Closing Reduction pursuant to Section 1.06(d) (or, at Buyer’s election, Buyer shall be entitled to receive a disbursement in accordance with the

Escrow Agreement from the General Indemnity Escrow Account or Additional Indemnity Escrow Account in an amount equal to such deficiency); provided, however, that if the amount of the Escrow Funds in the Price Adjustment Escrow Account exceeds the amount of the Post-Closing Reduction, such excess after payment of the Post-Closing Reduction to Buyer shall be disbursed to Seller in accordance with the Escrow Agreement.

Section 1.07 Escrow. On the Closing Date, as provided in Section 1.04(a), Buyer shall deposit with the Escrow Agent the Price Adjustment Escrow Amount into an escrow account (the “Price Adjustment Escrow Account”), the General Indemnity Escrow Amount into an escrow account (the “General Indemnity Escrow Account”), the Additional Indemnity Escrow Amount into an escrow account (the “Additional Indemnity Escrow Account”) and the Sales and Use Tax Indemnity Escrow Amount in an escrow account (the “Sales and Use Tax Indemnity Escrow Account” and, together with the Price Adjustment Escrow Account, the General Indemnity Escrow Account and the Additional Indemnity Escrow Account, the “Escrow Accounts”). The Escrow Agent shall hold each Escrow Account separately from the other Escrow Accounts as provided in the Escrow Agreement. Upon completion of such deposits, Buyer shall have no further obligation to pay such amounts to Seller. The Escrow Funds shall be distributed by the Escrow Agent as provided in the Escrow Agreement. Buyer and Seller shall each pay half of all fees and expenses of the Escrow Agent. Seller shall be considered the owner of Escrow Income that constitutes taxable income for United States federal income and other Tax purposes.

Section 1.08 Supplemental Purchase Price. In addition to the Initial Purchase Price, as may be adjusted pursuant to Section 1.06, the supplemental purchase price (the “Supplemental Purchase Price”), if any, shall be calculated in accordance with this Section 1.08.

(a) Adjusted EBITDA Statement. Buyer shall prepare unaudited financial statements for the Operating Subsidiary attributable to its operations at the Facility for each of the years ending December 31, 2013 and 2014 (the “Financial Statements”) based on the consolidating financial statements Buyer uses to prepare its audited financial statements it files with the SEC, including any relevant audit adjustments therein. The Financial Statements shall be prepared in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that (i) in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, except for the Company Accounting Principles set forth in Schedule 1.08(a), compliance with GAAP shall control, (ii) where an accounting or reporting matter may not be determined specifically by GAAP, such as the allocation of certain expenses within the category of “costs of products sold” or “cost of sales”, (A) in the event that the Operating Subsidiary applied a Company Accounting Principle prior to Closing with respect to such accounting or reporting matter, such Company Accounting Principle shall control if such Company Accounting Principle is not inconsistent with GAAP; and (B) in the event that the Operating Subsidiary did not apply a Company Accounting Principle with respect to such accounting or reporting matter, the Buyer Accounting Principles shall control if such Buyer Accounting Principles are not inconsistent with GAAP and (iii) notwithstanding anything to the contrary in this Agreement, any bonus payments to employees of the Operating Subsidiary during the Earn-out Period will be included in Actual SG&A Costs and not within any other category within operating income in the Financial Statements. By April 30, 2015, Buyer shall prepare and deliver to Seller the Financial Statements and a statement of the cumulative Adjusted EBITDA (the “Adjusted EBITDA Statement”) for the Earn-out Period. An example of the calculation of Adjusted EBITDA is set forth in Exhibit M. The Adjusted EBITDA Statement also shall be accompanied by a calculation of the amount of the Supplemental Purchase Price, if any. Subject to Section 1.08(d), the amount of the Supplemental Purchase Price shall equal the product (which shall not be less than zero) of (1) (I) the cumulative amount of the Adjusted EBITDA for the Earn-out Period, less (II) Fifty Five Million Dollars ($55 million), multiplied by (2) two (2.0); provided, however, that the amount of the Supplemental Purchase Price shall not exceed Fifty Million Dollars ($50 million). As provided in Section 1.08(c), the Supplemental Unit shall entitle Seller to receive the number of Common Units corresponding to the Supplemental Purchase Price, if any.

(b) Dispute Resolution.

(i) Following receipt of the Adjusted EBITDA Statement, Seller will be afforded a period of sixty (60) days to review the Adjusted EBITDA Statement and the calculations of the Adjusted EBITDA, during which period Seller and its advisors shall have the right to inspect the work papers generated by Buyer in preparation of the Adjusted EBITDA Statement and such calculations and have reasonable access, during normal business hours, to the Company Group’s relevant personnel and to information, books and records of the Company Group reasonably requested by Seller and relevant to the Adjusted EBITDA Statement and such calculations. At or before the end of such 60-day review period, Seller will either (A) accept the Adjusted EBITDA Statement in its entirety, in which case Buyer’s calculations shall be final, conclusive and binding on the parties, or (B) deliver to Buyer written notice and a written explanation of those items in the Adjusted EBITDA Statement which Seller disputes and the proposed modification of such calculations, in which case only the items identified shall be deemed to be in dispute and the other items shall be deemed to be accepted; provided, however, that the only bases for objection with respect to the Adjusted EBITDA calculation shall be (1) non-compliance with GAAP or the Company Accounting Principles, as applicable, or the definition of “Adjusted EBITDA” or the related defined terms, (2) computational errors or (3) Buyer’s non-compliance with the last sentence of Section 1.08(f). Seller shall be deemed to have accepted the Adjusted EBITDA Statement in its entirety, and to have agreed with all items and amounts contained in the Adjusted EBITDA Statement and Buyer’s calculations of the Adjusted EBITDA, if it fails to deliver such notice and explanation of any items it disputes at or before the end of such 60-day review period. Within a further period of twenty (20) days from the end of the aforementioned review period, the parties and their accountants will attempt to resolve in good faith any disputed items.

(ii) Failing such resolution, either Seller or Buyer may refer the unresolved disputed items for final binding resolution to the Dispute Accountants to review this Agreement and the disputed items or amounts for the purpose of calculating the Adjusted EBITDA. In making such calculations, the Dispute Accountants shall consider only those items or amounts in the Adjusted EBITDA Statement or the calculations of the Adjusted EBITDA as to which Buyer and Seller have disagreed and shall be instructed that it may not resolve any amounts in dispute such that the resolution is greater than the greatest amount proposed by the parties or less than the least amount proposed by the parties. The Dispute Accountants shall deliver to Buyer and Seller, within thirty (30) days of reference of the matter to the Dispute Accountants, a report setting forth its calculations, which shall be prepared in accordance with the standards set forth in Section 1.08(a). The decision of such Dispute Accountants will be final, conclusive and binding upon the parties and will not be subject to collateral attack for any reason. The cost of such review and report shall be paid half by Buyer and half by Seller.

(iii) In the event the Dispute Accountants refuse the engagement under this Section 1.08(b), Buyer and Seller shall mutually agree on an Alternative Dispute Accountant to resolve any disputes according to this Section 1.08(b). If within thirty (30) days, Buyer and Seller fail to mutually agree on an Alternative Dispute Accountant, Buyer and Seller shall thereafter promptly cause the American Arbitration Association to appoint the Alternative Dispute Accountant, and in making its determination with respect to such appointment, the American Arbitration Association shall take into account, and attempt to avoid appointing an accounting firm with, any significant preexisting relationship with the Company Group, Buyer or Seller or their respective Affiliates. The fees and expenses of the Alternative Dispute Accountant shall be apportioned in the same manner as described in Section 1.08(b)(ii).

(c) Payment of Supplemental Purchase Price. After the calculation of the Adjusted EBITDA becomes final, conclusive and binding upon the parties in accordance with the provisions of Section 1.08(b), and without any action on the part of Buyer or Seller, in accordance with the LPA the Supplemental Unit shall automatically convert into the number of Common Units set forth in this Section 1.08(c), which Common Units shall be delivered by Buyer in accordance with this Section 1.08(c) upon conversion of the Supplemental Unit. Within five (5) Business Days after the calculation of the Adjusted EBITDA becomes final, conclusive and binding upon the parties in accordance with the provisions of Section 1.08(b) subject to Buyer’s right to withhold, set-off and apply amounts in accordance with Section 9.04, Buyer shall deliver (i) to Seller ninety percent (90%) of the number of Common Units arrived at by dividing the Supplemental Purchase Price by the VWAP as of December 31, 2014 (rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up), and (ii) to the Escrow Agent the remaining ten percent (10%) of the number of Common Units arrived at by dividing the Supplemental Purchase Price by the VWAP as of December 31, 2014 (rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up), which ten percent (10%) amount shall be deposited into the Additional Indemnity Escrow Account to be held and disbursed in accordance with the terms governing such Additional Indemnity Escrow Account under the Escrow Agreement, provided, that, if the Supplemental Purchase Price is zero, in accordance with the LPA the Supplemental Unit shall be canceled and extinguished and Seller will not be entitled to receive any Common Units or other amount in substitution for the Supplemental Unit. The delivery of the Common Units shall be made by delivery of certificates representing such Common Units (in the case of Seller) and a statement of holdings of Common Units in book-entry form (in the case of the Escrow Agent). At the option of Buyer, all of such Common Units delivered to Seller or the Escrow Agent may be redeemed for cash in accordance with the LPA. Buyer may exercise such right of redemption by delivering written notice of such exercise to Seller within five (5) Business Days of the date that the calculation of the Adjusted EBITDA becoming final, conclusive and binding upon the parties in accordance with the provisions of Section 1.08(b). Seller agrees that the Supplemental Unit shall not be transferrable in whole or in part and the Common Units received in substitution for the Supplemental Unit shall be subject to the resale restrictions set forth in Section 8.02.

(d) Supplemental Option. Notwithstanding anything to the contrary set forth in this Agreement and prior to the delivery of Common Units upon conversion of the Supplemental Unit in accordance with Section 1.08(c), Buyer shall have the option (the “Supplemental Option”) to either (i) redeem the Supplemental Unit for an amount equal to Fifty Million Dollars ($50 million) (the “Supplemental Redemption Amount”) in immediately available funds or (ii) convert the Supplemental Unit into a number of Common Units arrived at by dividing the Supplemental Redemption Amount by the VWAP as of the date of the Supplemental Option Notice (rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up) (in either case, the “Supplemental Payment”), in either case, in accordance with the terms of the LPA. If Buyer elects to exercise such option, it shall deliver written notice thereof (the “Supplemental Option Notice”) to Seller and the Supplemental Option shall be deemed to be exercised upon such delivery. Subject to Buyer’s right to withhold, set-off and apply amounts in accordance with Section 9.04, within five (5) Business Days of the date of the Supplemental Option Notice, Buyer shall deliver ninety percent (90%) of the Supplemental Payment to Seller and the remaining ten percent (10%) of the Supplemental Payment to the Escrow Agent, which ten percent (10%) amount shall be deposited into the Additional Indemnity Escrow Account to be held and disbursed in accordance with the terms governing such Additional Indemnity Escrow Account under the Escrow Agreement. The delivery of any Common Units comprising the Supplemental Payment shall be made by delivery of certificates representing such Common Units (in the case of Seller) and a statement of holdings of Common Units in book-entry form (in the case of the Escrow Agent). No fractional Common Units will be delivered to Seller or the Escrow Agent under this Section 1.08(d). Any such fractional Common Unit shall be rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up. Upon the completion of the Supplemental Payment to Seller, Buyer shall have no further obligation to pay any further Supplemental Purchase Price.

(e) No Duplication of Payments. For the avoidance of doubt, in no circumstance shall Buyer be required to pay both the Supplemental Purchase Price and the Supplemental Payment. In the event that a Supplemental Option Notice is delivered, Buyer will be required to make the Supplemental Payment and will not be required to pay the Supplemental Purchase Price under any circumstances.

(f) Buyer Discretion. Seller understands and acknowledges that control of all business decisions regarding the Company Group (including, without limitation, sales and marketing, capital expenditures, product pricing, product development, product deployment, employee hiring and retention, subcontracting authority, facilities management and acquisitions or dispositions of assets (and the timing thereof)), from and after the Closing Date shall be the ultimate right of the board of directors of the General Partner, and that Buyer may operate its business and the business of its Subsidiaries (including the Company Group) in the manner it deems appropriate. Notwithstanding the foregoing, Buyer shall not take any action in bad faith with the intent of depriving Seller of the benefit of the Supplemental Purchase Price provided for herein.

(g) Securities Law Compliance. Notwithstanding anything to the contrary in this Agreement, Buyer shall not be required to issue Common Units to Seller under Section 1.08(c) or 1.08(d) unless, as reasonably requested by Buyer, prior to receiving such Common

Units, Seller executes and delivers to Buyer one or more documents representing as to certain matters in support of the exemption, acknowledging the restricted nature of such Common Units and representing that Seller is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.

(h) Mergers, Consolidations, etc.

(i) If (A) Buyer effects any merger or consolidation of Buyer with or into another entity, (B) Buyer effects any sale of all or substantially all of its assets in one or a series of related transactions, (C) any tender offer or exchange offer (whether by Buyer or another person or entity) is completed pursuant to which holders of Common Units are permitted to tender or exchange their units for other securities, cash or property, or (D) Buyer effects any reclassification of the Common Units or any compulsory unit exchange pursuant to which the Common Unit is effectively converted into or exchanged for other securities, cash or property (each, a “Fundamental Transaction”), then in lieu of any Common Units Seller may be entitled to receive under this Section 1.08 following the Fundamental Transaction, Seller shall have the right to receive (subject to the conditions to the issuance of such Common Units hereunder) the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been the holder of such Common Units immediately prior to the Fundamental Transaction; provided, however, that Buyer may not engage in any Fundamental Transaction unless the counterparty to any such Fundamental Transaction executes an agreement acknowledging the foregoing. Notwithstanding the foregoing, if the holders of Common Units in any such Fundamental Transaction are afforded an election or are otherwise permitted or required to exchange such Common Units for two or more alternate forms of consideration, then after such Fundamental Transaction Seller shall have the right to receive the same amount and kind of securities, cash or property for which a holder of Common Units would have been entitled to receive if it failed to exercise such rights of election (provided that, if the amount and kind of securities, cash or property receivable upon such Fundamental Transaction is not the same for each Common Unit in respect of which such rights of election shall not have been exercised (a “non-electing unit”), then for the purpose of this Section 1.08(h), the amount and kind of securities, cash or property receivable by Seller after such Fundamental Transaction shall be deemed to be the amount and kind so receivable per unit by a plurality of the holders of non-electing units).

(ii) In the event that, prior to December 31, 2014, Buyer or its Subsidiaries sells the Operating Subsidiary or all or substantially all of its assets (which shall, in any event, include the Facility) (whether such sale is structured as a sale of equity, a sale of assets, a merger or otherwise) to a third party purchaser that is not an Affiliate of Buyer (which shall not include Lender or any other lender of Buyer or any of its Affiliates) (a “Subsequent Purchaser”), Buyer will require the Subsequent Purchaser to assume, effective upon the closing of such sale, the obligations under this Agreement with respect to the payment of the Supplemental Purchase Price (replacing Buyer with the identity of the Subsequent Purchaser and making other reasonable modifications in light of the sale); provided, however, that such Subsequent Purchaser shall be required to pay the entire Supplemental Purchase Price in cash; and provided, further, that Buyer shall nonetheless remain liable for such obligations (which may be satisfied with Common Units) in the event they are not performed by the Subsequent Purchaser.

(i) Adjusted EBITDA.

(i) Calculation. For purposes of this Section 1.08, “Adjusted EBITDA” for the Earn-out Period shall equal the sum of (without duplication of any of the following adjustments): (A) aggregate Reported EBITDA for such period; plus (B) the FMV Adjustment, if any, for such period; plus (C) the Ammonium Sulfate Turnaround Adjustment, if any, for such period; plus (D) the Sulfuric Acid Plant Turnaround Adjustment, if any, for such period; plus (E) the amount by which Actual Other Operating Costs, if any, for (1) calendar year 2013 exceed the 2013 Actual Other Operating Costs Cap and (2) calendar year 2014 exceed the 2014 Actual Other Operating Costs Cap; plus (F) the amount by which Actual Turnaround Costs, if any, for such period exceed the Actual Turnaround Costs Cap; plus (G) the amount by which Actual SG&A Costs, if any, for (1) calendar year 2013 exceed the 2013 Actual SG&A Costs Cap and (2) calendar year 2014 exceed the 2014 Actual SG&A Costs Cap; plus (H) the Other Cost Adjustments, if any, for the period. For illustrative purposes only, a sample calculation of Adjusted EBITDA is attached hereto as Exhibit M.

(ii) Definitions. For purposes of determining Adjusted EBITDA, the following terms shall have the following meanings:

(A) “2013 Actual Other Operating Costs Cap” means, for calendar year 2013, (1) Twenty Eight Million Five Hundred Thousand Dollars ($28.5 million) plus (2) any Deductible Costs that constitute Actual Other Operating Costs for 2013.

(B) “2013 Actual SG&A Costs Cap” means, for calendar year 2013, (1) Two Million Five Hundred Thousand Dollars ($2.5 million) plus (2) any Deductible Costs that constitute Actual SG&A Costs for 2013.

(C) “2014 Actual Other Operating Costs Cap” means, for calendar year 2013, (1) the product of Twenty Eight Million Five Hundred Thousand Dollars ($28.5 million) and the Inflation Factor plus (2) any Deductible Costs that constitute Actual Other Operating Costs for 2014.

(D) “2014 Actual SG&A Costs Cap” means, for calendar year 2014, (1) the product of Two Million Five Hundred Thousand Dollars ($2.5 million) and the Inflation Factor plus (2) any Deductible Costs that constitute Actual SG&A Costs for 2014.

(E) “Actual Ammonium Sulfate Production” means, for any period, the total ammonium sulfate produced by the Operating Subsidiary at the Facility in the period in short tons and as reflected in the inventory calculations used for the Financial Statements.

(F) “Actual Ammonium Thiosulfate Margin” means, for any period, the actual raw material margin per short ton for ammonium thiosulfate in the period, calculated as follows: (1) the actual average FOB sales value of ammonium thiosulfate per short ton used for determining “revenues” as reflected in the Financial Statements for the period, less (2) 0.151 times the actual average delivered purchase cost of ammonia per short ton as used for determining additions to inventory in the Financial Statements during the period, less (3) 0.271 times the actual average delivered purchase cost of sulfur per short ton as used for determining additions to inventory in the Financial Statements during the period. The delivered purchase cost of ammonia and sulfur shall include all applicable transportation costs including, without limitation, all applicable freight charter or similar fees paid to third parties for transportation of ammonia or sulfur by barge, rail or truck.

(G) “Actual Ammonium Thiosulfate Production” means, for any period, the total ammonium thiosulfate produced by the Operating Subsidiary at the Facility in the period in short tons and as reflected in the inventory calculations used for the Financial Statements.

(H) “Actual Electricity Costs” means, for any period, the electricity costs included in “cost of products sold” or “cost of sales” as reflected in the Financial Statements for the period.

(I) “Actual Other Operating Costs” means, for any period, the sum (which shall not be less than zero (0)) of (1) plant costs other than those for raw materials (excluding depreciation and turnaround costs) included in “costs of products sold” or “cost of sales” as reflected in the Financial Statements for the period, less (2) Actual Reagent Costs and Actual Electricity Costs for the period. For the avoidance of doubt, “Actual Other Operating Costs” shall exclude purchase and delivery costs for sulfur, sulfuric acid and ammonia (raw material costs) and other cost of goods sold, including, but not limited to, costs, fees or true-ups associated with any Distributor and any demurrage charges.

(J) “Actual Reagent Costs” means, for any period, the ammonium sulfate granulation reagent costs included in “cost of products sold” or “cost of sales” as reflected in the Financial Statements for the period.

(K) “Actual SG&A Costs” means, for any period, the “selling, general and administrative” costs as reflected in the Financial Statements for the period, including, without limitation, allocations from Buyer or its Affiliates of expenses relating to or associated with the Operating Subsidiary and any bonus payments to employees of the Operating Subsidiary during the Earn-out Period.

(L) “Actual Sulfuric Acid Margin” means, for any period, the actual raw material margin per short ton for sulfuric acid in the period, calculated as follows: (1) the actual average FOB sales value of sulfuric acid per short ton used for determining “revenues” as reflected in the Financial Statements for the period, less (2) 0.328 times the actual average delivered purchase cost of sulfur per short ton as used for determining additions to inventory in the Financial Statements during the period. The delivered purchase cost of sulfur shall include all applicable transportation costs including, without limitation, all applicable freight charter or similar fees paid to third parties for transportation of sulfur by barge, rail or truck.

(M) “Actual Sulfuric Acid Production” means, for any period, the total sulfuric acid produced by the Operating Subsidiary at the Facility in the period in short tons and as reflected in the inventory calculations used for the Financial Statements.

(N) “Actual Turnaround Costs” means, for any period, the turnaround costs included in “costs of products sold,” “cost of sales” or another line item in the Financial Statements for the period to the extent reflected in the calculation of operating income as reflected in the Financial Statements for the period. To avoid double-counting, Actual Turnaround Costs shall not include any Actual SG&A Costs.

(O) “Actual Turnaround Costs Cap” means, for the Earn-out Period, (1) Three Million Dollars ($3 million); provided, however, that if a Converter Replacement occurs, then the reference to “Three Million Dollars ($3 million)” in clause (1) shall be replaced with “Four Million Dollars ($4 million)”.

(P) “Ammonium Sulfate Turnaround Adjustment” means, for any period, the sum of (1) the Sulfur Based Ammonium Sulfate Margin multiplied by the lesser of (I) the Sulfur Margin Eligible Ammonium Sulfate Tons and (II) the Lost Ammonium Sulfate Tons and (2) (I) the Sulfuric Acid Based Ammonium Sulfate Margin multiplied by (II) an amount (which shall not be less than zero) equal to the Lost Ammonium Sulfate Tons less the Sulfur Margin Eligible Ammonium Sulfate Tons.

(Q) “Deductible Costs” means an amount equal to one-half of the aggregate Losses incurred in calendar year 2013 or 2014 in accordance with GAAP consistently applied using the Company Accounting Principles, subject to the first proviso in Section 1.08(a) (as a result of cash payments or amounts that will be settled in cash) by the Buyer Indemnified Parties that would be indemnifiable by Seller under Article IX but for the Deductible, provided that (1) such Losses constitute either Actual Other Operating Costs for 2013, Actual SG&A Costs for 2013, Actual Other Operating Costs for 2014 and/or Actual SG&A Costs for 2014, and (2) Seller has not actually reimbursed such Buyer Indemnified Parties for such Losses (it being agreed that Seller may voluntarily elect to reimburse such amounts to the Buyer Indemnified Parties even though not otherwise required to do so since they are subject to the Deductible); provided, further, that in no event shall the aggregate Deductible Costs exceed One Million Dollars ($1 million).

(R) “Excess Sulfuric Acid Inventory” means, for any period, an amount (which shall not be less than zero) equal to (1) the total sulfuric acid in short tons in inventory as of December 31, 2014 as reflected in the inventory calculations used for the Financial Statements less (2) (I) the total sulfuric acid purchased by the Operating Subsidiary in short tons during such period as reflected in the Financial Statements for the period and (II) the total sulfuric acid in short tons in inventory as of December 31, 2012 as reflected in the inventory calculations used for the Financial Statements for the period. Each reference to sulfuric acid in short tons in inventory in this definition shall exclude any sulfuric acid that is not owned or produced by the Operating Subsidiary, including, without limitation, any such sulfuric acid that is terminaled or warehoused by

Shrieve Chemical Company, stored at any warehouse owned or maintained by Rhodia, Inc. or stored on a barge.

(S) “FMV Adjustment” means, for any period, any excess amount of a material transaction between the Operating Subsidiary and Buyer (or its Affiliates) over the fair market value of such material transaction incurred by the Operating Subsidiary during such period (to the extent such excess amount decreased Reported EBITDA for such period). The “FMV Adjustment” for such period will be determined by an independent accounting firm other than the audit firm that prepares Buyer’s financial statements. Each of Buyer and Seller shall pay half of the expenses of such independent accounting firm relating to its review of “FMV Adjustment”. Where necessary, the Company Group’s existing arrangements for a good or service will serve as a reference for fair market value arrangements. Notwithstanding the foregoing, the FMV Adjustment will not include any amount that is an Actual SG&A Cost. The Operating Subsidiary will disclose to Seller the terms of all material transactions between it and Buyer (or its Affiliates) relevant to this definition, such that Seller will have the ability to reasonably assess if each such transaction is at fair market value. A disagreement between Seller and Buyer on the fair market status of a given transaction will be referred to the audit firm referenced above for resolution.

(T) “Granulation Plant Operating Hours” means (1) 17,520 hours, less (2) the Granulation Plant Turnaround Hours.

(U) “Granulation Plant Turnaround Hours” means the aggregate number of hours the granulation plant is not operating due to one or more granulation plant turnaround, where each such turnaround lasts more than twenty four (24) hours (i.e. a planned outage for maintenance or capital improvements lasting more than twenty four (24) hours and not including, for example, (1) an outage caused indirectly by a mechanical failure in the granulation plant or elsewhere in the Facility, (2) downtime relating to inventory containment issues resulting from the inability to sell or deliver such inventory and (3) downtime to bring the Facility into compliance with applicable Law or Permits), and excluding commercially reasonable downtime prior to June 30, 2014 to implement mechanical changes to increase the production rate of the Facility. If all Permits required to implement such mechanical changes are received by the Operating Subsidiary prior to December 31, 2013, then the foregoing reference to “June 30, 2014” shall be replaced with “March 31, 2014”.

(V) “Inflation Factor” means, for any period, the quotient of (1) the Producer Price Index for Commodities Finished Goods Seasonally Adjusted (BLS series WPSSOP3000) at the end of calendar year 2014, over (2) the Producer Price Index for Commodities Finished Goods Seasonally Adjusted (BLS series WPSSOP3000) at the beginning of calendar year 2014.

(W) “Lost Ammonium Sulfate Tons” means, for any period, the Actual Ammonium Sulfate Production for such period times a factor equal to (1) 17,520, divided by the Granulation Plant Operating Hours for such period minus (2) 1.

(X) “Other Cost Adjustments” means, for any period, any allocations from Buyer or its Affiliates of expenses not relating to or associated with the Operating Subsidiary reflected in “operating income” as reflected in the Financial Statements for the period that are not included in (1) “costs of products sold” or “cost of sales,” including, without limitation, raw material, freight or commission costs, or (2) FMV Adjustment, Actual Other Operating Costs, Actual Reagent Costs, Actual Electricity Costs, Actual Turnaround Costs or Actual SG&A Costs, such as research and development costs. For the avoidance of doubt, expenses that relate to the Operating Subsidiary include, without limitation, accounting, financial reporting and legal costs incurred by Buyer or its Affiliates related to or associated with the Operating Subsidiary that are allocated to the Operating Subsidiary.

(Y) “Reported EBITDA” means, for any period, the “operating income” as reflected in the Financial Statements for such period, plus (1) depreciation and amortization, any loss on sale of assets and any extraordinary losses and minus (2) any gain on sale of assets and any extraordinary gains (in the case of each of clause (1) and (2), to the extent included in determining operating income for the period).

(Z) “Sulfur Based Ammonium Sulfate Margin” means, for any period, the actual average FOB sales value of ammonium sulfate per short ton used for determining “revenues” as reflected in the Financial Statements for the period, less (1) 0.250 times the actual average delivered purchase cost of ammonia per short ton as used for determining additions to inventory in the Financial Statements during the period, less (2) 0.246 times the actual average delivered purchase cost of sulfur per short ton as used for determining additions to inventory in the Financial Statements. The delivered purchase cost of ammonia and sulfur shall include all applicable transportation costs including, without limitation, all applicable freight charter or similar fees paid to third parties for transportation of ammonia or sulfur by barge, rail or truck.

(AA) “Sulfur Margin Eligible Ammonium Sulfate Tons” means, for any period, an amount (which shall not be less than zero) equal to the Excess Sulfuric Acid Inventory divided by 0.75.

(BB) “Sulfuric Acid Based Ammonium Sulfate Margin” means, for any period, the actual average FOB sales value of ammonium sulfate per short ton used for determining “revenues” as reflected in the Financial Statements for the period, less (1) 0.250 times the actual average delivered purchase cost of ammonia per short ton as used for determining additions to inventory in the Financial Statements during the period, less (2) 0.75 times the actual average market price per short ton of sulfuric acid sold from the Facility during the period as reflected in revenue in the Financial Statements. The delivered purchase cost of ammonia shall include all applicable transportation costs including, without limitation, all applicable freight charter or similar fees paid to third parties for transportation of ammonia by barge, rail or truck.

(CC) “Sulfuric Acid Plant Operating Hours” means (1) 17,520 hours, less (2) the Sulfuric Acid Plant Turnaround Hours.

(DD) “Sulfuric Acid Plant Turnaround Adjustment” means (1) the sum of (I)(x) the Actual Sulfuric Acid Margin times, (y) the Actual Sulfuric Acid Production, plus (2)(x) the Actual Ammonium Thiosulfate Margin, times (y) the Actual Ammonium Thiosulfate Production, times a factor equal to (1)(I) 17,520 divided by the Sulfuric Acid Plant Operating Hours (II) minus 1.

(EE) “Sulfuric Acid Plant Turnaround Hours” means the aggregate number of hours the sulfuric acid plant at the Facility is not operating due to one or more sulfuric acid plant turnarounds, where each such turnaround lasts more than 24 hours (i.e. a planned outage for maintenance or capital improvements lasting more than 24 hours and not including, for example, (A) an outage caused by a mechanical failure in the sulfuric acid plant or elsewhere in the Facility, (B) downtime to bring the Facility into compliance with applicable Law or Permits, (C) downtime relating to inventory containment issues resulting from the inability to sell or deliver such inventory or (D) downtime to correct the control systems for emissions at the Facility as a result of the June and August sulfuric oxide exceedances at the Facility); provided that “Sulfuric Acid Plant Turnaround Hours” shall only include the number of hours set forth above to the extent that the aggregate of all such excess hours exceed 336 hours; provided, further, that if before the end of the Earn-out Period the Operating Subsidiary is required to replace the sulfuric acid plant converter during such period to continue operation of the sulfuric acid plant in the ordinary course of business consistent with past practice and actually replaces such converter during such period (a “Converter Replacement”), then “Sulfuric Acid Plant Turnaround Hours” shall only include the number of hours set forth above to the extent that the aggregate of all such excess hours exceed 504 hours.

(j) Quarterly Adjusted EBITDA Statements. Within sixty (60) days after the end of each fiscal quarter of the Buyer ending during the Earn-out Period (other than the quarter ending December 31, 2014), Buyer shall prepare and deliver to Seller a statement of the amount of Adjusted EBITDA for such quarter, which shall be subject to year-end audit adjustments and may be reasonably modified by Buyer to the extent that the components of Adjusted EBITDA cannot be calculated for such quarter.

Section 1.09 Tax Matters.

(a) For U.S. federal and state income tax purposes, the parties intend to treat all consideration paid hereunder to Seller, including the Common Units and the Supplemental Unit as the same may be adjusted pursuant to Section 1.08, as received from Buyer in exchange for the assets of the Company Group in a transaction that is (i) part sale of such assets and (ii) part contribution of such assets in exchange for the Common Units and the Supplemental Unit received in a non-taxable exchange pursuant to Section 721 of the Code at the Closing, even though the value of the Common Units to be delivered in substitution for the Supplemental Unit may not be finally determined until the occurrence of certain conditions and events after the Closing as set forth in Section 1.08. Any imputed interest shall be determined pursuant to applicable law. The parties agree to file (and to cause the Company to file) all Tax Returns consistent with the foregoing treatment and not to take any position inconsistent therewith in connection with any audit, examination, judicial or administrative proceeding or controversy with any applicable Tax authority, including the IRS, unless otherwise required by applicable

Law; provided, however, that, subject to Section 8.04(g), neither Party shall be required to litigate before any court any proposed deficiency, assessment or adjustment by any governmental entity challenging the foregoing treatment.

(b) Buyer, the Company Group, and Seller agree that the Purchase Price paid to Seller and the liabilities of the Company Group (plus other relevant items) will be allocated to the assets of the Company Group for all purposes (including Tax and financial accounting) as shown on the allocation schedule to be prepared by Buyer and submitted to Seller within one hundred twenty (120) days after the Closing Date (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) and the principles set forth on Schedule 1.09(b). The Allocation Schedule shall be final and binding on the parties unless, within thirty (30) calendar days after delivery thereof to Seller, Seller delivers a written notice to Buyer of its objections to the Allocation Schedule, in which case Buyer and Seller shall attempt in good faith to resolve such dispute between them. If Buyer and Seller are unable to resolve such dispute within thirty (30) calendar days thereafter, then Buyer and Seller shall submit all such disputed items for resolution to the Dispute Accountants in accordance with the provisions of Section 1.06(c)(ii) and Section 1.06(c)(iii). In the case of such dispute, the Dispute Accountants shall be directed to resolve any disputes consistent with this Section 1.09(b) and the principles set forth on Schedule 1.09(b). Buyer, the Company Group, and Seller shall file all Tax Returns (including IRS Form 8594 and amended returns and claims for refund) and information reports in a manner consistent with such allocation and shall not take any position inconsistent therewith in connection with any audit, examination, judicial or administrative proceeding or controversy with any applicable Tax authority, including the IRS, unless otherwise required by applicable law; provided, however, that, subject to Section 8.04(g), neither Party shall be required to litigate before any court any proposed deficiency, assessment or adjustment by any governmental entity challenging the Allocation Schedule.

(c) Buyer will elect the remedial method of Treasury Regulations section 1.704-3(d) as to all relevant assets of the Company; provided, however, Buyer will elect the depreciation methods for U.S. federal income and other applicable tax purposes with respect to all relevant assets of the Company (whether attributable to the Common Units received at Closing or the Common Units received upon conversion of the Supplemental Unit) as set forth in Schedule 1.09(b) and in accordance with the principles set forth thereon. All other determinations regarding the application of Section 704(c) of the Code, the determination and maintenance of capital accounts and other tax matters relating to such assets shall be made in the discretion of Buyer in accordance with the terms of the LPA, except that the parties shall agree that (i) the Percentage Interest with respect to the Supplemental Unit shall at all times be zero and (ii) the Percentage Interest of Seller with respect to Common Units received upon conversion of the Supplemental Unit shall be determined immediately upon receipt of such Common Units.

(d) In accordance with the terms of the LPA, Seller shall be treated as making a Capital Contribution to Buyer in an amount equal to the Net Agreed Value corresponding to the assets (or portions thereof) contributed to Buyer in exchange for the Common Units and the Supplemental Unit. The Net Agreed Value corresponding to the assets (or portions thereof) contributed to Buyer in exchange for the Common Units shall be equal to the aggregate dollar value of the Initial Equity Purchase Price and the Net Agreed Value corresponding to the assets (or portions thereof) contributed to Buyer in exchange for the Supplemental Unit shall be One Hundred Thousand Dollars ($100,000). Provided that Seller is issued Common Units upon conversion of the Supplemental Unit in accordance with Section 1.08, Buyer covenants to use commercially reasonable efforts to revalue its property and make corresponding adjustments to the capital accounts in accordance with Treasury Regulations sections 1.704-1(b)(2)(iv)(f) and (g) and Section 5.3(d) of the LPA as soon as practicable following the issuance of such Common Units; provided, however, that nothing in the foregoing shall be deemed to restrict the manner in which Buyer may conduct its business.

(e) Buyer and Seller hereby agree (i) for the avoidance of doubt, the Closing Date Bonus Payment, the Final Pension and Retiree Liability, the Gutacker Closing Payment, the Gutacker Employment Release Payment and the Edwards Severance Amount are expressly assumed by Buyer (subject to Seller’s indemnification obligations set forth in Section 9.02(a)(vii) and except to the extent such amounts are repaid to Seller (if at all) in accordance with Section 8.06), (ii) Seller shall treat the Closing Date Bonus Payment, the Final Pension and Retiree Liability as amounts realized and attributable to the part-sale of assets in accordance with Section 1.09(a) above, and (iii) that Seller shall claim the Closing Date Bonus Payment, the Final Pension and Retiree Liability, the Gutacker Closing Payment, the Gutacker Employment Release Payment and the Edwards Severance Amount as deductible by Seller on its income Tax Return for the applicable tax year(s), to the extent permitted by the Code and the Treasury Regulations (including Treasury Regulation section 1.461-4(d)(5)) promulgated thereunder. Buyer hereby agrees not to claim deductions for the payment of the Closing Date Bonus Payment, the Final Pension and Retiree Liability, the Gutacker Closing Payment, the Gutacker Employment Release Payment or the Edwards Severance Amount, in each case, to the extent deductible by Seller in accordance with the previous sentence.

(f) The General Partner may adopt such conventions, make such allocations and make such amendments to the LPA as provided in Section 6.1(b)(x) of the LPA only if such conventions, allocations or amendments would not have a material adverse effect on Seller as the holder of the Common Units constituting the Initial Equity Purchase Price issued to it pursuant to this Agreement and if such allocations are consistent with the principles of Section 704 of the Code.

Section 1.10 Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Seller such amounts as Buyer is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

RELATED AGREEMENTS

Section 2.01 Related Agreements. Simultaneously with the Closing hereunder the following agreements (the “Related Agreements”) shall be executed and delivered:

(a) The Escrow Agreement;

(b) Noncompetition Agreements by and between Buyer in the form of Exhibit B with each of the individuals identified in Exhibit C;

(c) A Right of First Refusal and Purchase Option Agreement between Buyer and Seller in the form of Exhibit D;

(d) An Assignment and Assumption Agreement (the “Assignment”) in the form of Exhibit E duly executed by Seller;

(e) A Special Warranty Deed with respect to the Jones Property in the form of Exhibit F;

(f) A Transitional Trademark License Agreement between Buyer and the Operating Subsidiary in the form of Exhibit G;

(g) A letter agreement between Buyer and Seller regarding easements over portions of the Real Property in the form attached hereto as Exhibit H;

(h) An Amended and Restated Limited Liability Company Agreement of the Company in the form of Exhibit I;

(i) A letter agreement between Buyer and Seller regarding phosphate inventory in the form attached hereto as Exhibit J; and

(j) The LPA in the form of Exhibit K.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement, Seller represents and warrants to Buyer as follows:

Section 3.01 Organization; Qualification; Scope of Activities.

(a) Each of the Company and the Company Subsidiaries is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company and the Company Subsidiaries has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company and the Company Subsidiaries are in good standing in each of the jurisdictions set forth on Schedule 3.01(a) in which they are qualified or registered to do business as foreign limited liability companies. Neither the Company nor any of the Company Subsidiaries is required to be qualified or licensed to do business as a foreign limited liability company in any other jurisdiction in which the Company Group owns, leases or operates property or otherwise conducts business except where the failure to be qualified or licensed would not have a Company Group Material Adverse Effect. Except for the Company Subsidiaries or as set forth on Schedule 3.01(a), the Company does not have any Subsidiaries.

Seller has heretofore delivered to Buyer complete and correct copies of the Constitutional Documents of the Company and each of the Company Subsidiaries as currently in effect.

(b) The Company (i) is a wholly-owned Subsidiary of Seller, (ii) does not have, and has never had, any employees, consultants or other service providers, (iii) does not maintain, sponsor, contribute or have any obligation (whether fixed or contingent) with respect to any Employee Plan, (iv) has never granted or issued any compensatory equity or equity-linked award, (v) has no Liabilities, (vi) is not party to any Contract except those set forth on Schedule 3.01(b) and (vii) has no assets other than those set forth on Schedule 3.01(b).

(c) Agrifos SPA (i) is a wholly-owned Subsidiary of the Company, (ii) does not have, and has never had, any employees, consultants or other service providers, (iii) does not maintain, sponsor, contribute or have any obligation (whether fixed or contingent) with respect to any Employee Plan (or any arrangement or agreement that would constitute an Employee Plan if it were maintained or contributed to by the Company), (iv) has never granted or issued any compensatory equity or equity-linked award, (v) has no Liabilities, (vi) is not party to any Contract except those set forth on Schedule 3.01(c) and (vii) has no assets other than those set forth on Schedule 3.01(c).

Section 3.02 Capitalization.

(a) All of the Interests of the Company are owned beneficially and of record by Seller. All of the issued and outstanding limited liability company membership interests of the Operating Subsidiary (the “Operating Subsidiary Interests”) and all of the issued and outstanding limited liability company membership interests of Agrifos SPA (the “Agrifos SPA Interests”) are owned beneficially and of record by the Company. All of the Interests, Operating Subsidiary Interests and Agrifos SPA Interests have been duly authorized and validly issued, and are fully paid and non-assessable.

(b) Other than this Agreement and for the limited liability company agreements listed on Schedule 3.02(b), there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments or any preemptive right, right of first refusal, right of first offer or registration right) by the Company, Seller or any other Person, of any limited liability company membership interests, capital stock or other equity interests in the Company, the Operating Subsidiary or Agrifos SPA. There are no outstanding contractual obligations of the Company, the Operating Subsidiary or Agrifos SPA to repurchase, redeem or otherwise acquire any outstanding limited liability company membership interests, capital stock or equity interests in the Company, the Operating Subsidiary or Agrifos SPA. There are no agreements with respect to the voting of any limited liability company membership interests, capital stock or other equity interests in the Company, the Operating Subsidiary or Agrifos SPA. None of the Company, the Operating Subsidiary or Agrifos SPA has violated any applicable federal or state securities Laws or any preemptive or similar rights created by statute, organizational document or agreement in connection with the offer, sale or issuance of any limited liability company membership interests, capital stock or other equity interests in the Company, the Operating Subsidiary or Agrifos SPA.

(c) The Company has never issued or granted, and there are no outstanding or authorized, compensatory equity or equity-linked interests with respect to the limited liability company membership interests or capital stock of, or other equity or voting interests in, the Company, including without limitation, any profits interests, options, appreciation rights, phantom equity, profit participation or similar rights.

(d) Except as set forth on Schedule 3.02(d), there is no liability for, or obligation with respect to, the payment of dividends, distributions or similar participation interests declared or accumulated but unpaid with respect to any limited liability company membership interests, capital stock or other equity interests in the Company, the Operating Subsidiary or Agrifos SPA, and there are no restrictions of any kind which prevent the payment of the foregoing by the Company, the Operating Company or Agrifos SPA.

Section 3.03 Title to Interests. Seller owns and, immediately after the Closing Buyer will own, the Interests free and clear of all Encumbrances or other limitations affecting Seller’s ability to transfer such Interests to Buyer. No Person, other than Buyer, has any agreement, option, right or privilege capable of becoming an agreement for the purchase from Seller of any of the Interests.

Section 3.04 Investments. Schedule 3.04 sets forth each of the debt or equity investments of the Company or any of the Company Subsidiaries (and commitments of the Company or any of the Company Subsidiaries to make any such debt or equity investments), directly or indirectly, in or with any Person. Except as set forth on Schedule 3.04, no such investment is subject to any restriction (contractual, statutory or otherwise) which would impair the Company Group’s ability to dispose of any such investment at any time, and all of such investments are owned free and clear of any Encumbrance.

Section 3.05 Authority Relative to this Agreement. Seller has full corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action taken on the part of Seller and no other corporate proceedings on the part of Seller is necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms except to the extent that such enforcement is limited by the Enforceability Limitations. The Related Agreements to which Seller is to be a party will, when executed and delivered by Seller at Closing, assuming the due authorization, execution and delivery of the Related Agreements by the other parties thereto, constitute valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except to the extent that such enforcement is limited by the Enforceability Limitations.

Section 3.06 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement and the Related Agreements by Seller, the sale by Seller of the

Interests pursuant to this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements will: (a) conflict with or result in any breach of any provision of Seller’s Constitutional Documents; (b) except as set forth on Schedule 3.06, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Entity other than those required under the HSR Act; (c) except as set forth on Schedule 3.06, result in a material default or a material breach (or give rise to any right of termination, cancellation, consent or acceleration) under, or result in the trigger of any payments under, the terms, conditions or provisions of any material Contract to which Seller or the Company Group is a party or by which Seller the Company Group or any of their assets (including, without limitation, the Real Property) may be bound; (d) result in the creation of any Encumbrance (other than Permitted Encumbrances) upon any of the properties or assets (including, without limitation, the Real Property) of the Company Group under the terms, conditions or provisions of any Contract to which the Company Group or any of their assets may be bound or affected; or (e) violate in any material respect any Order or Law applicable to Seller, the Company Group or any of their assets (including, without limitation, the Real Property).

Section 3.07 Company Financial Statements. Seller has previously furnished to Buyer a true and correct copy of: (a) the audited Statements of Financial Position of the Operating Subsidiary as at December 31, 2010 and December 31, 2011 (the “Audited Balance Sheet”); (b) the related audited Statements of Operations, Statements of Changes in Member’s Equity and Accumulated Other Comprehensive Loss and Statements of Cash Flows for the fiscal years ended December 31, 2010 and December 31, 2011 (together with the Audited Balance Sheet, the “Audited Financial Statements”); and (c) the unaudited Balance Sheet of the Operating Subsidiary as of September 30, 2012 (the “Recent Financial Statements Date”), and the related unaudited Income Statement and Statement of Cash Flows for September 30, 2012 (the “Recent Financial Statements” and, together with the Audited Financial Statements, the “Company Financial Statements”). The balance sheets included in the Company Financial Statements (including the related notes thereto) present fairly in all material respects the financial position of the Operating Subsidiary as of their respective dates, and the related statements of operations, changes in members’ equity and cash flows included in the Company Financial Statements (including the related notes thereto) present fairly in all material respects the results of operations of the Operating Subsidiary for the periods then ended, all in conformity with GAAP applied on a consistent basis, except as otherwise noted therein or as set forth on Schedule 3.07 and subject, in the case of the Recent Financial Statements, to year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes. All of the Inventory of the Operating Subsidiary is usable and salable in the ordinary course of business consistent with past practices of the Operating Subsidiary, except for obsolete items and items of below-standard quality which have been written down to estimated net realizable value in the Company Financial Statements. All accounts receivable of the Operating Subsidiary that are reflected in the Company Financial Statements represent current, valid obligations arising from sales actually made and, to Seller’s Knowledge, are collectible in the ordinary course of business, net of any reserves for such accounts receivable shown on the Company Financial Statements.

Section 3.08 Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.08(a), the Company Group has no Liabilities which are not fully reflected or reserved against in the Recent Financial Statements,

except those which have been incurred in the ordinary course of business since the date thereof and those which in the aggregate are not material to the Company Group.

(b) Except as set forth on Schedule 3.08(b), upon payment of the Payoff Amount as contemplated by Section 1.04(b), the Company Group will not have any unpaid Company Debt.

Section 3.09 Absence of Certain Changes and Events. Except as otherwise contemplated by this Agreement or as set forth on Schedule 3.09, since December 31, 2011:

(a) the Business of the Company Group has been conducted in the ordinary course and substantially in the manner that such Business was heretofore conducted;

(b) no change, circumstance or event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect;

(c) none of the Constitutional Documents of any member of the Company Group has been amended;

(d) the Company Group has not (i) hired or terminated any employee, consultant or manager, other than any non-officer employee hired or terminated in the ordinary course of business consistent with past practice, (ii) increased or established, or committed to increase or establish, whether orally or in writing, any form of compensation or benefits payable or to become payable by the Company Group to its consultants, managers or employees, including without limitation pursuant to any Employee Plan, other than any increase, establishment or commitment affecting non-officer employees that was implemented in the ordinary course of business consistent with past practice; (iii) adopted, entered into, established, amended or modified in any material respect, or terminated any Employee Plan, or (iv) accelerated the vesting or payment of any compensation or benefits under any Employee Plan (other than as required under any Employee Plan pursuant to terms of such Employee Plan in existence as of the date hereof), other than in the ordinary course of business consistent with past practice;

(e) the Company Group has not taken any action which could reasonably be expected to cause, or fail to take any reasonable action to prevent, any change in employee relations which has or is reasonably likely to have a material effect on the productivity, the financial condition, results of operations of the Company Group or the relationships between the employees of the Company Group and the management of the Company Group;

(f) there has not been any change by the Company Group in accounting methods, principles or practices;

(g) there has not been any issuance, transfer, sale, Encumbrance, redemption, repurchase or gift of any limited liability company membership interests, capital stock or other equity interests in the Company Group or of any phantom stock, option, security convertible into or right to purchase any such limited liability company membership interests, capital stock or other equity interests, other than the spin-off of the Spin-Off Assets in accordance with Section 5.08;

(h) there has not been any dividend or distribution by the Company Group (whether in cash, equity interests or other property), other than the spin-off of the Spin-Off Assets in accordance with Section 5.08;

(i) the Company Group has not made any acquisition, disposition or sale of any material asset (including, without limitation, the Real Property) of the Company Group other than in the ordinary course of business consistent with past practices of the Company Group, other than the spin-off of the Spin-Off Assets in accordance with Section 5.08;

(j) the Company Group has not (i) acquired by merger or consolidation with, or purchased substantially all of the equity interests or assets of, any business or Person, (ii) made any investment in the securities (including debt instruments) of any Person or (iii) merged or consolidated with any Person;

(k) the Company Group has not mortgaged, granted a security interest in, pledged or subjected to Encumbrance (other than Permitted Encumbrances) any assets (including, without limitation, the Real Property) of the Company Group other than the Spin-Off Assets;

(l) the Company Group has not (i) incurred or assumed any indebtedness for borrowed money other than advances drawn by the Company Group in the ordinary course of its business from its lines of credit and credit facilities existing on the date of this Agreement, or (ii) made any loans or advances to any Person;

(m) the Company Group has not created any Subsidiary;

(n) the Company Group has not instituted, settled or agreed to settle any Proceedings;

(o) the Company Group has not made any commitment for any capital expenditure in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate;

(p) the Company Group has not entered into any Material Contract other than in the ordinary course of business consistent with past practices of the Company Group, or amended, modified, renewed or terminated any Material Contract;

(q) the Company Group has not renewed or entered into any non-compete, exclusivity, non-solicitation or other agreement that restricts or limits, in any material respect, the operations of the Company Group (or Buyer or any of its Affiliates) after consummation of the Closing;

(r) the Company Group has not disclosed any trade secrets or other proprietary and confidential information to any Person that is not subject to a written confidentiality and non-disclosure agreement;

(s) with respect to the Company Group, there has been no new, change in or revocation of any Tax election; settlement or compromise of any claim, notice, audit report or assessment in respect of Taxes; change in any annual Tax accounting period, adoption or change in any method of Tax accounting; filing of any amended Tax Return; entrance into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any Tax; surrender of any right to claim a material Tax refund; or consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment that would have an adverse impact on the Company Group or Buyer after the Closing Date; and

(t) the Company Group has not authorized, agreed or entered into any Contract or commitment to take any of the types of action described in subsections (a) through (s) above.

Section 3.10 Title to Assets; Condition of Assets. Except as set forth on Schedule 3.10, the Company Group (a) has good, valid and marketable title to all of the properties and assets (including the Real Property) which it purports to own, including without limitation the properties and assets reflected in the Recent Financial Statements (other than those which have been disposed of since the date of the Recent Financial Statements in the ordinary course of business consistent with past practices of the Company Group and excluding the Spin-Off Assets), free and clear of all Encumbrances other than Permitted Encumbrances and those set forth on Schedule 3.10; and (b) a valid leasehold interest in, or right to use, as applicable, all other properties and assets that are material to, and used in or held for use in, its Business. All such properties and assets of the Operating Subsidiary (i) are in reasonable operating condition and adequate for the uses to which they are being put, ordinary wear and tear excepted; and (ii) are usable in the ordinary course of business consistent with past practices of the Operating Subsidiary. All leases pursuant to which the Company Group leases any assets are valid and binding in accordance with their respective terms. There is no agreement, option or other right outstanding in favor of any Person for the purchase from the Company Group of any of its material assets (including, without limitation, the Real Property) other than in the ordinary course of the business and other than the Spin-Off Assets.

Section 3.11 Sufficiency of Assets. Except as set forth on Schedule 3.11, the properties and assets owned, leased and licensed by the Operating Subsidiary constitute all of the properties and assets necessary, and all of such properties and assets are sufficient, to operate the Business as currently conducted. Without limiting the foregoing, the easements reserved to the Operating Subsidiary in the Special Warranty Deed from the Operating Subsidiary to Pasadena Nitrogen, LLC, the form of which is attached hereto as Exhibit P, are sufficient to provide the Operating Subsidiary with access to and from and ability to use, operate, maintain, repair and replace any and all properties and assets of the Company Group (including, without limitation, rail lines, gas or water lines) located on, under or within such easements and such easements are the only easements that are necessary for the conduct and operation of the Business as the same is presently conducted and operated as of the date hereof. Other than the rail lines, gas and water lines located within such easements, there are no properties or assets of the Company Group located on the Jones Property. Except as set forth on Schedule 3.11, all properties and assets used in the Business are owned, leased or licensed by the Company Group, and none of the Affiliates of Seller (other than the Company Group) own, lease or license any assets or properties used in the Business.

Section 3.12 Intellectual Property Rights.

(a) The Company Group owns or has written licenses to use, transfer, license and sublicense all material Intellectual Property Rights that are necessary to conduct the Business as currently conducted, and the Company Group is not subject to any material restriction that limits its ability to disclose, use, license, sublicense or transfer any such Intellectual Property Rights. Schedule 3.12(a) sets forth, for the Intellectual Property Rights owned by the Company Group, a complete and accurate list of all (i) patents and patent applications, (ii) trademark or service mark registrations and applications, (iii) material unregistered trademarks and trade names, (iv) copyright registrations and applications, (v) material unregistered copyrights (other than in Software), and (vi) internet domain names.

(b) The registrations set forth on Schedule 3.12(a) are valid and subsisting, in full force and effect and have not been cancelled, expired or abandoned. There is no pending or, to the Knowledge of Seller, threatened opposition, interference or cancellation proceeding before any Governmental Entity or registration authority in any jurisdiction against the registrations set forth on Schedule 3.12(a) or, to the Knowledge of Seller, against any Intellectual Property Rights licensed to the Company Group pursuant to the License Agreements.

(c) Schedule 3.12(c) sets forth a complete and accurate list of all agreements of the Company Group pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property Rights, whether the Company Group is the licensee or licensor thereunder and whether written, oral, express or implied, any written settlements or consents relating to any Intellectual Property Rights and covenants not to sue (collectively, the “License Agreements”). Each License Agreement is valid, binding upon, and enforceable by or against the parties thereto in accordance with its terms except to the extent that such enforcement is limited by the Enforceability Limitations. The Company Group has complied in all material respects with, and is not in material breach nor has received any asserted or threatened claim of material breach of, any License Agreement, and Seller has no Knowledge of any breach or anticipated breach by any other Person which is party to any License Agreement. Except as set forth on Schedule 3.12(c), there are no settlements, consents, Orders or other Contracts which restrict the Company Group’s rights to use any Intellectual Property Rights or which permit third parties to use any Intellectual Property Rights which would otherwise infringe any of the Company Group’s Intellectual Property Rights.

(d) At no point in the past three (3) years has the conduct of the Business infringed, misappropriated, violated or constituted an unauthorized use or misappropriation of any Intellectual Property Rights of any Person. Except as set forth on Schedule 3.12(d), there have been no Claims or Proceedings pending or, to the Knowledge of Seller, threatened in the past three (3) years, and the Company Group has received no notice of a third party Claim or Proceeding in the past three (3) years (i) alleging that the Company Group’s activities or its conduct of the Business infringes upon, misappropriates or constitutes the unauthorized use of or otherwise violates the Intellectual Property Rights of any Person, or (ii) challenging the ownership, use, validity or enforceability of any of the Company Group’s Intellectual Property Rights.

(e) Except as set forth on Schedule 3.12(e), to the Knowledge of Seller, no third party is misappropriating, infringing or violating any Intellectual Property Rights owned by or licensed to the Company Group and, except as set forth on Schedule 3.12(e) no such Claims or Proceedings have been pending or, to the Knowledge of Seller, threatened against a third party by the Company Group in the past three (3) years.

(f) Except as set forth on Schedule 3.12(f), the Company Group does not own, license, lease or otherwise use any Software in connection with the operation of the Business as currently conducted, other than off-the-shelf Software which has not been modified or misused, and no other Software is necessary to conduct the Business as presently conducted.

(g) Seller has provided Buyer with access to all of the operating procedure manuals (to the extent such manuals exist) for the Facility in Seller’s or its Affiliate’s possession relating to the following subject areas: normal operations, emergency operations, start-up of the Facility, shut-down of the Facility, safe operations, control limits, countermeasures, work instructions and log sheets. Seller has also provided Buyer with all of the following process technology documents (to the extent such documents exist) for the Facility in Seller’s or its Affiliate’s possession: process calculations and equipment sizing records, process flow-sheets, piping and instrument diagrams, relief calculations and scenarios, expansion studies by third parties and equipment files, histories and inspection reports.

Section 3.13 Real Property.

(a) Except as set forth on Schedule 3.13, the Real Property collectively constitutes all real property held or used by the Company Group to conduct, operate, or manage the Business. Schedule 3.13 correctly lists and correctly describes all Real Property.

(b) Except as set forth on Schedule 3.13, the Real Property and its use, occupancy, and operation comply in all material respects with applicable Law. None of the Company Group has received any written notice to the contrary from any Governmental Entity. No Proceeding that would have a material effect on any Real Property is pending or, to the Knowledge of Seller, threatened.

(c) The Company Group does not lease any real property owned by any other Person. There are no leases or subleases relating to, or licensees, tenancies or occupants (other than the Company Group) of, any portion of the Real Property. Except as set forth on Schedule 3.13: (i) no Person other than the Company Group has or has asserted any rights in, or to acquire, the Real Property or any part thereof; (ii) there is no pending or, to Seller’s Knowledge, threatened proceeding to condemn, take by eminent domain or downzone of any part of the Real Property; and (iii) the Real Property is available for use to conduct the Business and complies in all material respects with all applicable deed restrictions or other applicable restrictions, building or zoning codes and regulations of any Governmental Entity having jurisdiction over the Real Property.

(d) To the extent that applicable Law requires any of the Company Group to maintain flood insurance on any Real Property, the Company Group is in compliance with such requirement.

(e) None of the Company Group is a party to any material Contract affecting any Real Property, but not listed on Schedule 3.13.

(f) Schedule 3.13 identifies all pending real estate tax protest Proceedings known to the Company Group relating to any Real Property. None of the Company Group is delinquent in payment of any real estate taxes or assessments, material utility charges, material common area maintenance charges, or other material charges relating to or arising from any Real Property.

(g) Seller has delivered to Buyer correct and complete copies of all surveys of the Real Property in Seller’s possession or reasonably available to Seller, and there has not been any material change in the facts each such survey depicts.

(h) The Real Property is assessed (for real estate tax purposes) separately from all other property. Taxes for the Real Property do not reflect or take into account any abatement, exemption, deferral, or other benefit not expressly identified and disclosed in Schedule 3.13.

(i) The Operating Subsidiary holds a Title Policy for each parcel of Real Property. Seller has delivered to Buyer a copy of all such Title Policies. All such Title Policies are in full force and effect. None of the Company Group has made any claim under any Title Policy. None of the Company Group has received any notice that any Title Policy is invalid or ineffective, in whole or in part. Except as set forth on Schedule 3.13, to Seller’s Knowledge, there is no Encumbrance that any Title Policy should have disclosed but did not. Except as set forth on Schedule 3.13, since the date of each Title Policy, none of the Company Group has encumbered or conveyed any Real Property except Permitted Encumbrances and immaterial utility easements and similar Title Exceptions (not materially impairing value) entered into in the ordinary course of business.

(j) The operations at the Facility located in Pasadena, Texas are adequately served by electrical, gas, storm sewer, sanitary sewer, water, internet, telecommunications and other utilities as necessary or appropriate to operate in a manner consistent with past practice. All such utilities are active and connected.

Section 3.14 Insurance. A complete and correct list of all insurance policies owned or held by Seller and/or the Company Group that insure the Real Property and the Company Group is set forth on Schedule 3.14 (which indicates whether such insurance policies are held by Seller or the Company Group) and such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation or termination. Except as set forth on Schedule 3.14, such policies will not be affected by or terminate or lapse by reason of the transactions contemplated by this Agreement.

Section 3.15 Labor Matters.

(a) Employees. Schedule 3.15(a) contains a true, correct and complete list of the names and current annual salary rates or current hourly wages (as applicable), bonus opportunity, hire date, accrued vacation and paid-time-off, principal work location, employer and leave status of all present employees of the Company Group and each such employee’s status as being exempt or nonexempt from the application of state and federal wage and hour laws applicable to employees who do not occupy a managerial, administrative, or professional position. Except as set forth on Schedule 3.15(a), no executive or key employee of the Company Group and no group of employees or contractors of the Company Group, including salespersons, has informed the Company Group (whether orally or in writing) of any plan to terminate employment with or services for the Company Group, and, to Seller’s Knowledge, no such Person or Persons has any plans to terminate employment with or services for the Company Group.

(b) Employment Laws. Except as set forth on Schedule 3.15(b), the Company Group is in compliance in all material respects with all applicable Laws and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters. The Company Group is not a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices.

(c) Labor. Except as set forth on Schedule 3.15(c), there are no unfair labor practice complaints before the National Labor Relations Board or any other Governmental Entity, grievances, complaints, claims or judicial or administrative proceedings, in any case, which are pending or, to Seller’s Knowledge, threatened by or on behalf of any employees of the Company Group, and the Company Group has not received any notice that any representation or petition respecting the employees of the Company Group has been filed with the National Labor Relations Board or any other Governmental Entity. Except as set forth on Schedule 3.15(c), the Company Group is not party to any collective bargaining agreement or other similar Contract, agreement or legally binding commitment to any trade union or other employee organization with respect to or affecting its employees, and is not currently engaged in any negotiation with any union, trade union or other employee organization, and no union, trade union or other employee organization is currently representing, purporting to represent or, to Seller’s Knowledge, attempting to organize or otherwise represent, any employees of the Company Group.

(d) Work Disruptions. Except as set forth on Schedule 3.15(d), the Company Group has not experienced any strike, slow down, picketing, lockout, work stoppage or other organized work interruption or industrial dispute with respect to employees of the Company Group during the past three years, nor, to Seller’s Knowledge, are any such strikes, slowdowns, picketings, lockouts, work stoppages, other organized work interruptions or industrial disputes threatened.

(e) Contractors. Schedule 3.15(e) contains a list of all independent contractors, consultants, agents or agency employees currently engaged by the Company Group, along with the position, date of retention and rate of remuneration for each such Person.

(f) Worker Classification; Exclusivity of Services. The Company Group has properly classified each of its service providers as “employees” or “independent contractors” and as “exempt” or “non-exempt” for all purposes and has properly reported all compensation paid to such service providers for all purposes. All employees and individuals who provide services to Company Group as independent contractors, consultants, agents or agency employees, in each case, are employed or engaged (as applicable) directly by the Company Group and not by Seller or any other non-subsidiary Affiliate of the Company, and no such individual devotes or allocates any business time to Seller or any other non-subsidiary Affiliate of the Company. Except as set forth on Schedule 3.15(f), no employee of Seller or any other non-subsidiary Affiliate of the Company provides material services to the Company.

(g) Workers’ Compensation. There are no material Liabilities, whether contingent or absolute, of the Company Group relating to workers’ compensation benefits that are not fully insured against by a bona fide third-party insurance carrier. With respect to each Employee Plan and with respect to each state workers’ compensation arrangement that is funded wholly or partially through an insurance policy or public or private fund, all premiums required to have been paid to date under such insurance policy or fund have been paid.

(h) WARN Act. With respect to the transactions contemplated by this Agreement (excluding any actions that may be taken by the Operating Subsidiary following the Closing), any notices required under any applicable Law or collective bargaining agreement have been given and all bargaining obligations with any employee representative have been satisfied. In the three years prior to the date of this Agreement, the Company Group has not effectuated (i) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state, local or foreign Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company Group or (ii) a “mass layoff” (as defined in the WARN Act, or any similar state, local or foreign Law) affecting any site of employment or facility of the Company Group.

Section 3.16 Employee Benefit Plans.

(a) Employee Plans. Schedule 3.16(a) sets forth a true and complete list of each “employee benefit plan,” as defined in Section 3(3) of ERISA, and each plan, program, agreement or arrangement establishing, providing for and/or memorializing the terms of employment, consulting, service, nondisclosure, nonsolicitation, qualified or non-qualified deferred compensation, bonus, incentive compensation, compensatory equity or equity-linked awards or incentives, severance, termination, retirement, supplemental retirement, pension, profit-sharing, excess benefit, retention, transaction, change in control, salary continuation, tuition assistance, dependent care assistance, legal assistance, vacation, paid-time-off, fringe benefit (cash or non-cash), group or individual health, medical, retiree medical, dental, vision, disability, accident, life insurance or survivor benefit, savings, cafeteria, insurance, flexible spending, adoption/dependent/employee assistance, or any other compensation or benefit plan (and any trust, escrow, funding, insurance or other similar agreement related to any of the foregoing), in any case, which is maintained, contributed to or sponsored by the Company Group or any Affiliate thereof and which covers, is entered into by or with and/or provides compensation or benefits to any current or former employees of the Company Group, or to which the Company Group contributes or is obligated to contribute, or with respect to which the

Company Group may have any liability, whether actual or contingent, direct or indirect (each, an “Employee Plan”). No current or former employee or consultant of the Company Group receives any compensation or benefits from any plan, program, arrangement or agreement maintained, adopted, entered into or contributed to by Seller or any Company Affiliate that is not a Subsidiary of the Company. Except as set forth on Schedule 3.16(a), the Company Group has not made any commitment to create any additional Employee Plan or modify or change any existing Employee Plan. Other than pursuant to the Bonus Plans, the Company Group has no obligation or commitment to pay any cash bonuses or other incentive compensation to any current or former employees of the Company Group.

(b) Certain Employee Plans. Schedule 3.16(b) lists each Employee Plan that is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 or 430 of the Code (each, a “Pension Plan”). None of the Employee Plans is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 4063 of ERISA). Other than as set forth on Schedule 3.16(b), (i) none of the Employee Plans is a pension plan that is subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 of the Code, and (ii) neither the Company Group nor any of its ERISA Affiliates sponsors, maintains, contributes to or has any obligation (contingent or otherwise) to contribute to, or has within the last six years sponsored, maintained, contributed to or had any obligation (contingent or otherwise) to contribute to a multiemployer plan, multiple employer plan or other pension plan subject to Title IV of ERISA or Part 3 of Title I of ERISA or Section 412 of the Code.

(c) Pension Plans. Except as set forth on Schedule 3.16(c), with respect to each Pension Plan: (i) no liability to the Pension Benefit Guaranty Corporation (“PBGC”) has been incurred (other than for non-delinquent premiums); (ii) no notice of intent to terminate any such Pension Plan has been filed with the PBGC or distributed to participants therein and no amendment terminating any such Pension Plan has been adopted; (iii) no proceedings to terminate any such Pension Plan instituted by the PBGC are pending or, to Seller’s Knowledge, are threatened and no event or condition has occurred which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Pension Plan; (iv) no such Pension Plan is in “at risk” status, within the meaning of Section 430 of the Code or Section 303 of ERISA; (v) except for the execution and delivery of this Agreement and the transactions contemplated by this Agreement, no “reportable event” within the meaning of Section 4043 of ERISA (for which the thirty (30)-day notice requirement has not been waived by the PBGC) has occurred within the last six (6) years; (vi) no lien has arisen or would reasonably be expected to arise under ERISA or the Code on the assets of the Company Group in connection with any Pension Plan (other than any lien imposed by the PBGC to the extent arising under Section 4062(e) of ERISA as a result of the transactions contemplated by this Agreement); (vii) there has been no cessation of operations at a facility subject to the provisions of Section 4062(e) of ERISA (“4062(e) Event”) within the last six (6) years (other than a 4062(e) Event to the extent arising from the execution and delivery of this Agreement); and (viii) no Pension Plan has failed to satisfy the minimum funding standards set forth in Sections 412 and 430 of the Code or Sections 302 and 303 of ERISA.

(d) Qualified Employee Plans. Each of the Employee Plans that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter or is entitled to rely on a favorable opinion letter from the IRS, in either case, that has not been revoked, and to Seller’s Knowledge, no event or circumstance exists that has adversely affected or would reasonably be expected to adversely affect such qualification or exemption.

(e) Disclosure. Seller has made available to Buyer true and complete copies of (i) each Employee Plan (or a written description of all material terms thereof, in the case of any unwritten Employee Plan), (ii) the three most recent annual reports (if required to be filed by applicable Law) for each such Employee Plan, including any and all schedules, opinions and attachments thereto prepared in connection with any such reports, (iii) the most recent summary plan description and summary of material modifications (if any) of each such Employee Plan, (iv) for each Employee Plan intended to be qualified under Section 401(a) of the Code, the most recent IRS determination or opinion letter and each currently pending application to the IRS for a determination letter for any such Employee Plan (if any); (v) all trust documents, investment management contracts, custodial agreements, insurance contracts and other funding arrangements relating to any Employee Plan; (vi) the three most recent financial statements, actuarial reports and trustee reports for each Employee Plan (as applicable); and (vii) all material notices and filings concerning IRS or U.S. Department of Labor audits or investigations and “prohibited transactions” within the meaning of Section 406 of ERISA or Section 4975 of the Code (including Forms 5330).

(f) Employee Plan Compliance. Except as set forth on Schedule 3.16(f), the Company Group has, in all material respects, administered each Employee Plan in compliance with its terms and the requirements of all Laws applicable to each such Employee Plan (including but not limited to ERISA and the Code). Except as set forth on Schedule 3.16(f), all payments, benefits, contributions (including all employer contributions and employee salary reduction contributions) and premiums related to each Employee Plan, including all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of any employees or other service providers, have been timely paid or made in full or, to the extent not yet due, properly accrued on the balance sheet included in the Recent Financial Statements in accordance with the terms of the Employee Plan and all applicable Laws. There is no claim with respect to the payment of wages, salary or overtime pay that has been asserted or is now pending or, to Seller’s Knowledge, threatened before any Governmental Entity with respect to any Persons currently or formerly employed by the Company Group. There are no pending or, to Seller’s Knowledge, threatened claims against, by or on behalf of any Employee Plans or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business consistent with past practice). The Company Group has not engaged in any breach of fiduciary duty or other failure to act or comply, and to Seller’s Knowledge, no other breaches of fiduciary duty or other failures to act or comply have occurred, in any case, relating to the administration or investment of the assets of any Employee Plan in connection with which the Company Group or any Employee Plan fiduciary with respect to which the Company Group or its Affiliates has indemnification obligations would reasonably be expected to incur a Liability. Except as set forth on Schedule 3.16(f), with respect to each Employee Plan, (i) no non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) has occurred, and (ii) no lien has been imposed under the Code or ERISA. Each trust established in connection with any Employee Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. No excise tax could reasonably be expected to be imposed upon the Company Group under Chapter 43 of the Code. Except as set forth on Schedule 3.16(f), no filing has been made in respect of any Employee Plan under the Employee Plans Compliance Resolution System or the Department of Labor Delinquent Filer Program. All corrective actions set forth in or required under any Voluntary Correction Program submission to the Internal Revenue Service or any Internal Revenue Service Voluntary Correction Program Compliance Statement with respect to any Employee Plan have been satisfied in full in a timely manner.

(g) Accelerated Payments. Except as set forth on Schedule 3.16(g), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any current or former employee, consultant or manager of the Company Group to any payment, (ii) increase the amount of compensation or benefits due to any such employee, consultant or manager, or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit.

(h) Certain Post-Termination Benefits. Except as set forth on Schedule 3.16(h), the Company Group does not have any obligation to provide health, accident, disability, life insurance, death or welfare benefits with respect to any current or former employees, consultants or managers or any retirees of the Company Group, or the spouses, dependents or beneficiaries of any of the foregoing, in any case, beyond the termination of employment or service of any such employee, consultant, manager or retiree, whether under an Employee Plan or otherwise, other than as required under Section 4980B of the Code or other applicable Laws.

(i) Audits; Investigations. Neither the Company Group with respect to any Employee Plan, any Employee Plan nor, to Seller’s Knowledge, any fiduciary thereof is the subject of an ongoing audit or investigation by the IRS, the U.S. Department of Labor, the PGBC or any other Governmental Entity, nor is any such audit or investigation pending or, to Seller’s Knowledge, threatened.

(j) Indebtedness. Schedule 3.16(j) sets forth any and all indebtedness in excess of $25,000 owed by any current or former employee, consultant or manager of the Company Group to the Company Group.

(k) Foreign Plans. No Employee Plan is subject to the laws of any jurisdiction outside of the United States or provides compensation or benefits to any employee or former employee of the Company Group (or any dependent thereof) which compensation or benefits are subject to the laws of any jurisdiction outside of the United States.

(l) COBRA; Welfare Plan Funding, Maintenance. The Company Group and each of its ERISA Affiliates is in compliance in all material respects with (i) the applicable requirements of Section 4980B of the Code and any similar state law. Except as set forth on Schedule 3.16(l), no Employee Plan is a voluntary employee benefit association under Section 501(a)(9) of the Code. Except as set forth on Schedule 3.16(l), the obligations of all Employee Plans that provide health, welfare or similar insurance are fully insured by bona fide third-party insurers. No Employee Plan is maintained through a human resources and benefits outsourcing entity, professional employer organization, or other similar vendor or provider.

Section 3.17 Contracts.

(a) Except as set forth on Schedule 3.17, the Company Group is not a party to or bound by any of the following categories of Contracts (the following categories of Contracts, whether or not such Contracts are listed on Schedule 3.17, the “Material Contracts”) as of the date of this Agreement:

(i) employment, consulting, severance, retention, bonus, change in control or other Contract with any current or former employee, officer, manager or consultant of the Company Group that is not terminable at will by the Company Group without penalty or liability on the part of the Company Group;

(ii) any indenture, mortgage, deed of trust, note, installment obligation, Contract or other instrument relating to the borrowing of money by the Company Group or the guaranty of any obligation for the borrowing of money by the Company Group;

(iii) any Contract for the lease of personal property by the Company Group involving the receipt or payment by the Company Group on or after the date hereof of more than Twenty Five Thousand Dollars ($25,000) annually;

(iv) any partnership, joint venture, limited liability company or similar agreement to which the Company Group is party;

(v) any license, sublicense, covenant not to sue, co-existence agreement, indemnification agreement, outsourcing agreement, or other Contract to which the Company Group is a party or by which it is bound (A) pursuant to which the Company Group has licensed, transferred or provided the right to use any other Person’s Intellectual Property Rights or covenanted not to sue a third party regarding any Intellectual Property Rights, or (B) pursuant to which another Person has licensed, transferred or provided the right to use any Intellectual Property Rights to the Company Group or covenanted not to sue the Company Group regarding any Intellectual Property Rights;

(vi) any Contract that contains any non-compete or exclusivity provisions with respect to any line of business, or that purports to restrict in any material respect the right of the Company Group (or, after the Closing Date, Buyer or any of its Subsidiaries) to conduct any line of business or to compete with any Person or operate in any geographic area or location;

(vii) any Contract for the maintenance of the Facility with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than Contracts that are terminable by the Company Group on sixty (60) or fewer days’ notice at any time without penalty;

(viii) any purchase and sale order for the Facility with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than Contracts that are terminable by the Company Group on sixty (60) or fewer days’ notice at any time without penalty;

(ix) any Contract for the purchase or sale, option to purchase or sell, right of first refusal, right of first offer or any other contractual right to purchase, sell or dispose of, by merger, purchase or sale of assets or stock or otherwise, any business or any asset with a value in excess of Two Hundred Fifty Thousand Dollars ($250,000), other than (A) the Spin-Off Assets, (B) Contracts for the maintenance of the Facility entered into in the ordinary course of business consistent with the past practice of the Company Group and (C) any purchase and sale orders entered into in the ordinary course of business consistent with the past practice of the Company Group;

(x) any Contract pursuant to which the Company Group has potential liability in respect of any purchase price adjustment, earn-out or contingent purchase price;

(xi) any license, royalty, Contract or other agreement concerning Intellectual Property Rights which is material to the Company Group;

(xii) any Contract to provide any funds to or make any investment in (whether in the form of a loan, capital contribution or otherwise) the Company Group or any other Person, other than the Spin-Off Assets;

(xiii) any settlement or similar agreements with respect to any Proceeding that include any continuing obligations of the parties thereto;

(xiv) any Contract that provides for the indemnification of any Person by the Company Group, except for Contracts entered into in the ordinary course of business consistent with the past practices of the Company Group or where such indemnity is not material to the Company Group;

(xv) any collective bargaining agreement or other Contract with any labor union;

(xvi) any Contract containing covenants limiting the freedom of any employee or consultant of the Company Group to engage in any line of business, compete with any Person or that otherwise may have the effect of restricting in any material respect the employee or consultant from the development, manufacture, marketing or distribution of products and/or services, including, without limitation, non-competition, non-solicitation and standstill obligations;

(xvii) any Contract with any distributor;

(xviii) any Contract pursuant to which the Company Group stores Inventory at any location other than the Facility; or

(xix) any Contract which (A) is not terminable by the Company Group on thirty (30) or fewer days’ notice at any time without penalty, and (B) involves the receipt or payment by the Company Group on or after the date of this Agreement of more than Two Hundred Fifty Thousand Dollars ($250,000) annually.

(b) There is not, under any of the aforesaid Material Contracts, any material breach, material default or event which, with notice or lapse of time, or both, would constitute a material default on the part of the Company Group, or to Seller’s Knowledge, any other party thereto. All such Material Contracts are in full force and effect, constitute the legal and binding obligations of the Company Group and, to Seller’s Knowledge, the other parties thereto, and have not been modified or amended, except as set forth on Schedule 3.17. Except as specifically indicated on Schedule 3.17, the execution of this Agreement and the Related Agreements and the consummation of transactions contemplated hereby and thereby will not give rise to any consent requirement or default under any of the aforesaid Material Contracts. Seller has delivered or made available to Buyer true and complete copies, including all amendments, modifications, supplements and waivers thereof, of each such Contract.

Section 3.18 Proceedings. Except as set forth on Schedule 3.18, there is no material Claim or Proceeding which is pending or, to the Knowledge of Seller, threatened against or relating to the Company Group or the Business or by or before any Governmental Entity that relates to the transactions contemplated by this Agreement and the Company Group is not subject to or bound by any outstanding Order.

Section 3.19 Taxes.

(a) Except as set forth on Schedule 3.19: (i) all Tax Returns required to be filed on behalf of or with respect to the Company Group on or before the Closing Date have been or will be duly and timely filed on or before the Closing Date and all Taxes reflected in such Tax Returns as being owing by or with respect to the Company Group and required to be paid on or prior to the Closing Date have been or will be paid or provided for in full on or prior to the Closing Date; (ii) all accruals or reserves for Taxes reflected in the Recent Financial Statements are adequate to cover Taxes accruing with respect to or payable by the Company Group through the Recent Financial Statements Date and the Company Group has not incurred or accrued any liability for Taxes subsequent to such date other than in the ordinary course of business; (iii) all Tax Returns filed or required to be filed on or before the Closing by or with respect to the Company Group are or will be correct and complete in all material respects; (iv) no Tax Return of or with respect to the Company Group has been audited by the relevant Tax authorities, and Seller or the Company Group has not received any notice in writing that any Tax Return is under examination; (v) no extension of the statute of limitations with respect to any claim for Taxes has been granted by or with respect to the Company Group; (vi) there are no Encumbrances (other than Permitted Encumbrances) for Taxes upon the assets of the Company Group; (vii) to Seller’s Knowledge, no claim has been made by any Governmental Entity in a jurisdiction where the Company Group does not file Tax Returns that the Company Group is or may be subject to taxation by that jurisdiction; (viii) the Company Group has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed; (ix) neither the Company nor Seller has received any written notice of deficiency, or assessment or proposed deficiency or assessment in writing, with respect to the operations of the Company Group from any taxing authority; (x) all amounts required in the operations of the Company Group to be withheld by or on behalf of the Company Group and paid to governmental agencies for Taxes, including income, social security, unemployment insurance, sales, excise, use and other Taxes, have been collected or withheld and paid to the proper governmental agency; (xi) the Company Group (A) has in its possession all material records and supporting documents required by all applicable sales and use Tax statutes and regulations regarding the collection and payment of sales and use Taxes required to be collected and paid over by such entity and regarding all exempt transactions by such entity for all periods open under the applicable statute of limitations, and (B) has maintained all such records and supporting documents in material compliance with all sales and use Tax statutes and regulations applicable thereto; (xii) none of Seller, the Company nor any member of the Company Group has filed an election with the IRS to have the Company or any member of the Company Group be classified as an association subject to Tax as a corporation for federal Tax purposes and each member of the Company Group is treated as a disregarded entity for U.S. federal income tax purposes; (xiii) all of the assets owned, leased, licensed or used by the Company that are subject to property Tax have been properly listed and described on the property Tax rolls of the appropriate governmental agency for all periods prior to the Closing Date and no portion of such property constitutes omitted property for property Tax purposes; and (xiv) (A) the Company’s total gross income and the Company’s gross income derived from each category of activity described in Schedule 3.19 are accurately set forth on such Schedule for the periods specified therein and (B) Schedule 3.19 provides a reasonable estimate of the Company’s total gross income and the Company’s gross income from each described category of activity, and the relative proportions of such gross income items to the Company’s total gross income, for such period. For purposes of the calculations described in this Section 3.19(a)(xiv), the Company’s gross income includes the Company’s allocable share of any income from entities treated as partnerships or disregarded entities for U.S. federal income tax purposes in which the Company owns any equity interest.

(b) Each Employee Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been established and operated in compliance with Section 409A of the Code or an available exemption therefrom. No compensation paid or payable by the Company Group has been or would reasonably be expected to be includable in the gross income of any “service provider” (within the meaning of Section 409A of the Code) pursuant to Section 409A of the Code. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise) will result in any “parachute payment” under Section 280G of the Code (or any corresponding provision of state, local, or foreign tax Law).

(c) There is no Contract, agreement, plan or arrangement to which the Company Group is a party which requires the Company Group to pay a Tax gross-up, equalization or reimbursement payment to any Person, including without limitation, with respect to any Tax-related payments under Section 409A of the Code or Section 280G of the Code.

(d) Seller has qualified as an S corporation within the meaning of Section 1361(a)(1) of the Code since January 1, 2009.

Section 3.20 Compliance with Law; Permits.

(a) Except as set forth on Schedule 3.20(a), the Company Group has conducted the Business in material compliance with, and is in material compliance with, all applicable Laws, Orders and Permits. Except as set forth on Schedule 3.20(a), the Company Group is not party to and has not received notice of any Proceeding.

(b) Schedule 3.20(b) sets forth a true and correct list of each of the material Permits held by the Company Group or issued by any Governmental Entity or other Person with respect to any of the Assets or the Business as of the date of this Agreement and the expiration date of each such Permit. Such Permits constitute all of the material Permits required for the conduct of the Business as presently conducted. Each such Permit is valid, binding and in full force and effect, and the Company Group is not in default (or with the giving of notice or lapse of time or both, would be in default) under any such Permit in any material respect. Except as set forth on Schedule 3.20(b), there are no Proceedings pending, nor to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification of any such Permit. All required filings with respect to such Permits have been timely made and all required applications for renewal thereof have been timely filed. Except as set forth on Schedule 3.20(b), no such Permits will terminate as a result of the consummation of the transactions contemplated by this Agreement or the Related Agreements, and no such Permit is required to be transferred to Buyer or any of its Affiliates at or prior to the Closing in order for Buyer to lawfully operate the Business on and after the Closing.

Section 3.21 Environmental Matters. Except as disclosed in Schedule 3.21:

(a) (i) The Company Group and the Business, including the methods and means employed in the operation thereof are, and at all times since September 10, 1998 have been, in compliance in all material respects with, and have no material Liability under, any and all applicable Environmental Laws; (ii) the Inventory that is, and has been, distributed, sold, stored, transferred or used by the Company Group is in compliance in all material respects with Environmental Law; (iii) the Company Group and the Business are in current compliance in all material respects with all of the applicable Permits issued to the Company Group or which are necessary for the Business under Environmental Laws; (iv) to Seller’s Knowledge all instances of past material noncompliance by the Company Group or concerning the Business since September 10, 1998, have been cured, settled, and resolved in all material respects; and (v) the Company Group and the Business have always been in compliance in all material respects with all of the applicable Permits issued to the Company Group or which are necessary for the Business under Environmental Laws.

(b) All material Permits required under Environmental Laws to have been obtained as of the date of this Agreement by or on behalf of the Company Group or, to the Knowledge of Seller, by or on behalf of any other Person, for the ownership and operation of the Business and the Facilities have been obtained, and remain in full force and effect, and there are no pending judicial or regulatory proceedings by any Governmental Entity that could reasonably be expected to result in the termination, revocation, nonrenewal or adverse modification of any such Permit.

(c) The Company Group has not received (i) any written request from a Governmental Entity or other third-party for information, or been notified in writing that it is a potentially responsible party, under CERCLA or (ii) any written notice from a Governmental Entity or any other third-party of any violation or alleged violation of, or liability or obligation under, any Environmental Laws.

(d) There are no pending, nor to Seller’s Knowledge, threatened Proceedings, Orders or Environmental Claims to which the Company Group is a party or otherwise related to the Business, or for which the Company Group has or is reasonably likely to have retained or assumed Liability either contractually or by operation of Law, including any such Proceedings, Orders or Environmental Claims relating to (i) compliance of, with, or liability pursuant to any Environmental Laws or (ii) any Handling of Substances.

(e) No Facility is listed or proposed for listing on the “National Priorities List” under CERCLA, or on the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the United States Environmental Protection Agency, as updated through the Closing Date, or any similar state list of sites requiring investigation or cleanup.

(f) The Company Group has not caused the Release of any Substance on or under any Facility in an amount and of a nature which has resulted in a material violation of Environmental Laws, material Liability or a material Environmental Claim with respect to the Company Group or the Business.

(g) The Company Group has not engaged in the Handling of any Substances, or caused the Release of any Substances in reportable quantities from, on or under any Facility or related to the Business except (i) in material compliance with applicable Environmental Laws, and (ii) in a manner that has not resulted in and is not reasonably likely to result in a material Environmental Claim or require remediation under any Environmental Law.

(h) The Company Group is not, and, with respect to the Business, neither Seller nor any of its Affiliates are, party to any Contract pursuant to which it is obligated to indemnify any other Person with respect to, or be responsible for any Environmental Claim or violations, obligations or liabilities pursuant to, or in violation of, Environmental Law.

(i) There is not now any known underground storage tanks, landfills, waste disposal areas, wastewater surface impoundments or lagoons, asbestos, or polychlorinated biphenyls on any Facilities.

(j) The Company Group and Seller have made available to Buyer true and correct copies of all final environmental assessment reports (including any Phase I or Phase II reports), and, in each case where no final report exists, the latest draft report, in the possession or control of the Company Group or Seller relating to any Facility, the Business, any Liability for the Company Group pursuant to Environmental Law or any Handling of Substances.

(k) Under the Asset Purchase Agreement between Mobil Oil Corporation and Agrifos Fertilizer L.P. dated September 10, 1998, (the “1998 APA”), there is not any material breach, material default or event which, with notice or lapse of time, or both, would constitute a material default on the part of the Company Group, or to Seller’s Knowledge, ExxonMobil. The 1998 APA is in full force and effect, constitutes the legal and binding obligation of the Company Group and, to Seller’s Knowledge, ExxonMobil, and has not been modified or amended in any material respect. The execution of this Agreement and the Related Agreements and the consummation of transactions contemplated hereby and thereby will not give rise to any consent requirement or default under the 1998 APA.

Section 3.22 Certain Affiliated Interests. Except as set forth on Schedule 3.22: (a) there are no (i) Contracts between any member, officer, manager or employee of Seller or the Company Group or any Family Member or Affiliate of any of the foregoing (a “Related Party”), on the one hand, and the Company Group, on the other hand, or (ii) the guarantee by the Company Group of, or the contractual obligation of the Company Group to be responsible for, any obligation for the borrowing of money or otherwise by any Related Party; and (b) no Related Party has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the Business of the Company Group. Except as set forth on Schedule 3.22, the Company Group is not indebted to any Related Party except for amounts due for normal compensation and for reimbursement of ordinary business expenses and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any act or event, or with the lapse of time, or both) result in any payment becoming due from the Company Group to any Related Party. Except as set forth on Schedule 3.22, to the Knowledge of Seller, no Related Party has had any interest in any competitor, customer, supplier or other Person that has had any material business relationship or material transaction with the Business of the Company Group during the last three (3) years.

Section 3.23 Broker. Except for the fees and commissions of Macquarie Capital (USA) Inc. (“Macquarie”), which will be paid as a Transaction Expense pursuant to Section 1.04(c), no broker, finder, investment banker, financial adviser or other Person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon any arrangements made by or on behalf of Seller, the Company Group or their respective Affiliates.

Section 3.24 Distributors. Schedule 3.24 lists the three (3) distributors of the Company Group (each such distributor, a “Distributor”). Seller has provided Buyer with correct and complete copies of each Contract between the Company Group and a Distributor, including any amendments, exhibits, schedules or other attachments thereto. No Distributor has given written notice to Seller, the Company Group or any of their respective Affiliates that such Distributor intends to terminate its current business relationship with the Company Group or materially decrease the amount of products it purchases from the Company Group.

Section 3.25 Acquisition of Common Units for Investment. Seller is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the transactions contemplated under this Agreement. Seller is acquiring the Common Units constituting a portion of the Purchase Price for investment purposes, with no present intention of distributing or reselling such Common Units; provided, however, that Seller may transfer the Common Units to any Permitted Transferees in accordance with the terms set forth in this Agreement. Seller represents that by reason of its, or of its management’s, business and financial experience, Seller has the capacity to evaluate the merits and risks of its investment in such Common Units and to protect its own interests in connection with the transactions contemplated in this Agreement. Seller has had the opportunity to review such disclosure regarding Buyer, its business, its financial condition and its prospects as Seller has determined to be necessary in connection with the purchase of such Common Units, including, without limitation, the SEC Documents, and has had an opportunity to ask such questions and make such inquiries concerning Buyer, its business, its financial condition and its prospects as Seller has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries. Seller acknowledges that Buyer has not given Seller any investment or tax advice, credit information or opinion on whether the purchase of such Common Units is prudent. Seller understands that: (a) such Common Units are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws; (b) such Common Units have not been registered under the Securities Act or the securities laws of any state; (c) such Common Units are and will be “restricted securities” as said term is defined in Rule 144 of the rules and regulations promulgated under the Securities Act; and (d) such Common Units may not be sold, pledged or otherwise transferred unless a registration statement for such transaction is effective under the Securities Act and any applicable state securities laws, or unless an exemption from such registration provisions are available with respect to such transaction.

Section 3.26 No Other Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE III, SELLER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE INTERESTS, THE COMPANY GROUP, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTERS, INCLUDING ANY REPRESENTATION OR WARRANTY AS TO FINANCIAL PROJECTIONS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement, Buyer represents and warrants to Seller as follows:

Section 4.01 Organization. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.02 Authority Relative to this Agreement. Buyer has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite partnership action taken on the part of Buyer and no other partnership proceedings on the part of Buyer or its Affiliates are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Buyer and, assuming the due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms except to the extent that such enforcement is limited by the Enforceability Limitations. The

Related Agreements to which Buyer is to be a party will, when executed and delivered by Buyer at Closing, assuming the due authorization, execution and delivery of the Related Agreements by the other parties thereto, constitute valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except to the extent that such enforcement is limited by the Enforceability Limitations.

Section 4.03 Consents and Approvals; No Violation. Neither the execution and delivery of this Agreement or the Related Agreements by Buyer, the purchase by Buyer of the Interests pursuant to this Agreement, nor the consummation of the other transactions contemplated by this Agreement and the Related Agreements will: (a) conflict with or result in any breach of any provision of Buyer’s Constitutional Documents; (b) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity other than those required under the HSR Act; (c) result in a material default or a material breach (or give rise to any right of termination, cancellation, consent or acceleration) under any of the terms, conditions or provisions of any material Contract to which Buyer is a party or by which its assets may be bound; or (d) violate in any material respect any Order or Law applicable to Buyer or any of its assets.

Section 4.04 Acquisition of Interests for Investment. Buyer is acquiring the Interests for investment and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling such Interests. Buyer agrees that the Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from registration available under the Securities Act.

Section 4.05 Adequate Financing. Buyer has delivered to Seller a true and complete copy of the executed Second Amended and Restated Credit Agreement between Rentech Nitrogen, LLC, the other borrowers from time to time party thereto, Buyer, the lenders from time to time party thereto (the “Lenders”) and General Electric Capital Corporation, together with all exhibits, schedules and annexes thereto (the “Credit Agreement”), pursuant to which the Lenders have committed to provide, among other debt financing, debt financing in an aggregate principal amount of One Hundred Fifty Five Million Dollars ($155,000,000) (the “New Financing”). The funds in the amount set forth in the Credit Agreement (together with Buyer’s current cash availability) are sufficient for Buyer to make payment of the Initial Cash Purchase Price as contemplated by Section 1.04.

Section 4.06 Broker. Except for the fees and commissions of BMO Capital Markets and Imperial Capital (“Buyer’s Bankers”), which will be paid by Buyer, no broker, finder, investment banker, financial adviser or other person is entitled to any brokerage, finder’s, investment banker’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon any arrangements made by or on behalf of Buyer or its Affiliates.

Section 4.07 Valid Issuance of Common Units. The Common Units constituting a portion of the Purchase Price, when issued, sold and delivered in accordance with the terms of this Agreement and in consideration for the sale of the Interests, will be duly and validly issued, fully paid and nonassessable (except as such nonassessability may be affected by Sections 17-303,

17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act) and will be free of Encumbrances other than those described in this Agreement. Based in part upon the representations of Seller in this Agreement, such Common Units will be issued in compliance with all applicable federal and state securities Laws.

Section 4.08 SEC Documents. Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by Buyer with the SEC since November 9, 2011, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act (the “SEC Documents”). As of its respective filing date, each SEC Document complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, none of the SEC Documents as of the date hereof contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, to the knowledge of Buyer, none of the SEC Documents is the subject of any ongoing review by the SEC. The audited consolidated financial statements and the unaudited quarterly financial statements (including, in each case, the notes thereto) of Buyer included in the SEC Documents when filed complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

Section 4.09 No Other Representations or Warranties. OTHER THAN THE REPRESENTATIONS AND WARRANTIES EXPRESSLY CONTAINED IN THIS ARTICLE IV, BUYER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, RELATING TO THE COMMON UNITS, THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER MATTERS, AND ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY DISCLAIMED.

ARTICLE V

CONDUCT AND TRANSACTIONS PRIOR TO AND AT CLOSING

Section 5.01 Access. From and after the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article X (the “Pre-Closing Period”), Seller will afford, and shall cause its Representatives and the Company Group to afford, Buyer and its Representatives reasonable access, upon prior written notice to the Company Group and during normal business hours, to the Real Property, the Facilities, the Company Group’s management and to the books and records, Contracts, Tax Returns, work papers and such other documents and information of the Company Group, as may be reasonably requested, so that Buyer may have an opportunity to make such investigations as it shall reasonably desire to make of the Business and operations of the Company Group.

Section 5.02 Conduct of the Company Group. During the Pre-Closing Period, Seller will cause the Company Group not to take any of the actions required to be disclosed pursuant to Section 3.09 unless Seller obtains the written consent of Buyer. Notwithstanding anything herein to the contrary, it is understood and agreed that the Company Group may during the Pre-Closing Period: (a) pay dividends or distributions of its available cash to Seller; (b) distribute or otherwise transfer ownership of the assets of the Company Group set forth on Schedule 5.02 (the “Spin-Off Assets”) to Seller or such other Person or Persons as Seller shall designate in accordance with Section 5.08; and (c) perform the actions set forth on Schedule 5.02.

Section 5.03 Efforts to Consummate.

(a) Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts, and the other party shall cooperate with such efforts, to take or cause to be taken all actions and do or cause to be done all things reasonably required under all applicable Laws and this Agreement in order to consummate the transactions contemplated hereby, including commercially reasonable efforts to: (i) obtain any consents and approvals of, or effect the notification of or filing with, each Person, whether private or governmental, whose consent or approval is required to permit a due and punctual consummation of the transactions contemplated hereby and thereby, and (ii) fulfill all conditions to the consummation of the transactions contemplated hereby and thereby. Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain all of the consents set forth in Schedule 3.06.

(b) In furtherance and not in limitation of the foregoing, as promptly as practicable (but in any event within ten (10) Business Days) after the date of this Agreement, (i) Seller shall use commercially reasonable efforts to make, or cause to be made, all filings necessary under the HSR Act and Buyer shall use commercially reasonable efforts to make all filings necessary to be made by Buyer in connection therewith, in each case, unless such filings have been made prior to the date of this Agreement, and (ii) Buyer shall use commercially reasonable efforts to make, or cause to be made, all filings necessary under the HSR Act and Seller shall use commercially reasonable efforts to make all filings necessary to be made by Seller in connection therewith, in each case, unless such filings have been made prior to the date of this Agreement. Each of Seller and Buyer shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any such filings. The parties shall use their commercially reasonable efforts to respond to any requests for additional information made by any Governmental Entity to which any such filing was made. Each party shall provide the other party or parties (or its or their external counsel in respect of competitively sensitive, privileged or confidential matters) with reasonable opportunity to review and comment on all filings, submissions and proposals made to Governmental Entities or the staff or regulators of any Governmental Entity in connection with the transactions contemplated by this Agreement and the other documents, including agreements, instructions, and certificates, executed by parties in connection with the consummation of the transactions contemplated by this Agreement, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such filings, submissions and proposals. Buyer shall be responsible for (and has paid) all filing fees associated with all filings made by Buyer pursuant to the HSR Act.

(c) The parties shall use their commercially reasonable efforts to cause any applicable waiting periods to expire at the earliest possible date and to resist vigorously, at their respective cost and expense, any assertion that the transactions contemplated by this Agreement or the other documents, including agreements, instructions, and certificates, executed by parties in connection with the consummation of the transactions contemplated by this Agreement constitute a violation of the HSR Act, all to the end of expediting consummation of the transactions contemplated herein. The parties shall cooperate with each other in the institution of any Proceeding to obtain any approval under the HSR Act or other applicable Law for the transactions contemplated by this Agreement or the other Documents, and the defense of any Proceeding challenging the transactions contemplated hereby or thereby as violative of the HSR Act or such other applicable Law. Buyer shall, at its cost, have the ultimate right to direct and control any such Proceeding with counsel of its choosing.

(d) Notwithstanding anything to the contrary in this Agreement, neither Buyer nor Seller shall be required to (i) commit to or effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of any businesses, product lines or assets of Buyer or its Affiliates or its Subsidiaries, (ii) otherwise take or commit to take actions that would limit Buyer’s or Seller’s freedom of action with respect to, or its ability to retain, one or more of the businesses, product lines or assets of such party or its Affiliates or its Subsidiaries, or (iii) expend money to a third party in exchange for any consent of any Governmental Entity or other Person.

Section 5.04 Exclusivity. During the Pre-Closing Period, Seller will not, and shall cause its Affiliates and its and their Representatives not to: (a) solicit, encourage, initiate, or otherwise facilitate any inquiries or the making of any proposal or offer with respect to or relating to Another Transaction; (b) conduct any discussions, enter into any negotiations, agreements, understandings or transactions, or provide any information to any Person (other than Buyer and its Representatives) with respect to or relating to Another Transaction; or (c) provide any non-public financial or other confidential or proprietary information regarding the Company Group (including this Agreement and the Related Agreements and any other materials containing Buyer’s proposed terms and any other financial information, projections or proposals regarding the Company Group or Business) to any Person (other than Buyer and its Representatives). During the Pre-Closing Period, Seller agrees to notify Buyer in writing within three (3) days of the receipt by Seller or its Representatives of any indications of interest or offers for Another Transaction. Seller shall cause the Company Group and its Affiliates to discontinue all discussion regarding and shall not become and shall cause the Company Group and its Affiliates to not become a party to, or bound by, any agreement with respect to Another Transaction other than this Agreement and Seller shall ensure that this Agreement will not violate any agreement to which Seller or the Company Group is bound.

Section 5.05 Public Announcements. Other than a press release in the form of Exhibit L to be issued on the date hereof, prior to Closing, no party hereto shall issue any press release or other public statements with respect to the transactions contemplated by this Agreement without the prior written approval of the other party; provided, however, that Buyer may issue any press release or make any public statements which it is advised by its counsel are required by applicable Law concerning Buyer’s publicly-traded securities, in which event Buyer shall consult with Seller before doing so.

Section 5.06 Notice of Prospective Breach; Supplement to Schedules. Seller shall promptly notify Buyer in writing upon the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause: (a) any representation or warranty of Seller contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Closing if such representation and warranty were made at such time; or (b) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. From time to time prior to the Closing, Seller shall supplement or amend with reasonable frequency the information contained in the Schedules with respect to any material matter hereafter arising, which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in any Schedule; provided that no disclosure by Seller pursuant to this Section 5.06 shall be deemed to amend or supplement the Schedules to this Agreement, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, or affect the right of Buyer under Article IX.

Section 5.07 Listing Application; Securities Filings. Buyer shall cause the Common Units issued to Seller as a portion of the Purchase Price to be authorized for listing on the NYSE (or any other securities exchange or market on which the Common Units are then trading) on or prior to the time such Common Units are issued. Buyer shall make all necessary federal securities filings pursuant to Regulation D under the Securities Act and all necessary state securities filings, if any, in connection with the issuances of Common Units to Seller hereunder.

Section 5.08 Spin-Off of Spin-Off Assets. Seller shall, and shall cause its Affiliates to, effective at or prior to the Closing, distribute or transfer all Spin-Off Assets to Seller or its designees, but not to the Company Group pursuant to agreements, instruments, resolutions or other documents in form and substance reasonably satisfactory to Buyer.

Section 5.09 Termination of Affiliate Agreements. Seller shall, and shall cause its Affiliates to, terminate or assign to Seller, at or prior to the Closing, all Contracts (including the Intercompany Notes) between or among Seller or its Affiliates (other than the Company Group), on the one hand, and the Company Group, on the other hand. On or prior to the Closing Date, Seller shall provide Buyer evidence reasonably satisfactory to Buyer in form and substance that such Contracts have been terminated.

Section 5.10 Assistance with Financing.

(a) Seller acknowledges that Buyer may seek to obtain financing from time to time after the date of this Agreement, including, without limitation, pursuant to the New Financing. In furtherance of such efforts, Buyer will need to provide third parties, including the lenders from whom Buyer intends to obtain such financing, including the Lender (the “Financing Parties”), the information which is reasonably customary in connection with the arrangement of debt financing (the “Company Group Information”), including, without limitation, the following: (i) as promptly as practicable all historical financial and other pertinent historical information regarding the Company Group and its Affiliates as may be reasonably requested in writing by

Buyer in connection with the New Financing or other financing (including such information which Buyer has determined is necessary for any filings with the SEC or the preparation of one or more information packages regarding the Business, operations, financial projections and prospects of the Company Group and its Affiliates customary for such financing or reasonably necessary for the syndication of the New Financing or other financing by the financing source) and (ii) furnishing all financial statements expressly required by the Credit Agreement within the time periods specified therein. Upon the reasonable request of Buyer, the Company Group shall provide the Company Group Information to the Buyer or a Financing Party upon such Financing Party’s customary undertaking of confidentiality. In addition, at Buyer’s sole expense (including the reimbursement of the out-of-pocket costs of the Company Group’s attorneys, accountants and other advisors), the Company Group shall provide reasonable cooperation, and shall cause its Affiliates and independent accountants to cooperate, as reasonably requested by the Buyer, in connection with the arrangement of, and the negotiation of agreements with respect to, any such financing.

(b) During the Pre-Closing Period, the Company Group shall use commercially reasonable efforts, at Buyer’s sole expense (including the reimbursement of the out-of-pocket costs of the Company Group’s attorneys, accountants and other advisors), to provide, and shall cause its Affiliates and independent accountants to provide, Buyer with such information as the Buyer may reasonably request (including Company Group Information and management representation letters required for any audit and accountants comfort letters required in connection with debt or equity offerings) in connection with: (i) the completion of any private offering memorandums or other disclosure documents, (ii) Buyer’s efforts to cause the Company Group’s financial statements and the pro forma financial information described in clause (iii) to comply with Regulation S-X under the Securities Act and (iii) Buyer’s preparation of pro forma financial information for purposes of its reports, or other filings in accordance with Securities Act or the Exchange Act.

(c) During the Pre-Closing Period, in the event the SEC has comments or questions on any of the Company Group’s or Affiliates financial information, the Company Group at Buyer’s sole expense (including the reimbursement of the out-of-pocket costs of the Company Group’s attorneys, accountants and other advisors), shall use commercially reasonable efforts to reasonably assist and cooperate, and shall cause its independent accountants and Affiliates to assist and cooperate, with Buyer, Buyer’s independent accountants and the SEC to resolve any such issues and questions regarding the Company Group Information and take such commercially reasonably actions with respect to such financial statements or information as are necessary for the Buyer to satisfy its obligations under Regulation S-X.

(d) During the Pre-Closing Period, at Buyer’s sole expense (including the fees of the Company Group’s attorneys, accountants and other advisors and the reimbursement of such Person’s out of pocket costs), the Company Group shall reasonably cooperate, and shall cause its Affiliates to reasonably cooperate, with Buyer’s reasonable requests in connection with Buyer’s compliance with applicable Laws with respect to the transactions hereunder, including: (i) providing access to its management upon reasonable prior notice during normal business hours to assist with SEC reporting obligations of the transactions hereunder, including the preparation by Buyer of pro forma financial statements and addressing purchase accounting issues; (ii) allowing access to the Company Group’s independent accountants (including to the extent required by such accountants, consent to the release of their work papers to Buyer or Buyer’s independent accountants), and discussing with the Company Group’s independent accountants appropriate consents to fulfill Buyer’s reporting requirements, including financial statements and the notes thereto; (iii) assisting Buyer in preparation of materials for rating agency presentations, offering documents, offering circulars or private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the New Financing or any other financing, (iv) participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the New Financing or any other financing, (v) providing authorization letters to the New Financing or other sources authorizing the distribution of information to prospective lenders and containing a customary representation that such information does not contain a material misstatement or omission and containing a representation to the New Financing or other financing sources that the public side versions of such documents, if any, do not include material non-public information about the Company Group or its Affiliates or their securities, (vi) cooperating reasonably with Buyer’s New Financing or other financing sources’ due diligence, to the extent customary and reasonable and to the extent not unreasonably interfering with the business of the Company Group, and (vii) using its commercially reasonable efforts to arrange for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of all indebtedness contemplated by the Credit Agreement to be paid off, discharged and terminated on the Closing Date; provided, that the Company Group shall not be required to take any action prior to the Closing in contravention of the terms of any Company Debt and the effectiveness of any such documentation executed by the Company Group shall be subject to the consummation of the Closing.

Section 5.11 Payoff Letters. Prior to the Closing, Seller shall use its commercially reasonable efforts to obtain a Payoff Letter duly executed by the lender or agent for each item of Payoff Indebtedness, which shall state that (a) if the party delivering such Payoff Letter is an agent for the lenders under the Payoff Indebtedness, that it is acting in its capacity as agent for such lenders, (b) upon the payment of that portion of the Payoff Amount set forth in such Payoff Letter by the time and date specified in the Payoff Letter (plus any per diem amounts that may increase that portion of the Payoff Amount set forth therein), the Company Group shall have satisfied all obligations to the applicable lender or lenders under the documents governing the Payoff Indebtedness (other than breakage costs which may be invoiced at a later date and expense reimbursement and indemnification obligations which are not yet due and payable and survive the termination of the applicable loan documents), (c) all commitments of the lenders under the applicable Payoff Indebtedness have been terminated in full, (d) all guarantees and liens granted under the Payoff Indebtedness, if any, shall have been or, upon the disbursement of the relevant portion of the Payoff Amount in accordance with the instructions in the applicable Payoff Letter shall be, discharged and released in their entirety, (e) each applicable lender or its agent agrees to deliver all lien releases or other documents reasonably requested by Buyer or any lender to Buyer to evidence the releases referred to in clause (d), (f) Buyer or the borrowers and any guarantors under the Payoff Indebtedness are authorized to prepare and file or deliver, as the case may be, UCC-3 lien termination financing statements, mortgage releases, intellectual property releases, deposit account control agreement termination notices and such other releases and documentation necessary to effectuate the release of liens contemplated by clause (d) above and (g) in respect of any Payoff Indebtedness that is secured by a lien, an undertaking of the holders of such Payoff Indebtedness to promptly deliver to the Company Group upon payment of the amounts specified in the Payoff Letter (i) such fully executed documents as may be reasonably requested by Buyer to evidence the release of such liens and (ii) any and all assets of the Company Group in the possession or control of the agent or the applicable lender(s) held as collateral to secure the Payoff Indebtedness, including, without limitation, notes and stock certificates.

Section 5.12 Title Insurance. During the Pre-Closing Period, Seller will use, and shall cause the Company Group to use, commercially reasonable efforts to assist Buyer in obtaining from a nationally recognized title insurance company, at Buyer’s expense, Title Policies for all of the Real Property.

Section 5.13 401(k) Plan Termination. Effective no later than the day immediately prior to the Closing, the Company Group shall cause the Agrifos Salaried Savings Plan to be terminated pursuant to resolutions duly adopted by Seller’s board of directors or the Operating Subsidiary’s board of managers, as applicable.

ARTICLE VI

CLOSING CONDITIONS

Section 6.01 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to purchase the Interests and consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing, of the following conditions, unless waived (to the extent such conditions can be waived) by Buyer:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Seller in Article III of this Agreement that are qualified by “material,” Company Group Material Adverse Effect or similar terms shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all respects as of such particular date), and all other representations and warranties made by Seller in Article III of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such particular date), except to the extent that any inaccuracies of such representations and warranties in the aggregate do not have, and would not reasonably likely have, a Company Group Material Adverse Effect.

(b) Performance of Obligations. Seller shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement on or as of the Closing Date.

(c) No Restraint. No provisions of any applicable Law shall be in effect prohibiting the consummation of the transactions contemplated hereby or by the Related Agreements.

(d) HSR Waiting Period. The waiting period required under the HSR Act, including any extensions thereof, shall have expired or otherwise terminated, and neither Buyer nor Seller shall be subject to any injunction or temporary restraining order against consummation of the transactions hereby.

(e) Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity, or threatened, which may result in the restraint or prohibition of the consummation of the transactions contemplated by this Agreement or any of the Related Agreements or which could result in damages payable by Buyer in connection therewith or result in a divestiture by Buyer of all or a substantial part of the Business, and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(f) Related Agreements. Seller and its applicable Affiliates shall have executed and delivered the Related Agreements to which it or such Affiliates are intended to be a party.

(g) Absence of Company Group Material Adverse Effect. Between the date of this Agreement and the Closing Date, no change, circumstance or event shall have occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect.

(h) Related Certificates. Each of the following certificates shall have been executed and delivered by the Person who is the subject thereof:

(i) a certificate of the secretary of Seller dated as of the Closing Date, certifying (A) that true and complete copies of the Constitutional Documents of the Company Group as in effect on the Closing Date are attached thereto; (B) that true, correct and complete copies of resolutions of Seller’s board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby are attached thereto; and (C) as to the incumbency of each officer of Seller executing this Agreement or any Related Agreement, together with good standing certificates of the Company Group as of a date within ten (10) days prior to the Closing Date; and

(ii) a certificate of an officer of Seller dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of Seller contained herein as of the Closing Date in accordance with Section 6.01(a), and (B) the performance of the covenants of Seller contained herein to be performed on or prior to the Closing Date in accordance with Section 6.01(b).

(i) Spin-off Assets. The spin-off of the Spin-Off Assets shall have been completed in accordance with Section 5.08.

(j) Payoff of Certain Company Debt. Seller shall have arranged for the settlement and payoff at the Closing of all Company Debt (other than the Company Debt listed on Schedule 3.08(b)) and shall have delivered, or shall have caused the applicable lender or agent to deliver, to Buyer (i) Payoff Letters with respect to Company Debt listed on Schedule 6.01(j) (the “Payoff Indebtedness”) duly executed by the lender or agent for such Payoff Indebtedness and (ii) in respect of any Payoff Indebtedness that is secured by a lien, an undertaking of the holders of such Payoff Indebtedness to promptly deliver to the Company upon payment of the amounts specified in the Payoff Letter (A) such fully executed documents as may be reasonably requested by Seller to evidence the release of such liens and (B) any and all assets of the Company Group in the possession or control of the agent or the applicable lender(s) held as collateral to secure the Payoff Indebtedness, including, without limitation, notes and stock certificates.

(k) 401(k) Plan. Buyer shall have received from Seller evidence satisfactory to Buyer that the Agrifos Salaried Savings Plan has been terminated effective as of the day immediately prior to the Closing pursuant to resolutions duly adopted by Seller’s board of directors or the Operating Subsidiary’s board of managers, as applicable.

(l) Financing. The New Financing shall have been funded in accordance with the terms of the Credit Agreement.

(m) Benefit Plans. Buyer shall have received from Seller evidence reasonably satisfactory to Buyer that Seller has assigned to the Company Group, and the Company Group has assumed, the health care and pharmacy benefits plan and each other health and welfare benefit plan or program maintained by Seller for the benefit of the Company Group’s employees, effective at or prior to the Closing.

Section 6.02 Conditions to Obligations of Seller. The obligations of Seller under this Agreement to sell the Interests and consummate the other transactions contemplated hereby are subject to the satisfaction, on or prior the Closing, of the following conditions, unless waived (to the extent such conditions can be waived) by Seller:

(a) Accuracy of Representations and Warranties. The representations and warranties made by Buyer in Article IV of this Agreement that are qualified by “material,” Buyer Material Adverse Effect or similar terms shall be true and correct in all respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all respects as of such particular date), and all other representations and warranties made by Buyer in Article IV of this Agreement shall be true and correct in all material respects as of the date of this Agreement and on and as of the Closing Date with the same effect as if such representations and warranties had been made at and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date (which shall be true and correct in all material respects as of such particular date), except to the extent that any inaccuracies of such representations and warranties in the aggregate do not have, and would not reasonably likely have, a Buyer Material Adverse Effect.

(b) Performance of Obligations. Buyer shall have performed or complied in all material respects with all agreements, obligations and covenants required to be performed by it under this Agreement on or as of the Closing Date.

(c) No Restraint. No provisions of any applicable Law shall be in effect prohibiting the consummation of the transactions contemplated hereby or by the Related Agreements.

(d) HSR Waiting Period. The waiting period required under the HSR Act, including any extensions thereof, shall have expired or otherwise terminated, and neither Buyer nor Seller shall be subject to any injunction or temporary restraining order against consummation of the transactions hereby.

(e) Actions and Proceedings. No Proceeding shall be pending before any Governmental Entity, or threatened, which may result in the restraint or prohibition of the consummation of any of the transactions contemplated by this Agreement or any of the Related Agreements or which could result in damages payable by Seller or its Affiliates in connection therewith and no court of competent jurisdiction shall have issued an injunction with respect to the consummation of the transactions contemplated by this Agreement and the Related Agreements that shall not be stayed or dissolved at the time of Closing.

(f) Related Agreements. Buyer shall have executed and delivered the Related Agreements to which it is intended to be a party.

(g) Purchase Price. The Initial Cash Purchase Price, the Initial Equity Purchase Price and the Supplemental Unit shall have been delivered by Buyer in the manner contemplated by Section 1.04.

(h) Absence of Buyer Material Adverse Effect. Between the date of this Agreement and the Closing Date, no change, circumstance or event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

(i) Related Certificates. Each of the following certificates shall have been executed and delivered by the Person who is the subject thereof:

(i) a certificate of the secretary of the General Partner dated as of the Closing Date, certifying (A) that true and complete copies of the Constitutional Documents of Buyer and the General Partner as in effect on the Closing Date are attached thereto; (B) that true, correct and complete copies of resolutions of the General Partner’s board of directors authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby are attached thereto; and (C) as to the incumbency of each officer of the General Partner executing this Agreement or any Related Agreement, together with good standing certificates of Buyer and each of its Subsidiaries as of a date within ten (10) days prior to the Closing Date; and

(ii) a certificate dated as of the Closing Date, certifying as to (A) the accuracy of the representations and warranties of Buyer contained herein as of the Closing Date in accordance with Section 6.02(a); and (B) the performance of the covenants of Buyer contained herein to be performed on or prior to the Closing Date in accordance with Section 6.02(b).

ARTICLE VII

CLOSING AND CLOSING DELIVERIES

Section 7.01 Time and Place of Closing. Upon the terms and subject to satisfaction or waiver of the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place on November 1, 2012 or such later that that is no later than the two (2) Business Days after the date that all closing conditions set forth in Article VI have been satisfied or waived. The Closing shall take place at the offices of Seward & Kissel LLP, counsel for Seller, or at such other place or time as the parties may agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date” and the Closing shall be deemed to have occurred as of 11:59:59 p.m. local time in New York, NY on the Closing Date.

Section 7.02 Deliveries by Seller. At the Closing, Seller will deliver or cause to be delivered to Buyer the following:

(a) The certificates described in Section 6.01(h);

(b) The Related Agreements duly executed by Seller or its Affiliates to the extent intended to be a party thereto;

(c) A duly executed and acknowledged certificate (or other required documentation), in compliance with the Code and the Treasury Regulations promulgated thereunder, certifying such facts as to establish that the transactions contemplated by this Agreement are exempt from withholding pursuant to Section 1445 of the Code;

(d) Evidence reasonably satisfactory to Buyer that the Company Group has terminated (i) the employment of each of Margaret R. Smith, Timothy Cotton, Farouk Chaouni, David Gutacker and Tom Edwards, and (ii) the Key Personnel Employment Agreements, in each case, effective as of the Closing;

(e) The written resignations (effective as of the Closing Date) of the Key Personnel as officers of the Company Group, in form and substance reasonably satisfactory to Buyer;

(f) Evidence reasonably satisfactory to Buyer that Seller has assigned to the Company Group, and the Company Group has assumed, the health care and pharmacy benefits plan and each other health and welfare benefit plan or program maintained by Seller for the benefit of the Company Group’s employees, effective at or prior to the Closing; and

(g) All other documents, instruments and writings required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement.

Section 7.03 Deliveries by Buyer. At the Closing, Buyer will deliver or cause to be delivered the following to or for the account of Seller:

(a) The Initial Cash Purchase Price, the Initial Equity Purchase Price and the Supplemental Unit to Seller, the Escrow Agent and other third parties in accordance with the provisions of Section 1.04;

(b) The certificates described in Section 6.02(i);

(c) The Related Agreements duly executed by Buyer or its Affiliates to the extent Buyer or such Affiliates to the extent intended to be a party thereto;

(d) Evidence that Buyer has delivered to its transfer agent an irrevocable instruction letter instructing the transfer agent to remove, at the end of the Lock-Up Period, all stop transfer instructions and restrictive legends from the Common Units issued to Buyer hereunder; and

(e) All other documents, instruments and writings required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement.

ARTICLE VIII

POST-CLOSING COVENANTS

Section 8.01 Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto will use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to make effective the sale of the Interests and the other transactions contemplated by this Agreement and the Related Agreements. From time to time after the Closing Date if requested: (a) Seller will, without further consideration, execute and deliver such documents to Buyer as Buyer may reasonably request in order more effectively to vest in Buyer good title to the Interests and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements; and (b) Buyer will, without further consideration, execute and deliver such documents to Seller as Seller may reasonably request in order more effectively to vest in Seller good title to the Common Units and to more effectively consummate the transactions contemplated by this Agreement and the Related Agreements.

Section 8.02 Resale of Common Units.

(a) Seller agrees that, other than transfers to Permitted Transferees and subject to Section 8.02(g), it shall not sell or otherwise transfer any of the Common Units included as part of the Initial Equity Purchase Price during the Lock-Up Period. Buyer may impose stop-transfer instructions and may stamp any certificate (or statement of holding in book-entry form) representing such Common Units issued as part of the Initial Equity Purchase Price with the following legend until the end of the Lock-Up Period:

“THE UNITS REPRESENTED BY THIS [CERTIFICATE] [STATEMENT OF HOLDING] ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD OF UP TO 180 DAYS FROM THE DATE OF ISSUANCE, AS SET FORTH IN A MEMBERSHIP INTEREST PURCHASE AGREEMENT, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE PARTNERSHIP.”

(b) If Seller should decide to dispose of any of such Common Units issued as part of the Initial Equity Purchase Price, Seller understands and agrees that it may do so only after the expiration of the Lock-Up Period and after such Common Units have been registered under the Securities Act and qualified under applicable state and foreign securities laws, unless an exemption from such registration and qualification requirements is available. Seller agrees to the imprinting, so long as appropriate, of substantially the following legend on certificates (or statement of holding in book-entry form) representing such Common Units:

“THE UNITS REPRESENTED BY THIS [CERTIFICATE] [STATEMENT OF HOLDING] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE, DISTRIBUTE OR OTHERWISE TRANSFER THE UNITS EVIDENCED HEREBY, EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.”

(c) Buyer shall provide its transfer agent with written instructions in the form set forth as Exhibit N and Buyer agrees not to revoke such written instructions.

(d) After the Lock-Up Period and subject to Section 8.02(g), Seller agrees with respect to Common Units included as part of the Initial Equity Purchase Price, that (i) Seller and its Permitted Transferees shall not sell on any day more than 20,000 Common Units; and (ii) Seller and its Permitted Transferees shall not sell in any calendar month more than 200,000 Common Units. Further, after the issuance of any Common Units that are part of a Supplemental Purchase Price Amount and subject to Section 8.02(g), Seller agrees with respect to such Common Units, that (i) Seller and its Permitted Transferees shall not sell on any day more than 20,000 Common Units; and (ii) Seller and its Permitted Transferees shall not sell in any calendar month more than 200,000 Common Units.

(e) Notwithstanding the foregoing, Buyer shall take such action as Seller or any Permitted Transferee may reasonably request, including, without limitation, removing any stop transfer instructions and/or removing or causing to be removed any restrictive legend described herein and issuing or causing to be issued Common Unit certificates (or statements of holding in book-entry form) without a restrictive legend to Seller or a Permitted Transferee or their designees (including, in either case, Buyer causing its counsel to issue to its transfer agent any necessary legal opinions in connection therewith, subject to receipt of any customary representation letter required from Seller), all to the extent required from time to time to enable such Person to sell Common Units without registration under the Securities Act in accordance with Rule 144 under the Securities Act (“Rule 144”) and subject to any applicable limitations otherwise expressly provided in this Agreement. Upon the request of Seller or any Permitted Transferee in connection with such Person’s sale of Common Units pursuant to Rule 144, Buyer shall deliver to such person a written statement confirming its compliance with such requirements.

(f) With a view to making available to Seller and any Permitted Transferee the benefits of Rule 144, Buyer agrees to use its reasonable best efforts to: (i) make and keep public information available, as those terms are used in Rule 144, at all times; (ii) file with the SEC in a timely manner all reports and other documents required of Buyer under the Exchange Act; and (iii) furnish to Seller and any Permitted Transferee, so long as Seller or any Permitted Transferee owns any Common Units, promptly on request, (A) a written statement by Buyer that it has complied with the reporting requirements of the Exchange Act, and (B) a copy of the most recent annual or quarterly report of Buyer and such other reports and documents so filed by Buyer with the SEC if not otherwise available on the SEC’s EDGAR system. Notwithstanding the foregoing, Buyer’s obligations under this clause (f) with respect to any Common Units issued hereunder shall terminate one (1) year after such issuance.

(g) Notwithstanding the foregoing, the restrictions on Seller and its Permitted Transferees contained in this Section 8.02 shall terminate and become null and void upon the earlier to occur of: (i) the consummation by Buyer of a transaction or series of transactions with any Person or group other than Rentech, Inc. and its Affiliates involving a consolidation, amalgamation, merger, tender offer or similar transaction involving Buyer that would result in such Person or group beneficially owning more than fifty percent (50%) of the outstanding voting securities of Buyer; (ii) the acquisition by any Person or group other than Rentech, Inc. and its Affiliates by means of a tender offer, exchange offer or similar transaction of more than fifty percent (50%) of the outstanding voting securities of Buyer; or (iii) the consummation by Buyer or one or more of its Subsidiaries of a sale, lease or other conveyance of all or a majority of the assets of Buyer and its Subsidiaries, taken as a whole.

Section 8.03 Sales and Transfer Taxes. All sales and transfer taxes (including all limited liability company membership interest transfer taxes, if any) incurred in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and thereby will be borne by Buyer, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such sales and transfer taxes, and, if required by applicable Law, Seller or the Company Group will join in the execution of any such Tax Returns or other documentation.

Section 8.04 Other Tax Matters.

(a) Tax Periods Ending on or before Closing Date. Seller shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company Group for all periods ending on or prior to the Closing Date that are filed after the Closing Date. Seller shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. The parties agree that the books of the Company Group shall close as of the end of the Closing Date.

(b) Straddle Tax Periods. Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company relating to Straddle Periods that are filed after the Closing Date. With respect to Tax Returns that relate to a Straddle Period, Buyer shall permit Seller to review and comment on each such Tax Return prior to filing and shall make such revisions to such Tax Returns as are reasonably requested by Seller, subject to Buyer’s approval (which shall not be unreasonably withheld). Pursuant to its obligations in

Section 8.04(c), Seller shall remit, at least three (3) Business Days prior to the due date (with all extensions) for each such Tax Return, the amount allocable to Seller unless such amount was taken into account in the calculation of the Final Net Working Capital.

(c) Indemnification. Subject to Section 9.02(b)(i), Seller shall indemnify the Company and Buyer and hold them harmless from and against (i) all Taxes (or the non-payment thereof) of the Company Group for all taxable periods ending on or before the Closing Date; (ii) with respect to all Straddle Periods, all Taxes imposed on the Company Group that are allocable, pursuant to Section 8.04(d), to the portion of a Straddle Period ending on (and including) the Closing Date; (iii) all Taxes (or the non-payment thereof) of Seller for all taxable periods and (iv) any and all Taxes of any Person (other than the Company Group) imposed on the Company Group as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that Seller shall not be required to indemnify Buyer for any Taxes that were accrued as part of the Final Net Working Capital or included with the Company Group Closing Payment. Buyer shall indemnify Seller and hold it harmless from and against (A) all Taxes (or the non-payment thereof) of the Company Group for all taxable periods beginning after the Closing Date; (B) with respect to all Straddle Periods, all Taxes imposed on the Company Group that are allocable, pursuant to Section 8.04(d), to the portion of a Straddle Period beginning after the Closing Date; and (C) any and all Taxes of any Person (other than the Company) imposed on the Company Group as a transferee or successor, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring after the Closing Date. In the event of a conflict between a provision in this Section 8.04(c) and a provision in Section 9.02, the provision in this Section 8.04(c) shall control.

(d) Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes for the pre-Closing and post-Closing portions of such Straddle Period shall be determined as follows: The portion of any Tax that is allocable to the taxable period that is deemed to end on the Closing Date will be: (i) in the case of real property Taxes, personal property Taxes and similar ad valorem Taxes, deemed to be the amount of such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days of such Straddle Period in the portion of the Straddle Period ending on (and including) the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and (ii) in the case of all other Taxes, determined as though the taxable year of the Company terminated at the close of business on the Closing Date; and

(e) Refunds. Any Tax refunds that are received by Buyer or the Company that relate to a Tax that was either paid by the Company or any member of the Company Group on or before the Closing Date or accrued as part of the Final Net Working Capital or included with the Company Group Closing Payment shall be for the account of Seller, and Buyer shall pay over to Seller the amount of any such refund within fifteen (15) days after receipt thereof.

(f) Contests. In the case of an audit or administrative or judicial proceeding that relates to periods ending on or before the Closing Date or for which Buyer may seek indemnity from Seller, Seller shall have the right, at its expense, to participate in and control the conduct of such audit or proceeding but only to the extent that such audit or proceeding relates to a potential adjustment for which Seller has acknowledged liability to Buyer under this Agreement. Seller shall keep Buyer fully informed of the progress of any such audit or proceeding, and Buyer may also participate in any such audit or proceeding at its expense. Notwithstanding the foregoing, Seller may not pay, discharge, settle, compromise or otherwise dispose of any audit or proceeding with respect to the Company Group without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed); provided that no Buyer consent shall be required to settle or otherwise dispose of the Sales and Use Tax Audits in the event that Buyer and the Company Group are not financially liable and no wrongdoing on behalf of Buyer or the Company Group is admitted in connection with such settlement or disposition. If Seller does not assume the defense of any such audit or proceeding promptly, Buyer may defend and settle the same (for Seller’s account and at Seller’s expense) in such reasonable manner as it may deem appropriate. In the event that a potential adjustment as to which Seller would be liable is present in the same proceeding as another potential adjustment for which Buyer would be liable, Buyer shall have the right, at its expense, to control such audit or proceeding. With respect to a potential adjustment for which both Seller, on the one hand, and Buyer or the Company Group, on the other hand, could be liable, or which involves an issue that recurs or affects related tax items for any period ending after the Closing Date (whether or not the subject of audit as such time), (i) both Buyer and Seller may participate in the audit or proceeding, each at its own expense, and (ii) the audit or proceeding shall be controlled by Buyer. Notwithstanding the foregoing, Buyer may not pay, discharge, settle, compromise or otherwise dispose of any audit or proceeding with respect to a potential adjustment for which Seller could be liable without the prior written consent of Seller (which consent shall not be unreasonable withheld or delayed); provided that no Seller consent shall be required in the event that Seller is not financially liable and no wrongdoing on behalf of Seller is admitted. In the event of a conflict between a provision in this Section 8.04(f) and a provision in Section 9.07, the provision in this Section 8.04(f) shall control.

(g) Cooperation on Tax Matters. Buyer, the Company Group and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information reasonably relevant to any such audit, litigation, or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company Group and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer, the Company Group or Seller, as the case may be, shall allow the other party to take possession of such books and records. Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby).

Section 8.05 Confidentiality.

(a) All confidential information relating to the Company Group or the Business of which Seller is aware as a result of its involvement with the Company Group before Closing shall be treated as the sole property of the Company Group, and Seller shall use all reasonable efforts to keep confidential all of such information. The obligation to keep such information confidential shall not apply to: (i) any information which is or becomes known to the public through no fault of Seller; (ii) disclosures in accordance with applicable Law or an Order of a Governmental Entity; (iii) any disclosures to Representatives of Seller who have a need to know in connection with the transactions contemplated by this Agreement and that agree to maintain confidentiality of such information in accordance with this Agreement; or (iv) in connection with disputes relating hereto which arise between the parties.

(b) The parties agree to maintain, and to cause their Representatives to maintain, the confidentiality of the terms and conditions of this Agreement and the Related Agreements and all documents executed and delivered in connection with the transactions contemplated by this Agreement and the Related Agreements except to the extent disclosed in any press release permitted by Section 5.05 or any SEC filings required to be made by Buyer. The provisions of this Section 8.05(b) shall not apply to particular conditions or terms of the above referenced documents (i) if the party seeking to make such disclosure shall have obtained the prior written consent of the other party to the disclosure of such conditions or terms, (ii) that are required to be disclosed during the course of any Proceeding which may be brought by either party related to the provisions of any of the above referenced documents, (iii) that are or become generally available to the public other than as a result of actions taken by the party seeking to make such disclosure or its agents or Representatives in violation of this Agreement, or (iv) that are required to be disclosed pursuant to and in accordance with any Law or Order applicable to the party seeking to make such disclosure.

(c) Notwithstanding the foregoing, if a party is requested or required (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any of the above-referenced documents or confidential information, such party will promptly notify the other party of such request so that such other party may seek an appropriate protective order, at its sole expense, or waive compliance with the provisions hereof. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is nonetheless, upon the advice of its counsel, under an obligation to disclose any terms or conditions of the above-referenced documents or any confidential information to any Governmental Entity or else stand liable for contempt or suffer other censure or penalty, such party may disclose such documents or information to such Governmental Entity without liability hereunder.

Section 8.06 Closing Date Bonus Payment; Gutacker and Edwards Payments.

(a) Schedule 8.06 sets forth a true and accurate list, for each individual eligible to receive any payment under the Bonus Plans, as applicable, such individual’s: name; salary or annual wage rate (including the date and amount of any 2012 adjustment thereto); 2012 or quarterly EBITDA target bonus (as a percentage of salary or annual wage rate) and projected percentage attainment thereof; 2012 or quarterly Safety/Environmental target bonus (as a percentage of salary or annual wage rate) and projected percentage attainment thereof; and estimated annual 2012 bonus or fourth quarter 2012 bonus, in each case, earned through the Closing Date assuming the Closing Date is October 31, 2012 (each an “Estimated Closing Date Bonus”). Buyer agrees that, on or prior to January 31, 2013, it shall pay (or cause to be paid) to the Company Group, for the benefit of the Company Group’s employees set forth on Schedule 8.06 (as such Schedule shall be updated by Seller in the event the Closing Date occurs after October 31, 2012), an amount equal, in the aggregate, to the Closing Date Bonus Payment. Each such employee shall be paid a portion of the Closing Date Bonus Payment equal to his or her Estimated Closing Date Bonus (net of applicable withholding taxes), provided, however, that notwithstanding the foregoing, to the extent that any employee ceases to be eligible to receive his/her respective Estimated Closing Date Bonus as of the payment date (as determined by Buyer), then any such portion of the Closing Date Bonus Payment that would otherwise have been paid to such employee shall instead be paid by Buyer to all other employees then-receiving payments under such quarterly or annual component of the Bonus Plans, as applicable, on a pro rata basis. Buyer and Seller agree that, except as set forth in Section 9.02(a)(viii), Seller shall have no other liability with respect to any amounts that may be owed under the Bonus Plans for calendar year 2012.

(b) At Closing, Seller shall provide Buyer with sufficient funds to pay each of the Gutacker Closing Payment, the Gutacker Employment Release Payment and the Edwards Severance Amount plus, in each case, the employer’s share of FICA and Medicare taxes and any comparable state and local taxes payable with respect thereto. Buyer agrees that it shall pay on behalf of Agrifos Fertilizer L.L.C. (or cause Agrifos Fertilizer L.L.C. to pay), in accordance with the terms and conditions of the Gutacker Employment Agreement or the Edwards Agreement, as applicable, each of the Gutacker Closing Payment, the Gutacker Employment Release Payment and the Edwards Severance Amount, in each case, net of all applicable wage withholding and the employee’s share of FICA and Medicare taxes and any comparable state and local taxes. If any or all of the Gutacker Closing Payment, the Gutacker Employment Release Payment and/or the Edwards Severance Amount fails to become payable in accordance with the Gutacker Employment Agreement or the Edwards Agreement, as applicable, Buyer shall promptly, but in any event within thirty (30) days after the date on which such amount or amounts are forfeited by the applicable executive, pay to Seller an amount equal to such forfeited amount plus the employer’s share of FICA and Medicare taxes and any comparable state and local taxes paid by Seller to Buyer with respect thereto. Buyer and Seller agree that, except as set forth in Section 9.02(a)(viii) or to the extent refunded to Seller in accordance with this Section 8.06(b), Seller shall have no other liability with respect to the Gutacker Closing Payment, the Gutacker Employment Release Payment or the Edwards Severance Amount.

Section 8.07 Phase II Report. Within ten (10) days following the Closing (but not on or prior to the Closing), Buyer shall deliver to Seller a copy of the final Phase II Environmental Site Assessment, prepared by WCM Group, Inc., dated August 28, 2012.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. Each and every representation, warranty, covenant and agreement contained in this Agreement or in any document delivered pursuant to or in connection with this Agreement shall survive execution and delivery of this Agreement and the Closing; provided, however, that the representations and warranties of the parties contained in Articles III and IV shall only survive the Closing until March 31, 2014, other than (a) those contained in Section 3.16 (Employee Benefit Plans) and Section 3.19 (Taxes) which shall survive until the thirtieth (30th) day after the expiration of the applicable statute of limitations (including any extensions thereto to the extent that such statute of limitations may be tolled), (b) those contained in Section 3.21 (Environmental Matters) which shall survive for a period of six (6) years from the Closing Date, and (c) those contained in Section 3.01 (Organization; Qualification; Scope of Activities); Section 3.02 (Capitalization), Section 3.03 (Title to Interests), Section 3.05 (Authority Relative to this Agreement), Section 3.23 (Broker), Section 4.01 (Organization), Section 4.02 (Authority Relative to this Agreement), Section 4.06 (Broker) and Section 4.07 (Valid Issuance of Common Units) which shall survive indefinitely (the representations and warranties referenced in this clause (c), the “Fundamental Representations”); and provided, further, that any claims under Section 9.02(a)(vi) shall only survive the Closing for a period of six (6) years from the Closing Date. Notwithstanding the foregoing, (i) the passing of the above survival periods for any representation or warranty or any claim under Section 9.02(a)(vi) shall not terminate or affect any claim with respect to such representation or warranty or such Section as to which notice of a claim hereunder has been delivered to the other party prior to the end of such survival period; and (ii) in the event of fraud or intentional misrepresentation in connection with a representation or warranty, such representation or warranty (and the associated right of indemnity) shall continue without limitation in relation to claims based on such fraud or intentional misrepresentation. The right to indemnification or other remedy based on the representations, warranties, covenants, agreements and indemnities contained herein will not be affected by any investigation conducted, or any knowledge acquired (or capable of being acquired), at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any representation, warranty, covenant or agreement contained herein or any other matter.

Section 9.02 Indemnification by Seller.

(a) After the Closing, Seller will save, defend and indemnify Buyer and its Affiliates (including the Company Group after the Closing) and each of their respective employees, directors, officers, representatives, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) from and against, and hold each of them harmless from, any and all Losses arising out of, based upon, resulting from or incident to:

(i) any breach of or inaccuracy in any representation or warranty made by Seller under this Agreement or the certificate delivered pursuant to Section 6.01(h)(ii);

(ii) any breach of any covenant or agreement made by Seller under this Agreement;

(iii) any Liabilities arising (regardless of when arising) out of, based upon, resulting from or incident to (A) the ownership or operation of the Spin-Off Assets on, prior to or after the Closing or (B) the spin-off of the Spin-Off Assets pursuant to Section 5.08;

(iv) any and all Company Debt to the extent not included in the Final Closing Date Indebtedness;

(v) any and all Transaction Expenses to the extent not included in the Final Transaction Expenses;

(vi) subject to Schedule 9.02, (A) any Environmental Claim or obligation under any Environmental Law concerning (1) any Facility or (2) the Handling of Substances by the Company Group or in connection with the Business, in the case of each of clauses (1) or (2), accruing or arising out of, based upon, resulting from or incident to events or circumstances in existence on or prior to the Closing; (B) the Gyp Stack Closing Liability; and (C) the removal of any NORM existing on or in any Existing Gypsum Stacks as of the Closing Date, except for Losses to the extent arising out of, based upon, resulting from or incident to any Environmental Claim concerning actions taken by Buyer or the Company Group after the Closing;

(vii) the Sales and Use Tax Liability; provided, however, that Seller shall not be required to indemnify the Buyer Indemnified Parties for any such amounts that were accrued as part of the Final Net Working Capital or included within the Company Group Closing Payment; and

(viii) any Third-Party Claim brought by an employee of the Company Group asserting that the Estimated Closing Date Bonus set forth on Schedule 8.06 with respect to such employee is less than the portion of the Plant Bonus Liability attributable to such employee; provided, however, that Seller shall not be required to indemnify the Buyer Indemnified Parties for any portion of (A) the Plant Bonus Liability to the extent it was included as part the Closing Date Bonus Payment or (B) any claim brought by (1) David Gutacker asserting that he has been paid less than the amount of the Gutacker Closing Payment or the Gutacker Employment Release Payment or (2) Thomas Edwards asserting that he has been paid less than the amount of the Edwards Severance Amount, in the case of payments described in clause (B) of this Section 9.02(a)(viii), to the extent payable in accordance with the Gutacker Employment Agreement or the Edwards Agreement, as applicable, and net of applicable wage withholding and the employee’s share of FICA and Medicare taxes and any comparable state and local taxes.

(b) Notwithstanding anything to the contrary in this Agreement, the rights to indemnification under this Article IX and Section 8.04 are subject to the following limitations; provided, however, that the following limitations described in clauses (i), (ii) and (iii) below shall not apply to Losses arising out of fraud or intentional misrepresentation:

(i) Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Losses arising (A) out of breaches or inaccuracies indemnified under Section 9.02(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation or any of the representations and warranties in Section 3.16 (Employee Benefit Plans) or Section 3.19 (Taxes)) or (B) from Environmental Claims and obligations under Section 9.02(a)(vi) until the Buyer Indemnified Parties have suffered aggregate Losses in excess of Two Million Dollars ($2 million) (the “Deductible”), in which event the Buyer Indemnified Party shall be entitled to indemnification for only the amount of Losses that exceed the Deductible. Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Losses arising out of breaches of or inaccuracies in the representations and warranties set forth in Section 3.16 (Employee Benefit Plans) until the Buyer Indemnified Parties have suffered aggregate Losses in excess of Fifty Thousand Dollars ($50,000) (the “ERISA Deductible”), in which event the Buyer Indemnified Party shall be entitled to indemnification for only the amount of Losses that exceed the ERISA Deductible. Seller shall not have any obligation to indemnify any Buyer Indemnified Party from and against any Losses arising out of breaches of or inaccuracies in the representations and warranties set forth in Section 3.19 (Taxes) or any Losses indemnified under Section 8.04 (Other Tax Matters) (in each case, other than with respect to income Taxes or the Sales and Use Tax Liability) until the Buyer Indemnified Parties have suffered aggregate Losses in excess of Fifty Thousand Dollars ($50,000) (the “Tax Deductible”), in which event the Buyer Indemnified Party shall be entitled to indemnification for only the amount of Losses that exceed the Tax Deductible. For the avoidance of doubt, the rights of Buyer Indemnified Parties to indemnification with respect to the following shall not be subject to the Deductible, ERISA Deductible or Tax Deductible: (1) Section 9.02(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation or with respect to income Taxes or the Sales and Use Tax Liability, (2) Section 9.02(a)(vii) with respect to the Sales and Use Tax Liability, (3) Section 9.02(a)(viii) with respect to the Plant Bonus Liability, and (4) Section 8.04 with respect to income Taxes or the Sales and Use Tax Liability.

(ii) The maximum amount which the Buyer Indemnified Parties may recover arising (A) (1) out of breaches or inaccuracies described in Section 9.02(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation or any of the representations and warranties in Section 3.16 (Employee Benefit Plans) or Section 3.19 (Taxes)) and (2) from Environmental Claims and obligations under Section 9.02(a)(vi) shall be an aggregate of Twenty Nine Million Dollars ($29 million) (the “Cap”); provided, however, that upon the occurrence of a Triggering Event, the Cap shall be reduced to an amount equal to (I) Nineteen Million Dollars ($19 million), plus (II) the amount of any Losses (up to a maximum of Ten Million Dollars ($10 million)) subject to indemnification under Section 9.02(a)(vi)(B) or (C) incurred prior to, or arising out of, based upon, resulting from or incident to a Claim made by ExxonMobil or a Governmental Authority prior to, the occurrence of the Triggering Event (such amount, the “Reduced Cap”). For the avoidance of doubt, any Losses subject to the Cap under this Section 9.02(b)(ii) incurred prior to the occurrence of the Triggering Event shall be applied to the Reduced Cap under this Section 9.02(b)(ii). For the avoidance of doubt, the Buyer Indemnified Parties’ right to indemnification under Section 9.02(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation and the representations and warranties in Section 3.16 (Employee Benefit Plans) and Section 3.19 (Taxes) shall not be subject to the Cap or the Reduced Cap in this Section 9.02(b)(ii).

(iii) Subject to the other limitations contained herein, the Buyer Indemnified Parties shall satisfy any finally determined claim for indemnification under this Section 9.02 (A) first, from the Escrow Accounts in accordance with the terms set forth in this Agreement and the Escrow Agreement (and to the extent the Escrow Funds in such Escrow Accounts may be used to satisfy such claim), (B) second, if the Escrow Funds in the Escrow Accounts that may be used to satisfy such claim have been exhausted, by set off against the Supplemental Purchase Price Amounts pursuant to Section 9.04(a), and (C) third, if the Escrow

Funds in such Escrow Accounts and the Supplemental Purchase Price Amounts are insufficient to satisfy all such indemnification claims, then from Seller directly. For the avoidance of doubt, nothing in this Section 9.02(b)(iii) shall restrict the Buyer Indemnified Parties’ right to withhold the amount of an Unresolved Indemnification Claim against the Supplemental Purchase Price Amounts under Section 9.04(b).

Section 9.03 Indemnification by Buyer.

(a) After the Closing, Buyer will save, defend and indemnify Seller and its Affiliates and each of their respective employees, directors, officers, representatives, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) from and against, and hold each of them harmless from, any and all Losses arising out of, based upon, resulting from or incident to:

(i) any breach of or inaccuracy in any representation or warranty made by Buyer under this Agreement or any certificate delivered pursuant to Section 6.02(i)(ii);

(ii) any breach of covenant or agreement made by Buyer under this Agreement;

(iii) any Liabilities (including those of the Operating Subsidiary or Agrifos SPA) arising out of, based upon, resulting from or incident to the ownership, operation or disposal of the Phosphate Assets after the Closing; provided, however, that the Losses subject to indemnification under this Section 9.03(a)(iii) shall exclude any Losses subject to indemnification under Section 9.02(a)(i) or (vi) (other than the cost of disposal of the Phosphate Assets, including the cost of disposal of any asbestos, NORM or other Substances included in or on the Phosphate Assets); and

(iv) any Environmental Claim or obligation under any Environmental Law concerning (A) any Facility or (B) the Handling of Substances by Buyer or the Company Group or in connection with the Business to the extent arising out of, based upon, resulting from or incident to actions taken by Buyer or the Company Group after the Closing; provided, however, that the Losses subject to indemnification under this Section 9.03(a)(iv) shall exclude any Losses subject to indemnification under Section 9.02(a)(i) or (vi), except as otherwise set forth in Schedule 9.02 and except to the extent that any such Losses are attributable to both this Section 9.03(a)(iv) and Sections 9.02(a)(i) or (vi), in which event such Losses shall be apportioned between the parties based upon the pre-Closing contribution to the Loss (which shall be borne by Seller) and the post-Closing contribution to the Loss (which shall be borne by Buyer).

(b) Notwithstanding anything to the contrary in this Agreement, the right to indemnification under this Article IX is subject to the following limitations; provided, however, that the following limitations described in clauses (i) and (ii) below shall not apply to Losses arising out of fraud or intentional misrepresentation:

(i) Buyer shall not have any obligation to indemnify any Seller Indemnified Party from and against any Losses arising out of breaches or inaccuracies described in Section 9.03(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental

Representation) or for Losses subject to indemnification under Section 9.03(a)(iv) until the Seller Indemnified Parties have suffered aggregate Losses by reason of such breaches or inaccuracies (including as a result of breaches of or inaccuracies in Fundamental Representations) in excess of the Deductible, in which event the Seller Indemnified Party shall be entitled to indemnification for only the amount Losses that exceed the Deductible. For the avoidance of doubt, the Seller Indemnified Parties right to indemnification under Section 9.03(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation shall not be subject to the Deductible.

(ii) The maximum amount which the Seller Indemnified Parties may recover arising out of breaches or inaccuracies described in Section 9.03(a)(i) (other than as a result of a breach of or inaccuracy in a Fundamental Representation), or for Losses subject to indemnification under Section 9.03(a)(iii) and Section 9.03(a)(iv), shall be the Cap; provided, however, that upon the occurrence of a Triggering Event, the Cap shall be reduced to the Reduced Cap. For the avoidance of doubt, any Losses subject to the Cap under this Section 9.03(b)(ii) incurred prior to the occurrence of the Triggering Event shall be applied to the Reduced Cap under this Section 9.03(b)(ii). For the further avoidance of doubt, the Seller Indemnified Parties right to indemnification under Section 9.03(a)(i) as a result of a breach of or inaccuracy in a Fundamental Representation shall not be subject to the Cap or the Reduced Cap in this Section 9.03(b)(ii).

Section 9.04 Set-Off.

(a) Subject to Section 9.02(b)(iii), the Buyer Indemnified Parties shall be entitled to withhold and set off against the Supplemental Purchase Price Amounts payable to Seller hereunder any amount finally resolved (and not subject to further appeal) to be due from Seller to satisfy a finally determined indemnification claim hereunder (after taking into consideration the applicable limitations contained in Section 9.02(b)). If Common Units are to be issued upon conversion of the Supplemental Unit, such finally resolved amount shall be applied to reduce the Supplemental Purchase Price Amounts that are used to determine the number of the Common Units that may be received by Seller upon conversion of the Supplemental Unit in accordance with Section 1.08(c) or Section 1.08(d).

(b) To the extent that any indemnification claim hereunder of a Buyer Indemnified Party against Seller remains outstanding or unresolved (an “Unresolved Indemnification Claim”) on the date that a Supplemental Purchase Price Amount is required to be paid hereunder, regardless of whether any Escrow Funds in the Escrow Accounts are available at such time to satisfy such Unresolved Indemnification Claim or whether any claim has been made by the Buyer Indemnified Parties with respect thereto, Buyer may withhold from the Supplemental Purchase Price Amount the amount of such Unresolved Indemnification Claim that may be owed or may become payable in the future (after taking into consideration the applicable limitations contained in Section 9.02(b)(i) and (ii)) until such Unresolved Indemnification Claim is ultimately resolved (and not subject to further appeal), although the amount of such Unresolved Indemnification Claim may be contingent or unmatured. In the event that the Buyer Indemnified Party has exercised its right to withhold from the Supplemental Purchase Price Amount the amount of an Unresolved Indemnification Claim, it may not simultaneously request the Escrow Agent to withhold Escrow Funds from Seller for the amount of the same Unresolved Indemnification Claim pursuant to the Escrow Agreement.

(c) Upon ultimate resolution of an Unresolved Indemnification Claim, any amounts withheld in excess of the amount required to satisfy such indemnification claim (the “Released Amount”) shall be promptly released as provided in this Section 9.04(c). Buyer shall deliver ninety percent (90%) of the Released Amount to Seller and the remaining ten percent (10%) of the Released Amount to the Escrow Agent, which ten percent (10%) amount shall be deposited into the Additional Indemnity Escrow Account to be held and disbursed in accordance with the terms governing such Additional Indemnity Escrow Account under the Escrow Agreement. In the event that the Released Amount is comprised of Common Units, no fractional Common Units will be delivered to Seller or the Escrow Agent under the preceding sentence. Any such fractional Common Unit shall be rounded up or down to the nearest whole Common Unit, with any 5 in the first decimal place being rounded up. At the option of Buyer, all of the Common Units delivered to Seller or the Escrow Agent may be redeemed for cash in accordance with the LPA for an amount based on the VWAP as of the date of the ultimate resolution of the Unresolved Indemnification Claim. Buyer may exercise such option by delivering written notice to Seller and the Escrow Agent of Buyer’s election to redeem such Common Units for cash. Seller agrees that such Common Units shall be subject to the resale restrictions set forth in Section 8.02.

Section 9.05 Exclusive Remedy. From and after the Closing Date, the Buyer Indemnified Parties’ and the Seller Indemnified Parties’ sole and exclusive remedy for any Claim with respect to the breach of any representation, warranty, covenant or agreement or other express indemnification obligation set forth in this Agreement shall be those remedies set forth in this Article IX; provided, however, that nothing herein shall preclude any party hereto from (a) enforcing its rights to an injunction or specific performance with respect to the performance of post-Closing agreements or obligations pursuant to Section 11.11 or (b) seeking any remedy based upon fraud or intentional misrepresentation by any other party hereto (including, without limitation, any fraud or intentional misrepresentation committed by any officer, director, member, employee or agent of Seller, the Company Group or any Affiliate thereof in connection with the transactions contemplated by this Agreement).

Section 9.06 Additional Provisions Regarding Indemnification.

(a) Notwithstanding any other provision of this Article IX, the right to indemnification pursuant to this Article IX is subject to the following limitations; provided, however, that the following limitations described in (i), (ii), (iii) and (iv) below shall not apply to Losses arising out of fraud or intentional misrepresentation:

(i) in no event will any party to this Agreement be liable under this Agreement (for indemnification) to any other party or other Person for punitive damages in connection with any Losses, except where such damages are received by a third party from an Indemnified Party in connection with Losses indemnified hereunder;

(ii) the amount of Loss for which any party to this Agreement may be entitled to seek indemnification under this Agreement will be reduced by the amount of any third-party insurance (and not self-insurance) proceeds or other payment from a third party that is actually received by such party (or its Affiliates) with respect to such Loss (net of any out-of-pocket expenses incurred in obtaining such amounts, any co-payment, retrospective premium adjustment and increased premiums resulting from such Loss (“Reduction Amounts”));

(iii) if an Indemnified Party, after having received any indemnification payment pursuant to this Agreement with respect to a Loss, subsequently actually receives any third-party insurance proceeds or other payment from a third party for which it was actually indemnified pursuant to this Article IX, such Indemnified Party will promptly refund and pay to the Indemnifying Party an amount equal to such insurance proceeds or payment (net of applicable Reduction Amounts); and

(iv) each party to this Agreement (and the Company Group) will use its commercially reasonable efforts to mitigate any Losses with respect to which it may be entitled to seek indemnification pursuant to this Agreement; provided, however, that (A) this clause (iv) shall not require any party to take any action to recover Losses from any third party unless doing so is commercially reasonable; and (b) the taking of any such action shall not be a condition to indemnification rights hereunder.

(b) All indemnification payments pursuant to this Article IX or Article VIII shall be deemed to be adjustments to the Purchase Price for U.S. federal income Tax purposes, except as otherwise required by Law.

Section 9.07 Indemnification Procedures.

(a) Should any Claim or Proceeding by or involving a third party (including any Governmental Entity) not party to this Agreement (or an Affiliate thereof) arise after the Closing Date for which a party (“Indemnifying Party”) has an indemnification obligation under the terms of this Agreement (a “Third-Party Claim”), the other party (“Indemnified Party”) shall notify the Indemnifying Party in writing (a “Third-Party Claim Notice”) within a reasonable time after such Claim or Proceeding arises and is known to the Indemnified Party; provided, however, that no delay on the part of the Indemnified Party to provide the Indemnifying Party a Third-Party Claim Notice shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(b) If the Indemnifying Party wishes to assume the defense of any Third-Party Claim, the Indemnifying Party shall give written notice to Indemnified Party that it intends to assume such defense within fifteen (15) days after notice from Indemnified Party of such Third-Party Claim, the expenses of which such defense shall be paid, as incurred, by the Indemnifying Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume the defense of such Third-Party Claim, the Indemnifying Party must first acknowledge in writing to the Indemnified Party that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses based upon, arising out of or resulting from such Third-Party Claim. The Indemnifying Party shall thereafter assume the defense of such Third-Party Claim, through counsel reasonably satisfactory to Indemnified Party; provided that Indemnified Party may participate in such defense at its own expense but, in any event, Indemnifying Party shall have the right, as long as it is actively defending any Claim or Proceeding, to control such defense. Notwithstanding the foregoing, if the Indemnified Party reasonably determines based on the advice of counsel that the representation by counsel chosen by the Indemnifying Party creates a conflict of interest and notifies the Indemnifying Party thereof, the Indemnified Party shall be entitled to participate in the defense of such claim with counsel of its choice for such purpose and the Indemnifying Party shall pay the reasonable fees and expenses of such counsel, as incurred (provided that the Indemnifying Party shall not be required to pay the fees and expenses for more than one such counsel and one local counsel in each relevant jurisdiction for all Indemnified Parties). The Indemnified Party shall reasonably cooperate with Indemnifying Party, its counsel and its other authorized Representatives in connection with the exercise of the rights of Indemnifying Party pursuant to this Section 9.07.

(c) The Indemnifying Party shall be entitled to settle, compromise or consent to the entry of any judgment with respect to any such Third-Party Claim, with the written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed); provided, however, that the prior written consent of the Indemnified Party may be withheld in its sole discretion if such settlement, compromise or consent: (i) involves the payment of money damages (other than money damages constituting the Deductible) that will be paid by the Indemnified Party under this Agreement in connection therewith; (ii) imposes any injunctive or other equitable relief against the Indemnified Party; (iii) requires the finding or admission of any wrongdoing by the Indemnified Party or (iv) does not include an express, unconditional release of the Indemnified Party from any liability or obligation with respect to such Third-Party Claim. If (A) the Indemnifying Party has not assumed the defense of a Third-Party Claim in accordance with Section 9.07(b), (B) the Indemnifying Party fails to appropriately prosecute the defense of any Third-Party Claim that it has previously assumed or fails to pay the reasonable costs and expenses of the defense of any such Third-Party Claim (including fees of counsel), as incurred, or (C) the Third-Party Claim seeks an order, injunction or other equitable relief for other than monetary damages against the Indemnified Party, the Indemnified Party may, by written notice to the Indemnifying Party, assume the exclusive right to defend, compromise or settle such Third-Party Claim with counsel of the Indemnified Party’s selection, but the Indemnifying Party shall have no liability with respect to any compromise, settlement or consent to entry of any judgment with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(d) If the Indemnifying Party assumes the defense of any Third-Party Claim in accordance with the preceding provisions, the Indemnifying Party will keep the Indemnified Party informed of all material developments relating to or in connection with such Third-Party Claim. If the Indemnifying Party assumes the defense of a Third-Party Claim in accordance with the preceding provisions, the parties hereto will reasonably cooperate in the defense thereof (with the Indemnifying Party being responsible for all reasonable out-of-pocket expenses of the Indemnified Party in connection with such cooperation). If the Indemnifying Party elects not to assume the defense of a Third-Party Claim, the Indemnifying Party’s obligations under this Section 9.07(d) shall apply to the Indemnified Party.

(e) Any claim on account of Losses for which indemnification is provided under this Agreement which does not involve a Third-Party Claim shall be asserted by reasonably prompt written notice (a “Notice of Claim”), stating, in reasonable detail, and to the extent known, the nature and basis of such claim and a good faith, non-binding, preliminary estimate of the aggregate dollar amount of actual Losses that have arisen and are expected to arise as a result of such breach or other matter as set forth on such Notice of Claim, given by the

Indemnified Party to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually prejudiced as a result thereof.

(f) Upon receipt of a Notice of Claim, the Indemnifying Party and the Indemnified Party shall consult with each other in an attempt to agree upon the matters set forth in the Notice of Claim and reach a written agreement with respect to such matters (a “Claim Settlement Agreement”). If the Indemnifying Party and the Indemnified Party fail to agree upon the matters contained in such Notice of Claim within thirty (30) days after the date the Notice of Claim is delivered to the Indemnified Party, then, at the request of any party, the Indemnifying Party and the Indemnified Party shall meet in an attempt to resolve the objection described in such Notice of Claim and reach a Claim Settlement Agreement. If the Indemnifying Party and the Indemnified Party enter into a Claim Settlement Agreement, the objections contained in such Notice of Claim shall be deemed to be as resolved as provided therein. If the Indemnifying Party and the Indemnified Party are unable to resolve the objection described in such Notice of Claim within sixty (60) days after delivery by the Indemnified Party of such Notice of Claim, then either party may submit the objections contained in such Notice of Claim for resolution in a proceeding commenced as contemplated by Section 11.07.

Section 9.08 Calculation of Loss Amount. For purposes of determining the amount of any Losses with respect to any claim for indemnification under Section 9.02 or Section 9.03 (but not for purposes of determining whether any representation or warranty in this Agreement has been breached), any qualifiers as to materiality (including Company Group Material Adverse Effect, Buyer Material Adverse Effect or similar terms), contained in an applicable representation and warranty shall be deemed to be deleted and shall be given no force or effect.

Section 9.09 Easements. If Buyer or the Operating Subsidiary determines and gives notice to Seller, during the applicable survival period, that Seller’s representations and warranties set forth in the second or third sentence of Section 3.11 are inaccurate in any respect, then Seller shall cooperate with Buyer and the Company Group to grant, or cause to be granted, to the Operating Subsidiary, within thirty (30) days of written notice from the Buyer or the Operating Subsidiary, at no cost or expense to Buyer or the Operating Subsidiary, such easements (in recordable form) as are reasonably necessary to provide the Operating Subsidiary with access to and from and ability to use, operate, maintain, repair and replace all of the properties and assets of the Company Group located on the Jones Property as of the date hereof to the extent that the easements reserved to the Operating Subsidiary in the Special Warranty Deed attached hereto as Exhibit Q are insufficient to allow the Operating Subsidiary to use, operate, maintain, repair and replace all of the properties and assets of the Company Group located on the Jones Property as of the date hereof.

ARTICLE X

TERMINATION; EFFECT OF TERMINATION

Section 10.01 Termination.

This Agreement may be terminated at any time prior to the Closing by:

(a) the mutual written consent of Seller and Buyer; or

(b) Buyer, if:

(i) there has been a violation or breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Seller set forth in this Agreement, which violation or breach would cause any of the conditions set forth in Sections 6.01(a) or 6.01(b) not to be satisfied, and such violation or breach has not been waived by Buyer or cured by Seller within ten (10) Business Days after written notice thereof is given by Buyer;

(ii) since the date of this Agreement, any change, circumstance or event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Company Group Material Adverse Effect;

(iii) the conditions set forth in Section 6.01 shall not have been satisfied or waived (to the extent they may be waived under applicable Law) by November 30, 2012, provided, however, that Buyer shall not be entitled to terminate this Agreement pursuant to this Section 10.01(b)(iii) if its intentional breach of this Agreement has prevented the satisfaction of a condition; or

(c) Seller, if:

(i) there has been a violation or breach of, or inaccuracy in, any representation, warranty, covenant or agreement of Buyer set forth in this Agreement, which violation or breach would cause any of the conditions set forth in Sections 6.02(a) or 6.02(b) not to be satisfied, and such violation or breach has not been waived by Seller or cured by Buyer within ten (10) Business Days after notice thereof is given by Seller;

(ii) since the date of this Agreement, any change, circumstance or event has occurred that has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect; or

(iii) (A) the conditions set forth in Section 6.02 shall not have been satisfied or waived (to the extent they may be waived) or (B) the condition set forth in Section 6.01(l) has not been satisfied or waived by November 30, 2012, provided, however, that Seller shall not be entitled to terminate this Agreement pursuant to this Section 10.01(c)(iii) if its intentional breach of this Agreement has prevented the satisfaction of a condition;

(d) Seller or Buyer if any permanent injunction or other Order of a Governmental Entity preventing the Closing shall have become final and nonappealable; or

Section 10.02 Termination Procedures. Any termination pursuant to Section 10.01(a) shall be effected by a written instrument signed by Seller and Buyer and any other termination pursuant to Section 10.01 shall be effected by written notice from the party so terminating to the other parties hereto, which notice shall specify the Section of this Agreement pursuant to which this Agreement is being terminated.

Section 10.03 Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.01, all further obligations of the parties under this Agreement (other than those contained in Section 5.05 and Article XI and this Section 10.03, which shall continue in effect) shall be terminated and shall be of no further force and effect; provided, however, nothing shall relieve any party from Liability for any breach by such party occurring prior to the termination of this Agreement of either (a) the covenants or agreements of such party set forth in this Agreement, or (b) the representations and warranties of such party set forth in this Agreement which give rise to termination hereof pursuant to Section 10.01(b)(i) or Section 10.01(c)(i) which shall, under these circumstances, survive the termination of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Amendment and Modification. This Agreement may not be amended, modified or supplemented except by a written instrument executed by Seller and Buyer.

Section 11.02 Waiver of Compliance. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but any such waiver, or the failure to insist upon strict compliance with any obligation, covenant, agreement or condition herein, shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure or breach

Section 11.03 Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

Section 11.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, mailed by reputable overnight delivery service or by registered or certified mail (return receipt requested), postage prepaid, or by facsimile or email transmission (with a copy sent by one of the foregoing means), to the parties at the following addresses (or at such other address as any party shall specify by like notice):

(a)	if to Seller, to:

Agrifos Holdings Inc.

1221 Brickell Avenue, Suite 900

Miami, Florida 33131

Attention: Timothy Cotton

Facsimile No.: (845) 913-9116

Email: tcotton@agrifos.com

with a copy (which shall not constitute notice) to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York 10004

Attention: Craig A. Sklar, Esq.

Facsimile No.: (212) 480-8421

Email: sklar@sewkis.com

(b)	if to Buyer, to:

Rentech Nitrogen Partners, L.P.

10877 Wilshire Boulevard, Suite 600

Los Angeles, California 90024

Attention: Dan J. Cohrs

Facsimile No.: (310) 208-7165

Email: dcohrs@rentk.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071-1560

Attention: Anthony J. Richmond

                 David A. Zaheer

Facsimile No: (213) 891-8763

Email: david.zaheer@lw.com

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

Section 11.05 Assignment; Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, personal representatives, successors and permitted assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party; provided further that, without the consent of Seller:

(i) Buyer may assign, in whole or in part, its rights and obligations pursuant to this Agreement to one or more of its Affiliates; provided that the Buyer will nonetheless remain liable for all of its obligations hereunder;

(ii) Buyer may assign its rights under this Agreement for collateral security purposes to any lender providing financing to Buyer or any of its Affiliates and, upon a default by Buyer under any financing arrangement between Buyer and the Financing Parties, any such lender may exercise all of the rights and remedies of Buyer hereunder; and

(iii) Buyer may assign its rights under this Agreement, in whole or in part, to any subsequent purchaser of Buyer or the Company Group or all or substantially all of their respective assets (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise); provided that such subsequent purchaser (which shall not include Lender or any other lender of Buyer or any of its Affiliates) assumes the obligations of Buyer hereunder and Buyer nonetheless remains liable for all of its obligations hereunder in the event they are not performed by the subsequent purchaser.

(b) Any purported assignment in violation of the provisions hereof shall be void.

(c) The terms and conditions of this Agreement are intended solely for the benefit of the parties hereto, the Financing Parties, the parties entitled to indemnification under Article IX and their respective heirs, executors, personal representatives, successors and permitted assigns and except as otherwise provided herein, it is not the intention of the parties to confer third party beneficiary rights upon any other Person. Notwithstanding anything to the contrary contained in this Agreement, after Closing, the Financing Parties shall be third-party beneficiaries of, and entitled to, the protections of this provision.

Section 11.06 Governing Law. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York conflict of laws principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

Section 11.07 Suits in New York. Except with respect to disputes referred to Dispute Accountants pursuant to Sections 1.06 and 1.08, the parties agree that any Proceeding relating in any way to this Agreement or the Related Agreements or the transactions contemplated hereby or thereby shall be brought and enforced in the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York, and the parties hereby waive any objection to jurisdiction or venue in any such proceeding commenced in or removed to such courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed and delivered by such party. Counterparts may be executed either in original, faxed or digital transmission form and the parties adopt any signatures received by a receiving fax machine or computer as original signatures of the parties.

Section 11.09 Interpretation; Good Faith. The words “herein”, “hereof”, “hereunder”, “hereby”, “hereto”, “hereinafter”, and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, as the same may from time to time be amended, modified, supplemented or restated, and not to any particular article, section, subsection, paragraph, subparagraph or clause contained in this Agreement. The Schedules and Exhibits to this Agreement and Annex I are incorporated into and form an integral part of this Agreement. Each Schedule corresponds to a specific section or subsection of this Agreement. The disclosure in any section or subsection of the Schedules qualifies other sections and subsections in this Agreement for which the relevance or applicability of such disclosure is reasonably apparent. Certain information set forth in the Schedules to this Agreement is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any breach of this Agreement or liability to any third party, or a concession as to any defense available to Seller. References in this Agreement or the Schedules to dollar amount thresholds will not be deemed to be evidence of materiality or of a Company Group Material Adverse Effect or Buyer Material Adverse Effect. The use in this Agreement of the term “including” means “including without limitation.” The title of and the article, section and paragraph headings in this Agreement and the provision of tables of contents are for convenience of reference only and shall not govern or affect the interpretation of any of the terms or provisions of this Agreement. The use herein of words importing the singular include the plural and vice versa, and the use of the masculine, feminine or neuter forms shall also denote the other forms, as in each case the context may require. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP. All references to monetary amounts are to the currency of the United States and any payment contemplated by this Agreement shall be made (except as otherwise provided) in cash, certified check, wire transfer or any other method that provides immediately available funds to an account designated in writing by the payee. If any payment is required to be made or other action is required to be taken pursuant to this Agreement on a date which is not a Business Day, then such payment or action shall be made or taken on the next Business Day. Unless expressly provided otherwise, the measure of a period of one month or year for purposes of this Agreement shall be that date of the following month or year corresponding to the starting date, provided that if no corresponding date exists, the measure shall be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1. The parties of this Agreement shall act under this Agreement in good faith. Time shall be of the essence of this Agreement and of any part hereof.

Section 11.10 Entire Agreement. This Agreement and the Related Agreements, including the Schedules, Exhibits, Annexes, documents, certificates and instruments referred to herein and therein, embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and supersede all prior agreements and understandings between the parties with respect thereto.

Section 11.11 Specific Performance.

(a) Each of the parties to this Agreement acknowledges and agrees that the other party to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

(b) Notwithstanding the foregoing or any other provision of this Agreement, including Section 11.11(a) above, the parties hereto acknowledge and agree that Seller shall not be entitled to injunctive relief or to enforce specifically the obligations of Buyer to consummate the transactions contemplated by this Agreement unless (i) all of the conditions set forth in Section 6.01 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at Closing, but each of which is more likely than not to be satisfied by actions taken on the Closing Date), (ii) Buyer fails to complete the Closing by November 30, 2012, and (iii) Seller has irrevocably confirmed to Buyer in writing that if the New Financing were funded then Seller would, assuming all of the conditions set forth in Section 6.02 are satisfied, take such actions that are within its control to cause the Closing to occur. For the avoidance of doubt, while Seller may pursue (and plead in the alternative) both a grant of specific performance as expressly permitted by this Section 11.11 and payment of the Termination Fee (only to the extent expressly permitted by Section 11.13(b)), under no circumstances shall Buyer be obligated to both specifically perform the terms of this Agreement and pay the Termination Fee.

Section 11.12 Financing Parties. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any person in any action, suit, proceedings, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Parties (which defined term for the purposes of this provision shall include the Financing Parties and their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives involved in the financing contemplated by the Credit Agreement but excluding Buyer or any of its Affiliates) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within New York City; (b) agrees that, except as specifically set forth in the Credit Agreement or the documents evidencing the financings contemplated by the Credit Agreement, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Parties in any way relating to the Credit Agreement or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller, its stockholders, their Representatives and their respective subsidiaries, Affiliates, directors, officers, employees, agents partners, managers or members shall not have any rights or claims against any Financing Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, or in tort or otherwise and (ii) no Financing Parties shall have any liability (whether in contract, in tort or otherwise) to any of Seller, its stockholders, their Representatives their respective subsidiaries, Affiliates, directors, officers, employees, agents partners, managers or members for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Credit Agreement or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary contained in this Agreement, after the Closing, the Financing Parties shall be third-party beneficiaries of, and shall be entitled to, the protections of this provision.

Section 11.13 Fees and Expenses.

(a) Except as otherwise expressly provided herein, Seller and Buyer shall each bear their own costs and expenses incurred in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby. Prior to the Closing Date, the Operating Subsidiary may pay from its available cash any Transaction Expenses. Buyer shall be responsible for fees, commissions, expenses and reimbursements incurred by or required to be paid to its professional advisors and investment bankers, including those payable to Buyer’s Bankers; and at or after the Closing, Seller (not the Company Group) shall bear (from the Purchase Price payments) and be responsible for the fees, commissions, costs, charges, expenses and reimbursements incurred by or required to be paid to the Company Group’s and Seller’s professional advisors and investment bankers, including those payable to Macquarie.

(b) In the event that this Agreement is terminated by Buyer pursuant to Section 10.01(b)(iii) or Seller pursuant to Section 10.01(c)(iii) due to the failure of the condition set forth in Section 6.01(l) and (i) at the date of such termination all of the conditions set forth in Section 6.01 (other than Section 6.01(l)) have been satisfied or are capable of being satisfied and (ii) upon the request of Buyer, Seller has irrevocably confirmed to Buyer in writing that if the New Financing were funded then Seller would, assuming all of the conditions set forth in Section 6.02 are satisfied, take such actions that are within its control to cause the Closing to occur, then concurrently with such termination, Buyer shall pay Seller by wire transfer of immediately available funds a fee equal to Five Million One Hundred Thousand Dollars ($5.1 million) (the “Termination Fee”).

(c) Buyer and Seller acknowledge and agree that the agreements contained in Section 11.13(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Seller would not enter into this Agreement. Accordingly, if Buyer fails promptly to pay the amount due pursuant to Section 11.13(b), and, in order to obtain such payment, Seller commences a suit that results in a judgment against Buyer for the Termination Fee, Buyer shall pay to Seller its reasonable documented out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee, as the case may be, from the date such payment was required to be made until the date of payment at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

(d) Notwithstanding anything to the contrary in this Agreement, Buyer and Seller expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 11.13, the payment of the Termination Fee shall constitute liquidated damages with respect to any claim for damages or any other claim which Seller would otherwise be entitled to assert against Buyer or its Affiliates with respect to this Agreement and the transactions contemplated hereby and shall constitute the sole and exclusive remedy available to Seller. Buyer and Seller expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any termination of this Agreement in circumstances where the Termination Fee is payable in accordance with Section 11.13, the rights to payment under Section 11.13: (i) constitute a reasonable estimate of the damages that will be suffered by reason of any such proposed or actual termination of this Agreement, and (ii) shall be in full and complete satisfaction of any and all damages arising as a result of the foregoing.

Section 11.14 Certain Conflicts and Waivers. It is acknowledged by each of the parties hereto that Seller, on behalf of itself and the Company Group, has retained various professional advisors (“Seller’s Advisors”), including but not limited to counsel, accountants, actuaries, engineers and environmental consultants to act on behalf of the Company Group in connection with the operations of the Company Group prior to the Closing and/or in connection with the transactions contemplated under this Agreement; provided, however, that Buck Consultants, LLC and PricewaterhouseCoopers LLP shall not be considered “Seller’s Advisors” with respect to the calculation of the Final Pension and Retiree Liability as of the Closing Date pursuant to Section 1.06(b). Buyer hereby agrees that, in the event that a dispute arises after the Closing between the parties hereto, Seller’s Advisors may represent and provide services to Seller in such dispute even though the interests of Seller may be directly adverse to Buyer and the Company Group, and even though Seller’s Advisors may have represented the Company Group in a matter substantially related to such dispute, or may be handling ongoing matters for the Company Group. Buyer further agrees that, as to all communications prior to Closing among Seller and/or the Company Group on the one hand and any of Seller’s counsel on the other hand, the attorney-client privilege and the expectation of client confidence as the same relate or apply to any such communications belongs to Seller and the same may be controlled by Seller and shall not pass to or be claimed by Buyer or the Company Group. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company Group on the one hand and a third party other than Seller, on the other hand, Buyer or the Company Group may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

AGRIFOS HOLDINGS INC.

By:	/s/ Timothy Cotton
	Name:	Timothy Cotton
	Title:	Vice Chairman

RENTECH NITROGEN PARTNERS, L.P.

By:	Rentech Nitrogen GP, LLC
Its General Partner

By:	/s/ Colin M. Morris
	Name:	Colin M. Morris
	Title:	Senior Vice President, General Counsel and Secretary

[Signature Page to MIPA]

ANNEX I

CERTAIN DEFINITIONS

“1998 APA” has the meaning set forth in Section 3.21(k).

“4062(e) Event” has the meaning set forth in Section 3.16(c).

“Actuarial Valuation” means that certain Agrifos Fertilizer L.L.C. Postretirement Welfare Benefit Programs ASC 715-60 Actuarial Valuation as of June 30, 2012 prepared by PricewaterhouseCoopers LLP.

“Additional Indemnity Escrow Account” has the meaning set forth in Section 1.07.

“Additional Indemnity Escrow Amount” has the meaning set forth in Section 1.04(a).

“Adjusted EBITDA” has the meaning set forth in Section 1.08(i)(i).

“Adjusted EBITDA Statement” has the meaning set forth in Section 1.08(a).

“Administrative Agent” means General Electric Capital Corporation in its capacity as administrative agent under Buyer’s credit facility (or any administrative agent or Person acting in a similar capacity under any future credit facility of Buyer), or in the event there is no such credit facility, then Buyer.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. For purposes of this definition, “Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Agrifos SPA” means Agrifos SPA LLC, a Delaware limited liability company.

“Agrifos SPA Interests” has the meaning set forth in Section 3.02(a).

“Allocation Schedule” has the meaning set forth in Section 1.09(b).

“Alternative Dispute Accountant” has the meaning set forth in Section 1.06(c)(iii).

“Another Transaction” means a sale, transfer, merger, reorganization, share exchange, consolidation, business combination or similar disposition involving the Company or any Company Subsidiary, any sale or other disposition of all or a material portion of the assets of the Company Group, or of any equity or voting securities of the Company or any Company Subsidiary (in each case, excluding the spin-off of the Spin-Off Assets in accordance with Section 5.08).

“Assets” means all properties, assets and rights of any kind, whether tangible or intangible, real or personal, owned, leased or licensed by the Company Group or in which the Company Group has any interest whatsoever (in each case, solely to the extent of the Company Group’s interest therein).

“Assignment” has the meaning set forth in Section 2.01(d).

“Audited Balance Sheet” has the meaning set forth in Section 3.07.

“Audited Financial Statements” has the meaning set forth in Section 3.07.

“Base-Line Net Working Capital” means an amount equal to Eleven Million Dollars ($11 million).

“Bloomberg” means Bloomberg Financial Markets or a comparable reporting service of national reputation selected by Buyer and Seller if Bloomberg Financial Markets is not then reporting sales prices of Common Units.

“Bonus Plans” means the Quarterly Bonus Program of the Operating Subsidiary for hourly and non-exempt salaried employees and the Yearly Bonus Program of the Operating Subsidiary for exempt salaried employees and management, excluding David Gutacker, Farouk Chaouni, Timothy Cotton and Margaret R. Smith.

“Business” means (a) the Company Group’s business of developing, marketing, distributing, storing, loading, producing and selling ammonium sulfate, ammonium thiosulfate and sulfuric acid; and (b) any other business conducted by the Company Group as of the date of this Agreement or as of the Closing Date.

“Business Day” means any day, other than a Saturday, Sunday or a day on which banks in Los Angeles, California or New York, New York are authorized or required by law to close.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Accounting Principles” means the accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuations and estimation methodologies) that are used in the preparation of the audited consolidated financial statements of Buyer filed with the SEC.

“Buyer Indemnified Parties” has the meaning set forth in Section 9.02(a).

“Buyer Material Adverse Effect” means a (a) material adverse effect upon the business, assets, condition (financial or otherwise), operating results or Liabilities of Buyer and its Subsidiaries, taken as a whole; provided, however, that the following will not be considered when determining whether a Buyer Material Adverse Effect has occurred: (i) any general social, political or economic condition or event, the effects of which are not specific or unique to Buyer and its Subsidiaries, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (ii) the general condition of the industries in which Buyer and its Subsidiaries operate, including any change in such general industry conditions; or (iii) any change in Law or GAAP or the interpretation thereof, except, in the case of clauses (i) and (ii), to the extent that Buyer and its Subsidiaries, taken as a whole, are disproportionately affected by such condition, event or change as compared to other Persons engaged in the business in which Buyer or its Subsidiaries operate or (b) a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

“Buyer’s Bankers” has the meaning set forth in Section 4.06.

“Cap” has the meaning set forth in Section 9.02(b)(ii).

“Capital Contribution” has the meaning ascribed to such term in the LPA.

“Cash and Cash Equivalents” means, as of a given determination date, without duplication, all cash and all cash equivalents as determined in accordance with GAAP.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, 42 U.S.C. §9601 et seq.

“Claim” means any claim, demand, assessment, or cause of action.

“Claim Settlement Agreement” has the meaning set forth in Section 9.07(f).

“Closing” has the meaning set forth in Section 7.01.

“Closing Addition” has the meaning set forth in Section 1.06(a).

“Closing Balance Sheet” means the balance sheet of the Company Group as of immediately prior to the Closing, as prepared in accordance with Section 1.06.

“Closing Date” has the meaning set forth in Section 7.01.

“Closing Date Bonus FICA” means the employer’s share of FICA and Medicare Taxes imposed under the Code and any comparable state and local Taxes on the payment of the Estimated Closing Date Bonuses, as set forth on Schedule 8.06.

“Closing Date Bonus Payment” means a fixed amount representing all Estimated Closing Date Bonuses calculated assuming a Closing Date of October 31, 2012, as set forth on Schedule 8.06; provided, however, that if the Closing Date occurs after October 31, 2012, Buyer and Seller shall, within three (3) Business Days prior to such later Closing Date, adjust the Estimated Closing Date Bonuses set forth on Schedule 8.06 in good faith to reflect the higher Plant Bonus Liability amount, if necessary, that would be payable on such later Closing Date based upon the methodology historically used by the Operating Subsidiary to determine bonuses under the Bonus Plans.

“Closing Reduction” has the meaning set forth in Section 1.06(a).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” means common units representing limited partnership interests in Buyer.

“Company” has the meaning set forth in the Summary of Transaction.

“Company Accounting Principles” means the accounting methods, practices, principles, policies and procedures (with consistent classifications, judgments and valuations and estimation methodologies) that were used in the preparation of the Audited Financial Statements, the significant terms of which are as set forth in Schedule 1.06(a) and Schedule 1.08(a), as applicable.

“Company Debt” means (a) all Liabilities or obligations of the Company Group to any Person for borrowed money (excluding accounts payable and other normal trade obligations incurred in the ordinary course of business), (b) any other Liabilities or obligations owed by the Company Group under any credit agreement or facility, or evidenced by any note, bond, debenture or other debt security or instrument made or issued by the Company Group, (c) all Liabilities or obligations of the Company Group under interest rate cap, swap, collar or similar transactions or currency or commodity hedging transactions (valued at the termination value thereof), (d) all letters of credit or performance bonds issued for the account of the Company Group, (e) all guarantees and keepwell arrangements of the Company Group of any indebtedness of the type described in this definition of any other Person, (f) all Liabilities or obligations of the Company Group arising from bank overdrafts, and (g) all interest, premium, prepayment penalties, fees or any defeasance or other costs or expenses payable in respect of any of the foregoing as if it were paid or satisfied in full as of immediately prior to the Closing.

“Company Financial Statements” has the meaning set forth in Section 3.07.

“Company Group” means the Company and Company Subsidiaries. Each reference to the “Company Group” herein shall refer to each member of the Company Group individually and to the Company Group collectively.

“Company Group Closing Payment” has the meaning set forth in Section 1.04(e).

“Company Group Information” has the meaning set forth in Section 5.10(a).

“Company Group Material Adverse Effect” mean (a) a material adverse effect upon the Business, assets, condition (financial or otherwise), operating results or Liabilities of the Company Group, taken as a whole; provided, however, that the following will not be considered when determining whether a Company Group Material Adverse Effect has occurred: (i) any general social, political or economic condition or event, the effects of which are not specific or unique to the Company Group, including stock market fluctuations, exchange rate fluctuations, acts of war or terrorism, or the consequences of the foregoing; (ii) the general condition of the fertilizer or sulfuric acid industries, including any change in such general industry conditions; or (iii) any change in Law or GAAP or the interpretation thereof, except, in the case of clauses (i) and (ii), to the extent that the Company Group is disproportionately affected by such condition, event or change as compared to other Persons engaged in the business in which the Company

Group operates or (b) a material adverse effect on Seller’s ability to consummate the transactions contemplated hereby.

“Company Subsidiaries” means the Operating Subsidiary and Agrifos SPA, collectively. Each reference to the “Company Subsidiaries” herein shall refer to each of the Company Subsidiaries individually and to the Company Subsidiaries collectively.

“Constitutional Documents” means the documents by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Constitutional Documents” (a) of a limited liability company are its Certificate of Formation and Limited Liability Company Agreement and (b) of a corporation are its Certificate of Incorporation and Bylaws.

“Contract” means any loan or credit agreement, note, bond, mortgage, indenture, lease, sublease, purchase order, commitment or other contract or agreement, whether written or oral, including all amendments, modifications or supplements thereto.

“Converter Replacement” has the meaning set forth in Section 1.08(i)(ii)(DD).

“Credit Agreement” has the meaning set forth in Section 4.05.

“Deductible” has the meaning set forth in Section 9.02(b)(i).

“Dispute Accountants” means the Houston offices of BDO USA, LLP, so long as neither Buyer nor Seller (or any of their respective Affiliates) has a relationship with the Houston offices of BDO USA, LLP. In the event that Buyer, Seller, or any of their respective Affiliates has a relationship with BDO USA, LLP, then Buyer and Seller shall mutually select an Alternative Dispute Accountant.

“Distributor” has the meaning set forth in Section 3.24.

“Earn-out Period” means the two year period commencing January 1, 2013 and ending December 31, 2014.

“Edwards Agreement” means that certain Consulting Agreement between Agrifos Fertilizer, L.L.C and Thomas Edwards, dated October 31, 2012.

“Edwards Severance Amount” means the “Severance” as defined in the Edwards Agreement.

“Employee Plan” has the meaning set forth in Section 3.16(a).

“Encumbrances” means any security interests, mortgages, deeds of trust, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, rights of way, options, rights of first refusal, voting (including any proxy) or transfer agreements, grants of power to confess judgment, conditional sales and title retention agreements (including any lease in the nature thereof) and all other encumbrances, whether or not relating to the extension of credit or the borrowing of money.

“Enforceability Limitations” means (a) applicable Law limiting indemnification or contribution provisions, (b) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, (c) general equitable principles (including principles of reasonableness, good faith and fair dealing) regardless of whether enforcement is sought in equity or at law, or (d) provisions that restrict competition.

“Environmental Claim” means any Claim, Proceeding, obligation, notice of violation, consent order, consent decree, investigation or written notice by any Person alleging potential liability or responsibility arising out of, based on or resulting from (a) the presence or Release of any Substances, (b) the Handling of Substances, or (c) any violation or alleged violation of any Environmental Law.

“Environmental Laws” means all Laws relating to or addressing: (a) protection of the environment, including related to pollution, contamination, cleanup, preservation or restoration of the environment, and reclamation; (b) health, safety or security, including occupational safety and the exposure of employees and other persons to any Substances; (c) any Release or threatened Release of any Substance, including investigation, monitoring, clean up, removal, treatment, or any other action to address such Release of any Substance or threatened Release; and (d) the Handling of Substances, including the Solid Waste Disposal Act, as amended, 42 U.S.C. §6901, et seq., the Clean Air Act, as amended, 42 U.S.C. §7401 et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1251 et seq., the Emergency Planning and Community Right-to-Know Act, as amended, 42 U.S.C. §11001 et seq., CERCLA, the Hazardous Materials Transportation Uniform Safety Act, as amended, 49 U.S.C. §1804 et seq., the Occupational, Health, and Safety Act of 1970, as amended, 29 USC § 651 et seq., the Maritime Transportation Security Act of 2002, as amended, Pub. L. 107-295, 116 Stat. 2064, the regulations promulgated thereunder, and any similar environmental Laws and other requirements having the force or effect of Law, and all Orders issued or promulgated thereunder.

“EPA Penalty Amount 1” means the penalty amount of Three Hundred Eighty Five Thousand Dollars ($385,000) payable by the Operating Subsidiary under Section V.11 of the USEPA Region 6, Settlement Agreement and Administrative Order on Consent for Recovery of Past Response Costs, Proceeding under Section 122(h)(1) of CERCLA 42 U.S.C. § 9622(h)(1), In the Matter of: Agrifos Phosphoric Acid Release Site Pasadena, Harris County, Texas.

“EPA Penalty Amount 2” means the approximately $1.08 million remaining penalty amount payable by the Operating Subsidiary pursuant to the Consent Agreement and Final Order, in the matter of The Operating Subsidiary, EPA Docket Nos. RCRA-06-2011-0960 and CAA-06-2011-3317, effective as of December 7, 2011.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that is (or at any relevant time was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, such entity under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Deductible” has the meaning set forth in Section 9.02(b)(i).

“Escrow Accounts” has the meaning set forth in Section 1.07.

“Escrow Agent” has the meaning set forth in Section 1.04(a).

“Escrow Agreement” has the meaning set forth in Section 1.04(a).

“Escrow Funds” means the undistributed portion of the Price Adjustment Escrow Amount, the General Indemnity Escrow Amount, the Additional Indemnity Escrow Amount, the Sales and Use Tax Indemnity Escrow Amount and Escrow Income.

“Escrow Income” means interest and proceeds (including, as applicable, distributions with respect to escrowed Common Units) earned on the Price Adjustment Escrow Amount, the General Indemnity Escrow Amount, the Additional Indemnity Escrow Amount and the Sales and Use Tax Escrow Amount.

“Estimated Cash and Cash Equivalents” means the estimated Cash and Cash Equivalents of the Company Group of immediately prior to the Closing, as set forth in the Estimated Cash and Cash Equivalents Statement to be delivered by Seller pursuant to Section 1.03(c).

“Estimated Cash and Cash Equivalents Statement” has the meaning set forth in Section 1.03(c).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 1.03(d).

“Estimated Closing Date Bonus” has the meaning set forth in Section 8.06.

“Estimated Closing Date Indebtedness” means the estimated Company Debt as of immediately prior to the Closing, as set forth in the Payoff Letters and the Loan Payoff Statement to be delivered by Seller pursuant to Section 1.03(a) or derived from the Estimated Closing Balance Sheet to be delivered by Seller pursuant to Section 1.06(a).

“Estimated Net Working Capital” means the estimated Net Working Capital of the Company Group as of immediately prior to the Closing, as derived from the Estimated Closing Balance Sheet to be delivered by Seller pursuant to Section 1.06(a). For purposes of the “Estimated Net Working Capital”, the amount of accounts receivable, trade, relating to Provisional Sales of ammonium sulfate shall be calculated according to the Provisional Sales Prices of such Provisional Sales, as derived from the Provisional Sales Statement to be delivered by Seller pursuant to Section 1.03(d).

“Estimated Pension and Retiree Liability” means an amount equal to the sum of (a) $816,231 for the estimated pension liability and (b) $869,852 for the estimated retirement benefit liability.

“Estimated Transaction Expense Statement” has the meaning set forth in Section 1.03(b).

“Estimated Transaction Expenses” means the estimated Transaction Expenses as of the Closing Date, as set forth in the Estimated Transaction Expense Statement to be delivered by Seller pursuant to Section 1.03(b).

“Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, and the rules and regulations promulgated thereunder.

“Existing Gypsum Stacks” has the meaning set forth in the 1998 APA.

“ExxonMobil” means Exxon Mobil Corporation, a New Jersey corporation.

“Facility” means any real property or facility owned, leased, operated or used at any time by the Company Group or any predecessor to the Company Group, including the Real Property.

“Family Member” with respect to a person means (a) such person’s spouse, parents, grandparents, children, grandchildren, siblings, nieces and nephews (in each case whether adoptive or biological), and (b) spouses of such person’s children, grandchildren, siblings, nieces and nephews (in each case whether adoptive or biological).

“Final Cash and Cash Equivalents” means the final Cash and Cash Equivalents of the Company Group as of immediately prior to the Closing, as determined pursuant to Section 1.06(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(c).

“Final Closing Balance Sheet” has the meaning set forth in Section 1.06(b).

“Final Closing Date Indebtedness” means the final Company Debt as of immediately prior to the Closing, as determined pursuant to Section 1.06(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(c).

“Final Net Working Capital” means the final Net Working Capital of the Company Group as of immediately prior to the Closing, as determined pursuant to Section 1.06(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(c). For purposes of the “Final Net Working Capital,” the amount of accounts receivable, trade, relating to sales of ammonium sulfate that were Provisional Sales prior to Closing shall be calculated (a) using the Final Sales Price of the Final Sales first made by IOC after Closing from the warehouse locations corresponding to the warehouse location of each such Provisional Sale, and (b) to the extent there are not sufficient such Final Sales to cover all such Provisional Sales, then the Final Sales Price of the most recent Final Sale by IOC from such warehouse location, without regard to whether such sale occurred prior or subsequent to the Closing Date.

“Final Pension and Retiree Liability” means the final Pension and Retiree Liability of the Company Group as of immediately prior to the Closing, as determined pursuant to Section 1.06(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(b).

“Final Sale” means a sale of ammonium sulfate made by the Operating Subsidiary to IOC the sales price of which has been finally determined and actually paid to the Operating Subsidiary under the IOC Agreement.

“Final Sales Price” means the actual sales price of a Final Sale, net of all applicable fees and expenses, under the IOC Agreement.

“Final Sales Statement” has the meaning set forth in Section 1.06(b).

“Final Transaction Expenses” means the final Transaction Expenses, as determined pursuant to Section 1.06(b), which has become final, conclusive and binding upon the parties in accordance with the provisions of Section 1.06(c).

“Financial Statements” has the meaning set forth in Section 1.08(a).

“Financing Parties” has the meaning set forth in Section 5.10(a).

“Fundamental Representations” has the meaning set forth in Section 9.01.

“Fundamental Transaction” has the meaning set forth in Section 1.08(h)(i).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Indemnity Escrow Account” has the meaning set forth in Section 1.07.

“General Indemnity Escrow Amount” has the meaning set forth in Section 1.04(a).

“General Partner” means Rentech Nitrogen GP, LLC, a Delaware limited liability company.

“Governmental Entity” means any Federal, state, local or foreign political subdivision, court, tribunal, judicial or arbitral body, administrative agency, board, bureau, commission or department or other governmental authority or instrumentality.

“Gutacker Employment Agreement” means that certain Employment Agreement entered into by and between Agrifos Fertilizer L.L.C. and David Gutacker as amended through October 31, 2012.

“Gutacker Closing Payment” means the “Closing Payment” as defined in the Gutacker Employment Agreement.

“Gutacker Employment Release Payment” means the “Employment Release Payment” as defined in the Gutacker Employment Agreement.

“Gyp Stack Closing Liability” means any obligation to close the gypsum stacks at the Facility under (a) applicable Law; (b) the 1998 APA; (c) the USEPA Region 6, Complaint and Consent Agreement and Final Order, Docket No. RCRA-06-2010-1101, In re: ExxonMobil Oil Corporation, Filed September 27, 2010, as and if amended; or (d) the USEPA, RCRA Section

7003 Administrative Order on Consent, In re: Agrifos Fertilizer Inc. and ExxonMobil Oil Corporation, EPA Docket No. RCRA-06-2007-0919, Filed March 28, 2008, as amended; provided that to the extent that the Orders referenced in subsections (c) and (d) above (as amended, modified, supplemented or superseded), or similar Orders relating to the subject matter thereof, are in effect, such Orders (even if the requirements thereunder are narrower than applicable Law) will control the closure of the Existing Gypsum Stacks at the Facility.

“Gypsum Stack 1” means gypsum stack 1 at the Facility as shown in the aerial photography attached hereto as Schedule A-I.

“Handling of Substances” means the production, use, reuse, generation, Release, storage, treatment, formulation, processing, labeling, distribution, introduction into commerce, registration, transportation, reclamation, recycling, disposal, arranging for disposal, discharge or other handling or disposition of Substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Improvements” means for any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by the Company Group and used in, on, or at such Real Property; all heating, ventilating, air conditioning, mechanical, electrical, and other plumbing systems; roof; structure; loading docks, parking lots, garages, and other facilities serving any such buildings; landscaping and site improvements; construction work in progress; and building materials to be used in such construction work.

“Indemnified Party” has the meaning set forth in Section 9.07(a).

“Indemnifying Party” has the meaning set forth in Section 9.07(a).

“Initial Additional Indemnity Cash Amount” has the meaning set forth in Section 1.04(a).

“Initial Cash Purchase Price” has the meaning set forth in Section 1.02.

“Initial Equity Purchase Price” has the meaning set forth in Section 1.02.

“Initial Purchase Price” has the meaning set forth in Section 1.02.

“Initial Seller Cash Payment” has the meaning set forth in Section 1.04(f).

“Intellectual Property Rights” means all intellectual property and other similar proprietary rights in any jurisdiction whether registered or unregistered, whether owned or held for use under license, including all rights and interests pertaining to or deriving from (a) patents and patent applications, designs, inventions, discoveries and improvements; (b) trademarks, tradenames, servicemarks, trade dress, service names, logos and designs and other indications of origin, together with all goodwill associated therewith, and all applications and registrations in connection therewith; (c) domain names, websites, internet addresses and any registrations, of, applications to register, and renewals and extensions thereof; (d) copyrights and copyright rights, whether in published or unpublished works and whether in digital or print media, and all applications and registrations in connection therewith; (e) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory Law and common law), business, technical and know-how information, proprietary processes and formulae, franchises, licenses, inventions, all documentation and media constituting, describing or relating to the foregoing, including Software, and all rights to limit the use or disclosure thereof; (f) all other intellectual and proprietary rights, of every kind and nature throughout the world and however designated in all media in existence now or hereafter developed (including without limitation, moral rights, character rights, publicity rights, privacy rights and “rental” rights), whether arising by operation of law, contract, license or otherwise, and (g) all rights to sue or otherwise claim for past, present or future infringement or unauthorized use or disclosure or breach of any of the foregoing.

“Intercompany Notes” means those promissory notes issued in favor of the Operating Subsidiary as set forth in item 2 on Schedule 3.04.

“Interests” has the meaning set forth in the Summary of Transaction.

“Inventory” means all of the inventory held by the Company Group for resale, and all of the Company Group’s fuel, raw materials, works in process, finished products and supply and packaging items, and similar items, in each case wherever the same may be located.

“IOC” means Interoceanic Corporation, a New York corporation.

“IOC Agreement” means the Marketing Agreement dated as of March 22, 2011 by and between IOC and the Operating Subsidiary.

“IRS” means the United States Internal Revenue Service.

“Jones Property” means that certain real property more particularly described on Exhibit O.

“Key Personnel” means Farouk Chaouni, Timothy Cotton, Margaret R. Smith, David Gutacker and Tom Edwards.

“Key Personnel Employment Agreements” means the employment agreements by and between the Operating Subsidiary and each of Farouk Chaouni, Timothy Cotton, Margaret R. Smith, David Gutacker and Tom Edwards, in each case, as amended.

“Knowledge” means, with respect to Seller, the actual knowledge of any of Farouk Chaouni, Timothy Cotton, Margaret R. Smith, David Gutacker, Hamza Slimani, Jim Gomez, Roger Johnson or Tom Edwards, in each case, after reasonable inquiry.

“Law” means any federal, state, local or foreign law, statute, ordinance, code, decree, treaty, rule, rule of common law, policy, guidance, directive or regulation or Order of any Governmental Entity and all other provisions having the force or effect of law.

“Lenders” has the meaning set forth in Section 4.05.

“Liability” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due, regardless of when asserted.

“License Agreements” has the meaning set forth in Section 3.12(c).

“Loan Pay-Off Statement” has the meaning set forth in Section 1.03(a).

“Lock-Up Period” means in the case of the Common Units issued at Closing, the period of 180 days following the Closing Date.

“Losses” means any and all losses, damages, Liabilities, costs and expenses (including reasonable attorneys’ or accountants’ fees and reasonable expenses incurred in investigating, preparing for, defending, avoiding or settling any Proceeding), diminution in value, assessments, deficiencies, fines, penalties, obligations, payments (including those arising out of settlement, judgment or compromise relating to any Proceeding) or Taxes (including interest or penalties thereon).

“LPA” means the Third Amended and Restated Agreement of Limited Partnership of Rentech Nitrogen Partners, L.P. in the form of Exhibit K to be entered into on the Closing Date.

“Macquarie” has the meaning set forth in Section 3.23.

“Material Contract” has the meaning set forth in Section 3.17(a).

“Net Agreed Value” has the meaning ascribed to such term in the LPA.

“Net Working Capital” means (a) the sum of (i) accounts receivable, trade; (ii) other receivables, net; (iii) inventories, net (excluding phosphate rock and diammonium phosphate inventory); (iv) prepaid expenses and other current assets (excluding note receivables); and (v) the current portion of the deferred income tax asset; less (b) the sum of (i) accounts payable; (ii) accrued expenses (excluding accrued expenses for real estate taxes on the Jones Property); (iii) note payable; and (iv) income tax payable and other liabilities (including EPA Penalty Amount 1). For the avoidance of doubt, “Net Working Capital” shall not include Cash and Cash Equivalents, Company Debt, Transaction Expenses, Pension and Retiree Liability, Plant Bonus Liability, the Sales and Use Tax Liability for 2008 and EPA Penalty Amount 2.

“New Financing” has the meaning set forth in Section 4.05.

“non-electing unit” has the meaning set forth in Section 1.08(h).

“NORM” means naturally occurring radioactive material.

“Notice of Claim” has the meaning set forth in Section 9.07(e).

“NYSE” means the New York Stock Exchange.

“Operating Subsidiary” means Agrifos Fertilizer L.L.C., a Delaware limited liability company.

“Operating Subsidiary Interests” has the meaning set forth in Section 3.02(a).

“Orders” means judgments, writs, decrees, directives, rulings, compliance agreements, injunctions, awards, assessments, writs, stipulations, determination of awards, settlement agreements or orders of any Governmental Entity or arbitrator.

“Payoff Amount” means the aggregate amount payable as of the Closing Date to pay off and satisfy in full all Company Debt (except as set forth in Section 3.08(b)) outstanding as of the Closing Date.

“Payoff Indebtedness” has the meaning set forth in Section 6.01(j).

“Payoff Letter” means one or more payoff letters with respect to the Payoff Indebtedness which shall state that (a) if the party delivering such Payoff Letter is an agent for the lenders under the Payoff Indebtedness, that it is acting in its capacity as agent for such lenders, (b) upon the payment of that portion of the Payoff Amount set forth in such Payoff Letter by the time and date specified in the Payoff Letter (plus any per diem amounts that may increase that portion of the Payoff Amount set forth therein), the Company Group shall have satisfied all obligations to the applicable lender or lenders under the documents governing the Payoff Indebtedness (other than breakage costs which may be invoiced at a later date and expense reimbursement and indemnification obligations which are not yet due and payable and survive the termination of the applicable loan documents), (c) all commitments of the lenders under the applicable Payoff Indebtedness have been terminated in full, (d) all guarantees and liens granted under the Payoff Indebtedness, if any, shall have been or, upon the disbursement of the relevant portion of the Payoff Amount in accordance with the instructions in the applicable Payoff Letter shall be, discharged and released in their entirety, and (e) each applicable lender or its agent agrees to deliver all lien releases or other documents reasonably requested by Buyer or any lender to Buyer to evidence the releases referred to in clause (d).

“PBGC” has the meaning set forth in Section 3.16(c).

“Pension and Retiree Liability” means an amount equal to the sum of (a) the Pension Underfunding, plus (b) the Retiree Obligation.

“Pension Plan” has the meaning set forth in Section 3.16(b).

“Pension Reports” means that certain pension valuation report of the Operating Subsidiary dated March 6, 2012 and that certain pension valuation report of Agrifos Mining dated March 1, 2012, in each case prepared by Buck Consultants, LLC.

“Pension Underfunding” means the absolute value of the difference obtained by subtracting (a) the aggregate projected benefit obligations under the Pension Plans, minus (b) the fair market value of the assets held in trust under the Pension Plans, in each case, determined by PricewaterhouseCoopers LLP as of the Closing Date using actuarial assumptions and methodologies consistent with those used in the most recent actuarial valuation of the Pension Plans prior to the Closing Date.

“Percentage Interest” has the meaning ascribed to such term in the LPA.

“Permits” means all permits, licenses, authorizations, registrations, franchises, approvals, certificates, consents, exemptions, approvals, variances and similar rights obtained, or required to be obtained, from Governmental Entities or pursuant to any Law.

“Permitted Encumbrances” means: (a) carriers’, warehousemen’s, mechanic’s, materialman’s or similar liens arising in the ordinary course of business or with respect to amounts that are not yet due and payable or that are being diligently contested in good faith (and, to the extent being contested, for which adequate reserves have been recorded in the Financial Statements); (b) restrictions on the transferability of securities arising under applicable securities laws; (c) workers or unemployment compensation liens arising in the ordinary course of business of the Company Group (for which adequate reserves have been recorded in the Financial Statements); (d) Encumbrances for Taxes or assessments or other governmental charges which are not yet due and payable or that are being contested in good faith (and, to the extent being contested, for which adequate reserves have been recorded in the Financial Statements); or (e) minor imperfections of title, conditions, easements and reservations of rights, rights of way, building, zoning and other similar encumbrances or title defects, the existence of which do not materially impair the operation of the Company Group’s business in the ordinary course.

“Permitted Transferee” means (a) any of the shareholders of Seller or their Family Members or any trusts, family limited partnerships or similar entities primarily for the benefit of the shareholders of Seller or their Family Members, or (b) any charitable foundation, trust or other charitable entity; provided, however, that prior to any Common Units being transferred to any such Person there is delivered to Buyer an agreement of such Person to be bound by the provisions of Section 8.02 with respect to the Common Units so transferred in form and substance reasonably satisfactory to Buyer.

“Person” shall be construed broadly and shall include an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or another entity including a Governmental Entity (or any department, agency or political subdivision thereof).

“Phosphate Assets” means the assets of the Company Group, including buildings, structures, Improvements and equipment, that were previously used in the receipt, storage and transfer of phosphate rock and/or production, storage and transfer of phosphoric acid and super phosphoric acid, including but not limited to the reaction, evaporation and filtration systems, as well as the gypsum and filtrate handling systems, but excluding any assets that are used or held for use directly or indirectly as of the Closing Date in the Business.

“Plant Bonus Liability” means an amount equal to the sum of (a) the aggregate bonus amounts that would be payable under the Bonus Plans on the Closing Date based on performance through the Closing Date if bonuses were paid on the Closing Date (and assuming that any continued service requirements and other contingencies related to such pre-Closing period were satisfied as of the Closing Date), plus (b) the employer’s share of FICA and Medicare Taxes imposed under the Code and any comparable state and local Taxes on the payment of the Plant Bonus Liability.

“Post-Closing Addition” has the meaning set forth in Section 1.06(d).

“Post-Closing Reduction” has the meaning set forth in Section 1.06(d).

“Pre-Closing Period” has the meaning set forth in Section 5.01.

“Price Adjustment Escrow Account” has the meaning set forth in Section 1.07.

“Price Adjustment Escrow Amount” has the meaning set forth in Section 1.04(a).

“Proceeding” means any Claim, action, suit, order, hearing, notice, demand letter, request for information, litigation, demand, directive, inquiry or investigation, or any legal, administrative or arbitration proceeding, whether civil, criminal or administrative.

“Provisional Sale” means a sale of ammonium sulfate made by the Operating Subsidiary to IOC under the IOC Agreement the sales price of which has not been finally determined and actually paid to the Operating Subsidiary under the IOC Agreement.

“Provisional Sales Price” means the estimated sales price of a Provisional Sale calculated in accordance with GAAP consistently applied using the Company Accounting Principles; provided, however, that in the event of a conflict between consistency with the Company Accounting Principles and compliance with GAAP, except for the Company Accounting Principles set forth in Schedule 1.06(a), compliance with GAAP shall control.

“Provisional Sales Statement” has the meaning set forth in Section 1.03(d).

“Purchase Price” has the meaning set forth in Section 1.02.

“Real Property” means all real property owned by the Operating Subsidiary in Pasadena, Texas (other than the real property constituting Spin-Off Assets), including any buildings, structures and Improvements thereon or appurtenances thereto.

“Recent Financial Statements” has the meaning set forth in Section 3.07.

“Recent Financial Statements Date” has the meaning set forth in Section 3.07.

“Reduced Cap” has the meaning set forth in Section 9.02(b)(ii).

“Reduction Amounts” has the meaning set forth in Section 9.06(a)(ii).

“Related Agreements” has the meaning set forth in Section 2.01.

“Related Party” has the meaning set forth in Section 3.22.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, pouring, emptying, escaping, dumping, placing, discarding, abandonment, movement or migration of Substances, whether sudden or non-sudden and whether accidental or non-accidental, or any “release”, “emission” or “discharge” as those terms are defined pursuant to any Environmental Law.

“Released Amount” has the meaning set forth in Section 9.04(c).

“Remedial Action” means any remedial or other responsive action or remedy or investigation in connection with any Loss or Liability under or relating to any Environmental Law that is the subject of any claim for indemnification by a Buyer Indemnified Party under this Agreement.

“Representatives” means a party’s Affiliates and the party’s and its Affiliates’ respective board members, officers, employees, legal advisors, accountants, consultants, investment bankers, lenders, potential lenders and other agents and advisors.

“Retiree Obligation” means the absolute value of the Total Accumulated Postretirement Benefit Obligation (as defined in the Actuarial Valuation) for employees of Agrifos Fertilizer, LLC and its Subsidiaries, attributable to service rendered through the Closing Date, determined by PricewaterhouseCoopers LLP as of the Closing Date using actuarial assumptions and methodologies consistent with those used in the Actuarial Valuation.

“Rule 144” has the meaning set forth in Section 8.02(e).

“Sales and Use Tax Indemnity Escrow Account” has the meaning set forth in Section 1.07.

“Sales and Use Tax Indemnity Escrow Amount” has the meaning set forth in Section 1.04(a).

“Sales and Use Tax Audits” means the State of Texas sales and use tax audits of the Company for the years 2005 to 2008 and 2008 to 2011.

“Sales and Use Tax Liability” means (a) any Tax liability arising from the Texas state sales and use tax audit of the Business for years 2005, 2006, 2007 and 2008 for which the Company Group has received a Texas Notification of Audit Results, and (b) any Tax liability of the Company Group, or with respect to any assets of the Company Group, in each case for Texas state sales or use Tax that is attributable to any pre-Closing tax period (including the pre-Closing portion of any Straddle Period), except to the extent such Tax liability is referred to in clause (a) hereof.

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.08.

“Securities Act” has the meaning set forth in Section 8.02(b).

“Seller” has the meaning set forth in the Preamble.

“Seller Indemnified Parties” has the meaning set forth in Section 9.03(a).

“Seller Insurance Policy” has the meaning set forth in Schedule 9.02.

“Seller’s Advisors” has the meaning set forth in Section 11.14.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and including any updates thereto, (b) computer databases and computer compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (d) technology supporting the respective internet site(s), and (e) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Spin-Off Assets” has the meaning set forth in Section 5.02.

“Straddle Period” has the meaning set forth in Section 8.04(d).

“Subsequent Purchaser” has the meaning set forth in Section 1.08(h)(ii).

“Subsidiary” means, when used in reference to any Person, any corporation or other entity of which such Person owns, directly or indirectly, (a) 50% or more of the outstanding shares of stock, other equity interests or voting securities, or (b) outstanding securities having ordinary voting power to elect the majority of the board of directors or other managing body of such corporation or entity.

“Substances” means any wastes, substances, products, pollutants or materials, whether solid, liquid or gaseous, that (a) is or contains asbestos, polychlorinated biphenyls, radioactive materials, oil, petroleum (including any jet fuel or aviation gas) or any breakdown constituents or fraction thereof, or any chemical(s) used for deicing, (b) requires removal, remediation or reporting under, or is otherwise regulated pursuant to, any Environmental Law, or is defined, listed or identified as a “contaminant”, “pollutant”, “toxic substance”, “toxic material”, “hazardous material”, “hazardous waste” or “hazardous substance” or words of similar meaning and regulatory effect thereunder or (c) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous.

“Supplemental Option” has the meaning set forth in Section 1.08(d).

“Supplemental Option Notice” has the meaning set forth in Section 1.08(d).

“Supplemental Payment” has the meaning set forth in Section 1.08(d).

“Supplemental Purchase Price” has the meaning set forth in Section 1.08.

“Supplemental Purchase Price Amounts” means the Supplemental Purchase Price or the Supplemental Payment finally determined to be payable pursuant to Section 1.08.

“Supplemental Redemption Amount” has the meaning set forth in Section 1.08(d).

“Supplemental Unit” means that unit representing a limited partnership interest in Buyer which shall entitle Seller to an amount of Common Units in accordance with the terms set forth herein.

“Tax” or “Taxes” means, with respect to any Person, (a) all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property or windfall profits taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, deposits related thereto, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such Person (if any), and (b) any liability for the payment of any amount of the type described in clause (a) above as a result of (i) being a “transferee” (within the meaning of Section 6901 of the Code or any other applicable Law) of another Person, (ii) being a member of an affiliated, combined or consolidated group (including pursuant to Treasury Regulation Section 1.1502-6 or correlative provisions of State Tax Law) or (iii) a contractual arrangement or otherwise.

“Tax Deductible” has the meaning set forth in Section 9.02(b)(i).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Fee” has the meaning set forth in Section 11.13(b).

“Third-Party Claim” has the meaning set forth in Section 9.07(a).

“Third-Party Claim Notice” has the meaning set forth in Section 9.07(a).

“Title Exceptions” means all Encumbrances and other exceptions to the Operating Subsidiary’s ownership of the subject property listed in the Title Policy.

“Title Policy” or “Title Policies” means owner’s policies of title insurance for any Real Property, issued in each case by a title insurance company licensed to do business in the jurisdiction where such Real Property is located.

“Transaction Compensation” means all transaction, closing, change-in-control, retention or other transaction or transaction-linked bonuses or other compensation, payments or benefits provided by or on behalf of the Company Group prior to the Closing to current or former directors, officers, employees, or consultants of the Company Group (or any beneficiaries thereof) in connection with the transactions contemplated by this Agreement or the Related Agreements, whether payable hereunder or under any other plan, policy or agreement, together with any Taxes incurred or to be incurred by the Company Group in respect thereof; provided however, that (a) any such bonuses, compensation, payments or benefits which are granted or committed to by Buyer after Closing or (b) any amounts that become payable to any employee of the Company Group after the Closing as a result of a termination of employment after the Closing by the Company Group without “cause” or by the employee for “good reason” (each as defined in any applicable agreement existing on the Closing Date between the employee and any member of Company Group), excluding, for purposes of this clause (b), a resignation for “good reason” where the purchase and sale of the Interests under this Agreement alone constitutes “good reason,” shall not be considered Transaction Compensation hereunder. For the avoidance of doubt, “Transaction Compensation” shall include all obligations (other than the obligations of (i) indemnification in accordance with the bylaws or similar governing documents of the Company Group members, (ii) continued coverage under the applicable directors and officers insurance policy or policies and (iii) provision of the right to elect COBRA continuation coverage under any applicable plans) incurred by the Company Group in connection with the termination of the employment of Margaret R. Smith, Timothy Cotton, Farouk Chaouni, David Gutacker and Tom Edwards and of the Key Personnel Employment Agreements (including, without limitation, any obligations, as applicable, to (A) pay or provide severance (if any); (B) pay COBRA premiums; and (C) pay any related employment Taxes payable by the Company Group with respect thereto).

“Transaction Expenses” means all costs, fees, expenses and other amounts incurred or payable by the Company Group related to or arising out of the transactions contemplated by this Agreement or the Related Agreements, or the planning, structuring, negotiating or consummating of the transactions contemplated by this Agreement or the Related Agreements, including without limitation, (a) any Transaction Compensation, and (b) any legal, accounting, financial advisory and other third party advisory or consulting fees and other expenses incurred or payable by the Company Group related to or arising out of the transactions contemplated by this Agreement or the Related Agreements.

“Triggering Event” means the first to occur of the following: (a) the issuance by an environmental consulting firm with phosphogypsum stack experience that is mutually satisfactory to the Administrative Agent and Seller of a report stating that the outstanding costs necessary to complete closure of Gypsum Stack 1 (as required by the Consent Agreement and Final Order issued In the Matter of ExxonMobil Oil Corporation dated September 27, 2010, docket number RCRA 06-2010-1101 (the “2010 CAFO”), as may be amended or supplemented (but not including costs associated with Long-Term Care (as that term is described in Appendix 1, Attachment D, section III of the 2010 CAFO))) are less than or equal to One Million Dollars ($1,000,000.00), where there is no outstanding documentation from ExxonMobil Oil Corporation disputing such closure or holding Buyer or its Subsidiaries responsible for some or all of those closure costs (provided that the disputed amount is greater than or equal to One Million Dollars ($1,000,000.00)); (b) the receipt by Buyer from Seller of a Seller Insurance Policy; (c) the submission by ExxonMobil Oil Corporation of a Financial Assurance estimate for completion of closure of Gypsum Stack 1 (as required by Appendix 2, section II of the 2010 CAFO (but not including costs associated with Long-Term Care (as that term is described in Appendix 1, Attachment D, section III of the 2010 CAFO) of less than Two Million Dollars ($2,000,000.00)), where there is no outstanding documentation from ExxonMobil Oil Corporation disputing such closure or holding Buyer or its Subsidiaries responsible for some or all of those closure costs (provided that the disputed amount is greater than or equal to two Million Dollars ($2,000,000.00)); (d) the certification of closure construction completion signed, dated and sealed by a third party engineer that has been provided to the Texas Commission on

Environmental Quality and the U.S. Environmental Protection Agency as discussed in the 2010 CAFO, Appendix 1, Attachment D, section II.(2), where there is no outstanding documentation from ExxonMobil Oil Corporation disputing such closure or holding Buyer or its Subsidiaries responsible for some or all of those closure costs (provided that the disputed amount is greater than or equal to One Million Dollars ($1,000,000.00)); or (e) the certification by the Texas Commission on Environmental Quality of an official date for termination of operations and closing of Gypsum Stack 1 as discussed in the 2010 CAFO, Appendix 1, Attachment D, section II.(4), where there is no outstanding documentation from ExxonMobil Oil Corporation disputing such closure or holding Buyer or its Subsidiaries responsible for some or all of those closure costs (provided that the disputed amount is greater than or equal to One Million Dollars ($1,000,000.00)).

“Unresolved Indemnification Claim” has the meaning set forth in Section 9.04(b).

“VWAP” means the volume-weighted average sales price for Common Units on the NYSE or other principal trading market where such security is listed or traded as reported by Bloomberg for the thirty (30) consecutive trading days immediately preceding (but not including) the applicable determination date.

“WARN Act” has the meaning set forth in Section 3.15(h).